                                     EXHIBIT 99.4

                                                                        ANNEX B




                         Mirant Americas
                         Generation, Inc.

                         (Formerly operating as Southern Energy
                         North America Generating, Inc.)

                         Independent Market Expert's Report for the
                         MAGI Portfolio of Generating Assets

                         March 12, 2001

                         Mirant Americas
                         Generation, Inc.

                         (Formerly operating as Southern Energy
                         North America Generating, Inc.)

                         Independent Market Expert's Report for the
                         MAGI Portfolio of Generating Assets

                         March 12, 2001




                         COMPANY CONFIDENTIAL

                         (C) PA Consulting Group 2001








                                                             PA Consulting Group
                                                               1881 Ninth Street
         Prepared by:            Todd Filsinger                        Suite 302
                                                                         Boulder
                                                                  Colorado 80302
                                                            Tel: +1 303 449 5515
                                                            Fax: +1 303 443 5684
                                                            www.paconsulting.com


                                                                    Version: 1.0

DISCLAIMER
--------------------------------------------------------------------------------

This report presents the analysis of PA Consulting Group (PA) for the following North American Electric Reliability Council (NERC) regions:

-     PJM -- the Pennsylvania-New Jersey-Maryland Interconnection LLC

- MAIN/ECAR -- Mid-America Interconnected Network/East Central Area Reliability Coordination Agreement

- WSCC-CALIFORNIA -- California (in the Western Systems Coordinating Council region)

- NPCC-NEW YORK -- New York Power Pool (in the Northeast Power Coordinating Council region)

- NPCC-NEPOOL -- New England Power Pool (in the Northeast Power Coordinating Council region)

-     ERCOT -- Electric Reliability Council of Texas.

(i) some information in the report is necessarily based on predictions and estimates of future events and behaviors,

(ii) such predictions or estimates may differ from that which other experts specializing in the electricity industry might present,

(iii) the provision of a report by PA does not obviate the need for potential investors to make further appropriate inquiries as to the accuracy of the information included therein, or to undertake an analysis of their own,

(iv) this report is not intended to be a complete and exhaustive analysis of the subject issues and therefore will not consider some factors that are important to a potential investor's decision making, and

(v) PA and its employees cannot accept liability for loss suffered in consequence of reliance on the report. Nothing in PA's report should be taken as a promise or guarantee as to the occurrence of any future events.

TABLE OF CONTENTS

1.        INTRODUCTION                                                                                                  1-1

          1.1       Background                                                                                          1-1
          1.2       Asset Portfolio Description                                                                         1-1
          1.3       Portfolio Results Summary                                                                           1-1
          1.4       Methodology                                                                                         1-2
          1.5       Report Structure                                                                                    1-2

2.        REGIONAL ANALYSIS                                                                                             2-1

          2.1       Introduction                                                                                        2-1
          2.2       Risk Issues and Sensitivity Cases                                                                   2-1
                    2.2.1      Higher or Lower Fuel Prices                                                              2-1
                    2.2.2      Overbuild                                                                                2-1
                    2.2.3      High Hydro                                                                               2-2
          2.3       Overview of the Regional Markets                                                                    2-2
          2.4       Retail Market Competition                                                                           2-2
          2.5       PJM                                                                                                 2-3
                    2.5.1      Background                                                                               2-3
                    2.5.2      Power Markets                                                                            2-4
                    2.5.3      Market Dynamics                                                                          2-8
                    2.5.4      Transmission System                                                                      2-8
                    2.5.5      Price Forecasts for the PJM Market                                                       2-9
                    2.5.6      Dispatch Curves                                                                         2-11
          2.6       MAIN/ECAR                                                                                          2-12
                    2.6.1      Background                                                                              2-12
                    2.6.2      Power Markets                                                                           2-13
                    2.6.3      Market Dynamics                                                                         2-13
                    2.6.4      Transmission System                                                                     2-14
                    2.6.5      Price Forecasts for the MAIN Market                                                     2-15
                    2.6.6      Dispatch Curves                                                                         2-17
          2.7       WSCC-California                                                                                    2-18
                    2.7.1      Background                                                                              2-18
                    2.7.2      Power Markets                                                                           2-19
                    2.7.3      Market Dynamics                                                                         2-21
                    2.7.4      Transmission System                                                                     2-22
                    2.7.5      Ancillary Services Markets                                                              2-22
                    2.7.6      Price Forecasts for the WSCC-California Market                                          2-23
                    2.7.7      Dispatch Curves                                                                         2-25
          2.8       NPCC-New York                                                                                      2-26
                    2.8.1      Background                                                                              2-26
                    2.8.2      Power Markets                                                                           2-27
                    2.8.3      Market Dynamics                                                                         2-31
                    2.8.4      Transmission System                                                                     2-32
                    2.8.5      Price Forecasts for the New York Market                                                 2-33
                    2.8.6      Dispatch Curves                                                                         2-35
          2.9       NPCC-NEPOOL                                                                                        2-36
                    2.9.1      Background                                                                              2-36
                    2.9.2      Power Markets                                                                           2-37


                                                                                                                         ii

                    2.9.3      Market Dynamics                                                                         2-42
                    2.9.4      Transmission System                                                                     2-42
                    2.9.5      Price Forecasts for the NEPOOL Market                                                   2-43
                    2.9.6      Dispatch Curves                                                                         2-45
          2.10      ERCOT                                                                                              2-46
                    2.10.1     Background                                                                              2-46
                    2.10.2     Power Markets                                                                           2-46
                    2.10.3     Market Dynamics                                                                         2-48
                    2.10.4     Transmission System                                                                     2-48
                    2.10.5     Price Forecasts for the ERCOT Region                                                    2-50
                    2.10.6     Dispatch Curves                                                                         2-52

3.        FORECASTING METHODOLOGY                                                                                       3-1

          3.1       Overview of the PA Valuation Process                                                                3-1
          3.2       Fundamental Analysis                                                                                3-1
          3.3       Volatility Analysis                                                                                 3-2

4.        KEY ASSUMPTIONS                                                                                               4-1

          4.1       Introduction                                                                                        4-1
          4.2       Capacity and Energy Forecasts                                                                       4-1
          4.3       Fuel Prices                                                                                         4-1
                    4.3.1      Natural Gas                                                                              4-1
                    4.3.2      Fuel Oil                                                                                 4-3
                    4.3.3      Coal                                                                                     4-4
          4.4       SO(2)/NOx Emission Costs                                                                            4-5
                    4.4.1      Sulfur Dioxide Emission Costs                                                            4-5
                    4.4.2      Development of NOx Control Costs and Emission Rates                                      4-6
          4.5       Hydroelectric Units                                                                                 4-7
          4.6       Capacity Additions and Retirements                                                                  4-7
          4.7       Financial Assumptions                                                                              4-13
                    4.7.1      Generic Plant Characteristics                                                           4-13
                    4.7.2      Other Expenses                                                                          4-13
                    4.7.3      Economic and Financial Assumptions                                                      4-13

APPENDIX A  HISTORICAL AND PROJECTED ENERGY PRICES


                                                                                                                        iii

1.        INTRODUCTION
--------------------------------------------------------------------------------

1.1       BACKGROUND

PA Consulting Group (PA) was retained by Southern Energy North America Generating, Inc., now operating as Mirant Americas Generation, Inc. (MAGI), to provide an Independent Market Expert Report on behalf of Representative of the Initial Purchasers for MAGI's generating assets located in the following markets: Pennsylvania-New Jersey-Maryland Interconnection LLC (PJM), Mid-America Interconnected Network (MAIN), East Central Area Reliability Coordination Agreement (ECAR), Western Systems Coordinating Council (WSCC) California, New York Power Pool (New York), New England Power Pool (NEPOOL), and Electric Reliability Council of Texas (ERCOT). This report assesses the price projections based on stated assumptions for electric prices in the markets mentioned above and presents the results of PA's analysis.

1.2       ASSET PORTFOLIO DESCRIPTION

The generating facilities total approximately 12,481 MW of generation as summarized in Table 1-1.

  -------------------------------------------------------------

                              TABLE 1-1
                      REGIONAL MARKET LOCATION
                      OF MAGI GENERATING ASSETS

  ---------------------- ------------------ -------------------
                             GENERATING      TOTAL CAPACITY(1)
     REGIONAL MARKET           ASSETS              (MW)
  ---------------------- ------------------ -------------------
  PJM                    Chalk Point              5,154
                         Dickerson
                         Morgantown
                         Potomac River
  ---------------------- ------------------ -------------------
  MAIN/ECAR              Neenah                     824
                         State Line
  ---------------------- ------------------ -------------------
  WSCC-California        Contra Costa             2,963
                         Pittsburg
                         Potrero
  ---------------------- ------------------ -------------------
  NPCC-New York          Bowline                  1,764
                         Grahamsville
                         Hilburn
                         Lovett
                         Mongaup
                         Rio
                         Shoemaker
                         Swinging Bridge
  ---------------------- ------------------ -------------------
  NPCC-NEPOOL            Canal                    1,232
                         Kendall
                         WF Wyman
  ---------------------- ------------------ -------------------
  ERCOT                  Bosque(2)                  544
  ---------------------- ------------------ -------------------
  (1) Based on summer capacity ratings provided by R.W.
  Beck, Inc.

  (2) Includes 236 MW which is under construction and expected to be completed in June 2001.
  -------------------------------------------------------------


1.3       PORTFOLIO RESULTS SUMMARY

PA modeled the generation asset portfolio under five scenarios: base case, high and low fuel cases, PJM and NPCC generation overbuild, and above normal hydro conditions for California. The base case is constructed using generation and load growth data stated in the EIA Form 411s combined with PA's merchant plant and in-house fuel forecast. These assumptions and other key drivers are described in detail in Chapter 4. The high fuel case assumes that gas costs based upon the 2001 NYMEX futures are extended throughout the study period and the low fuel case assumes a $0.50/MMBtu reduction from the base case in 2001, and then follows the same escalation as the base case 2001 price with no change to escalation. The generation overbuild case assumes that 7,280 MW of excess capacity is constructed in the Northeast markets in 2004, 4,160 MW of which is in PJM. In the high-hydro case it is assumed that hydro generation in WSCC is approximately 20% higher than the base case for 2001 to 2004.

A summary of the total revenues for the base case is shown in Figure 1-1.


                                   FIGURE 1-1
                    SUMMARY OF TOTAL REVENUES(1) ($ BILLIONS)

                                    [GRAPH]

                                     [KEY]

(1) Revenues do not reflect the effect of contracts with the exception of Reliability-Must-Run contracts in California.


                                                                             1-1

Figure 1-2 shows the proportion of projected revenues from each region averaged over 20 years. Total projected revenues for all of MAGI's assets for each sensitivity case for the period 2002-2020 are compared in Figure 1-3.

1.4       METHODOLOGY

PA employs its proprietary market valuation process, MVP(SM), to estimate the value of electric generation units based upon the level of energy prices and their volatility. MVP(SM) is a three-step process. The first step is to conduct a "fundamental analysis" to examine how the LEVEL of prices responds to changes in the fundamental drivers of supply and demand. The fundamental analysis is conducted with a production-cost model that provides insights into the basic market drivers: fuel prices, demand, entry, and exit. The second step utilizes the results of the fundamental analysis to derive a "REAL MARKET" price shape from the fundamental price levels. This step also characterizes the hourly volatility in the fundamental prices. The third step examines how a generation unit responds to those prices and derives value from operational decisions. Through the three-step process MVP(SM) integrates the fundamental and volatility approaches to create a better estimate of the value of a generating unit by accounting for volatility effects and changes in the fundamental drivers of electricity prices. The WSCC, New York, NEPOOL, and PJM markets are modeled using the MVP(SM) method. The ERCOT, ECAR, and MAIN regions are modeled using the fundamental analysis due to the nature of the assets and their contractual arrangements.

1.5       REPORT STRUCTURE

Chapter 2 contains a discussion of each of the relevant generation markets organized by NERC transmission regions and subregions. Each market discussion includes an overview of the market with a discussion of the current generation mix and a summary of PA's fundamental load and generation requirements forecast for the period of 2001-2020. The forecasts of energy prices and capacity compensation for the base case as well as associated sensitivity cases are provided. Dispatch curves are provided for 2001 and 2010. These curves illustrate the marginal cost of the last generator for the given load shown on the horizontal axis. The location of the assets in the generating portfolio are identified on the curves.


                                   FIGURE 1-2
                       AVERAGE TOTAL REVENUES (2001-2020)


                                    [GRAPH]



                                   FIGURE 1-3
                            SUMMARY OF TOTAL REVENUES
                      FOR SENSITIVITY CASES(1) ($ BILLIONS)


                                    [GRAPH]

                                     [KEY]

(1) Revenues do not reflect the effect of contracts with the exception of Reliability-Must-Run contracts in California.


                                                                             1-2

Chapter 3 reviews the methodology used to develop the forecasts presented in Chapter 2. Key assumptions that drive the forecast results are provided in Chapter 4.


                                                                             1-3

2.        REGIONAL ANALYSIS
--------------------------------------------------------------------------------

2.1       INTRODUCTION

Over the past two decades, the structure of the electric power industry has been dramatically changed by the emergence of a networked industry. A market trend that has paralleled the integration of the transmission network is the introduction of wholesale and retail competition in formerly regulated markets. These market developments have added new dimensions to the risk of owning and operating generation plants. This chapter describes the relevant wholesale competitive markets and the results from the regions where the MAGI assets are located. One mechanism for understanding risk is to examine how market prices and generation requirements could change under different scenarios. These scenarios, termed sensitivity cases, are described in this chapter as well as their effect on the projected market power prices.

The regions analyzed in this chapter include:

-    PJM
-    MAIN/ECAR
-    WSCC-California
-    NPCC-New York
-    NPCC-NEPOOL
-    ERCOT.

2.2       RISK ISSUES AND SENSITIVITY CASES

Analysis of possible variances in fundamental variables is essential when forecasting market prices in the United States today. Initially a base case was developed for each region using the assumptions outlined in Chapter 4. The base case is not defined as the most likely case. Four sensitivity cases were then developed to aid in understanding some of the downside risks of operating generation assets. The cases presented herein are:

-    HIGH FUEL: an upward shift in prices of oil and gas
-    LOW FUEL: a downward shift in prices of oil and gas
- OVERBUILD: the potential for generation capacity overbuild in the Northeast region resulting from market over exuberance
- HIGH HYDRO: the possibility of surplus energy and capacity resulting from above average hydro conditions in the WSCC region.

These variances from the base case influence the resulting projections of market price forecasts and subsequent valuation of generation plants. More detailed descriptions of each of these sensitivity cases analyzed by PA are provided below. It should be noted that the level of the sensitivities can vary and that there are other areas that can vary in the forecast including, but not limited to: demand forecasts, new entrant technologies and construction costs, environmental costs and regulatory structures.

2.2.1     HIGHER OR LOWER FUEL PRICES

Currently the markets are experiencing high natural gas and fuel oil prices. There has also been a tremendous amount of volatility in prices over the past couple of years. Three years ago gas prices were around $2.00/MMBtu, whereas this year they have exceeded $8.00/MMBtu. As a result of the fluctuation in prices, PA created cases for the possibility of higher or lower fuel prices with an increase or decrease of fuel prices. The high fuel case assumed that the 2001 NYMEX futures prices for gas and oil were held constant, on a real basis, for the study period. The low fuel price assumed a $0.50/MMBtu reduction from the base case in 2001 for gas and oil with the same real escalation rates used in the base case.

2.2.2     OVERBUILD

PA's forecast of market prices is based upon long-run economic equilibrium. While this is a reasonable assumption, actual markets may not follow economic equilibrium. Many capital intensive industries have shown cycling returns, where high returns are followed by excess entry resulting in low returns. These low returns are followed by a disincentive to invest which results in high returns. While such cycling is often a characteristic of commodity markets, these markets are, in general, attempting to adjust to a level commensurate with economic equilibrium - that is, they cycle around the price level suggested by economic equilibrium.

PA constructed an overbuild case in the Northeast where excess entry is presumed in order to explore the adverse economic implications of such "disequilibrium" conditions. The Northeast was selected as PJM and NPCC make up almost 75% of the forecasted portfolio revenues (see Figure 1-2). For purposes of this case, excess entry is presumed to occur early in the study period in the Northeast markets. In the development of this case, PA assumed an additional 2,080 MW and 4,160 MW of


                                                                             2-1
new capacity in 2004 in New York and PJM respectively. New England exceeds the target reserve margins in the base case; however, an additional 1,040 MW of capacity was added in 2004. Subsequent to this period of capacity abundance, as the regions experience load growth, we assume the markets eventually return to economic equilibrium.

2.2.3     HIGH HYDRO

The hydro case was conducted for the WSCC region. During the assumed high hydro years, the amount of hydro energy available is significantly higher, depressing capacity and energy prices. In the high hydro sensitivity analysis, we increase hydro generation from existing hydro capacity by approximately 20% for the years 2001 to 2004.

2.3       OVERVIEW OF THE REGIONAL MARKETS

Competition and deregulation is progressing piecemeal in the United States and there are significant differences between regions. These differences are largely due to the division of authority over various aspects of the electric power industry between state and federal legislative and regulatory bodies. Competition in the wholesale markets is, in part, defined and shaped by the North American Electric Reliability Council (NERC) regions. There are nine major regions. WSCC, the biggest geographic region, is subdivided into four regions. In the Northeast, the NPCC region is subdivided into two regions (New York and NEPOOL). Figure 2-1 shows the boundaries of the major regions, along with MAGI's generation capacity in each of these regions. The remainder of this chapter reviews the regions where the MAGI assets are located.

2.4       RETAIL MARKET COMPETITION

Competition in the retail markets has not been a major force to date due to a combination of checkerboard adoption of competition and the relatively low number of customers selecting non-utility companies as their energy service provider. However, the recent events in California have caused many states to delay implementation. For example, New York, Nevada, Oklahoma, and Arkansas are considering formal proposals to delay retail competition and New Mexico has recently passed such legislation.

The remaining sections of this chapter provide descriptions of the current power market structure in each of the relevant NERC regions and a brief description of the region's characteristics. Results for each region follow the summaries. Our discussion of WSCC is limited to the California region while NPCC has been subdivided into New York and NEPOOL.


                                   FIGURE 2-1
               MAGI ASSETS IN GENERATION PORTFOLIO BY NERC REGION

                                     [GRAPH]


                                                                             2-2

2.5       PJM

2.5.1     BACKGROUND

PJM is the only control region in the Mid-Atlantic Area Council. It covers all or part of the states of Pennsylvania, New Jersey, Maryland, Delaware, Virginia, and the District of Columbia. Its members include investor-owned utilities (IOUs), public utilities, independent power marketers, and regulators. PJM was the first centrally dispatched power pool in the United States and is currently the largest, handling about 8% of the electricity in the United States with a combined capacity of over 56,000 MW. In addition, it is one of the largest power pools in the world. A map of the PJM area and location of the financing generation assets is shown in Figure 2-2. The focus of this report is the location of the MAGI assets, the PJM-Central region which includes Allegheny Electric Cooperative, Inc., Baltimore Gas & Electric Company, Metropolitan Edison Company, Pennsylvania Power & Light Company, Potomac Electric Power Cooperative, Southern Maryland Electric Cooperative, and UGI Corporation.

                                   Figure 2-2
                                   PJM Region

                                     [GRAPH]


                                   Figure 2-3
                             PJM Energy - Year 2001

                                     [GRAPH]



                                   Figure 2-4
                            PJM Capacity - Year 2001



                                     [GRAPH]

PJM was certified as an ISO by the Federal Energy Regulatory Commission
(FERC) on November 25, 1997, and it began operations on April 1, 1998. PJM's stated objectives are to ensure reliability of the bulk power transmission system and to facilitate an open, competitive wholesale electricity market. To achieve these objectives, PJM manages the PJM Open Access Transmission Tariff (the first power pool open access tariff approved by FERC), which provides comparative pricing and access to the transmission system. PJM operates the PJM Interchange Energy Market, which is the region's spot market (power exchange or PX) for wholesale electricity. PJM also provides ancillary services for its transmission customers and performs transmission planning for the region.

The relative mix of the energy generation and capacity in PJM is illustrated in Figures 2-3 and 2-4. Coal dominates the baseload generation in PJM, accounting for 52% of the total energy produced. Nuclear units also comprise a large portion of the


                                                                           2-3
energy produced in PJM, accounting for 39% of the total energy produced. On an installed capacity basis, gas- and oil-fired generation units represent
37% of PJM's total installed capacity, while coal represents 32% of PJM's total installed capacity. Nuclear facilities account for 22% of PJM's installed capability.

2.5.2     POWER MARKETS

A.        MARKETS

The PJM wholesale market structure includes the following markets for the services of generators:

i.    Energy Market

ii.   Day-Ahead Market

iii.  Balancing Market (Real Time)

iv.   Regulation Market

v.    Capacity Credit Market

vi.   Daily Market Operation

vii.  Monthly Market Operation

viii. Fixed Transmission Rights.

Until recently, payments for providing ancillary services were grounded in cost-based formulas. PJM has now implemented new market-based pricing for the ancillary services. Payments for providing operating reserves are included in daily energy market reconciliation.

Load Serving Entities (LSEs) have the obligation to provide or acquire installed capacity, regulation, and operating reserves. In addition to PJM market purchases, bilateral transactions are also allowed. While bilateral transactions are not subject to the market-clearing prices, they are subject to the same charges for transmission congestion included in the market-clearing prices.

Generators are compensated for providing energy and ancillary services through the PJM PX as follows:

o Locational Marginal Prices (LMPs) are determined based on the applicable energy bids.

o Regulation prices that generators receive are based on their Unit Regulation Offer and estimated opportunity cost for being available for regulation.

o Energy imbalance and operating reserves are compensated according to bids submitted to the PJM PX.

o     Other ancillary services are compensated based on cost.

o Any shortfall payments continue to be determined based on the difference between total revenue and total revenue requirement.

i.        ENERGY MARKET

On June 1, 2000, PJM implemented a new system for its interchange Energy Market. PJM's Energy Market has been converted from a real-time transaction market into a dual settlement operation. The new market is split into essentially two pieces: The Day-Ahead Market and the Balancing (Real-time) market.

ii.       THE DAY-AHEAD MARKET

The advantage of this new system is that it allows participants to achieve greater price certainty by being able to buy and sell energy and capacity at binding day-ahead (future) prices. It also allows for the scheduling of congestion charges a day in advance. Bilateral agreements will also be able to schedule congestion charges in the Day-Ahead Market. The congestion charges can be calculated by taking the difference in LMP between the load bus and generation bus.

LSEs submit hourly demand schedules for the next day. All bids and offers must be made by noon the day before the day of operations. By 16:00, all prices are posted and the real-time market bidding is then opened.

Generators must submit their schedules if they are capacity resources, unless they are self-scheduled or have planned outages. All other generators can bid into the market as they wish. The PJM ISO will calculate, based on bids, offers and market conditions, the LMPs for each hour of the day.

A bid to supply generation consists of an incremental energy bid curve composed of three parts: start-up costs, no load costs, and operating costs. For each generation level, the bid curve represents the minimum price a bidder is willing to accept to be dispatched at the generation level. The bid curve is specified by up to 10 price-quantity pairs.

iii.      THE BALANCING MARKET (REAL-TIME)

After all bids and offers are settled and the marginal prices have been calculated, generators that were not used can bid into this market at new prices. Prices are again determined by market conditions.


                                                                            2-4

Essentially because the actual demand that will occur in real time is not known the previous day, scheduled generation will often differ from actual generation dispatch and so the balancing market corrects for the differences.

LSEs will pay balancing prices for any unscheduled demand and receive revenue for demand less than the scheduled quantity from the Day-Ahead Market. Generators will be paid for generation above their scheduled obligations at balancing prices and are not compensated for unused generation. Transmission customers pay for congestion charges for any quantity deviations.

Transmission customers may submit external bilateral transaction schedules and may indicate willingness to pay congestion charges into either the Day-Ahead Market or Balancing Market. In the Day-Ahead Market, a customer shall indicate willingness to pay congestion charges by submitting the transaction as an "up to" congestion bid.

In the past, bids into the market were capped at cost. Thus, generators bidding into the market were forced to cap their energy bid at the marginal operating cost of producing energy, which would generally consist of fuel costs plus variable operation and maintenance costs. The start-up cost bid was capped at the costs, mostly fuel costs, incurred to bring a generator online. The no load cost bid, also mostly fuel costs, was capped at the costs incurred to maintain a generator at minimum load after it had been started and synchronized with the system. Any shortfall between the revenue requirement of the generator and the revenue received through the market was compensated through a make whole payment.

On April 1, 1999, the spot market replaced its cost-based pricing system with a market-based pricing approach, and starting June 2000 the spot market was switched to the Two-Settlement Market. Generators continue to provide three-part bids, but these bids are not necessarily capped at cost. While bids are no longer capped at cost, they are subject to a $1,000/MWh ceiling cap. The PJM PX bidding rules allow generators to submit different energy bids for each hour, and generators can submit a new set of bids daily. However, a generator's start-up and no-load bids, once submitted, remain in effect for six months at a time.

PJM also uses the energy bids to determine in real time the LMPs for each point of energy injection/withdrawal on the system for each hour. LMPs reflect the costs associated with the out-of-order dispatch due to transmission congestion. Congestion occurs when the transmission system becomes constrained, and some generating capacity is dispatched while other generating capacity with lower bids is not dispatched. The result is that the market-clearing prices may differ from location to location. LMPs are quoted in dollars per megawatt-hour ($/MWh) and are based on bids for generation, actual loads, scheduled bilateral transactions, and transmission congestion.

iv.       REGULATION MARKET

PJM has just created a market for providing regulation of the system. For these units made available to meet performance standards and the short-term load fluctuations in the PJM control area they are now able to realize benefits above their opportunity costs for being a regulating generator. To be eligible for regulation, generators must be within the PJM control area. Information about regulating status, capability, limits, and price (capped at $100/MWh) applicable for the entire 24 hour period for which it is submitted, must be provided by 18:00 through the Two-Settlement Market User Interface
(MUI). The offer of the last unit needed to fulfill the MW regulation requirement (the marginal unit) will set the market price for that hour.

The PJM Regulation Requirement is 1.1% of the day-ahead peak load forecast for the on-peak period and the valley load forecast for the off-peak period. LSEs may fulfill their regulation obligations by self-scheduling their own resources, entering into contractual arrangements with other market participants, or purchasing regulation from the regulation market just described. The regulation obligation for each LSE is determined by its load ratio share.

v.        CAPACITY CREDIT MARKET

To ensure that sufficient capacity is available in the market to meet reliability standards, PJM requires LSEs to own or contract with the owner of generation capacity to cover their peak demand and reserve margins.

There are two capacity obligations. An LSE's installed capacity obligation is determined two years in advance by PJM based on forecast conditions. This obligation remains in place and is known as the "planned-for" obligation. The "planned-for" obligation is then adjusted for actual conditions. This adjusted obligation is known as the "accounted-for" obligation.

The amount of capacity each generator can supply is determined by a twelve-month rolling average of


                                                                            2-5
availability, calculated two months in advance of the period for which the capacity is supplied. Availability statistics are kept by PJM. These statistics are averaged over the past twelve months and applied to the "planned-for" obligation two months hence.

External resources may be designated as resources to meet the capacity requirement. These resources, however, must: (1) be rated on the extent to which they improve the ability of the PJM pool to obtain emergency assistance from other control areas and (2) be made available to PJM for scheduling and dispatch. Should the resource not be made available to PJM, it adversely affects the resource's availability rating. If an LSE fails to meet its capacity requirement, a penalty will be assessed.

The PJM Capacity Credit Market allows Market Participants to buy and sell Capacity Credits through a process that establishes a market-clearing price. Capacity acquired in the Capacity Credit Market satisfies the "accounted-for" obligation. The PJM Capacity Credit Market consists of both the Daily and Monthly Markets. Each installed capacity market has a single market-clearing price for each day the market is in operation.

vi.       DAILY MARKET OPERATION

The Daily Market is a Day-Ahead Market (i.e., the bids are for the following day). Currently, a mandatory aspect to the Day-Ahead Market is in effect. If a participant does not submit adequate "bids to buy" or "offers to sell" to cover its projected deficient or excess position, PJM will submit a corresponding "bid" or "offer" to cover the projected position. Mandatory Buy Bids will be submitted at a price equal to the prevailing Capacity Deficiency Rate.

Buy Bids or Sell Offers are accepted between 7:00 and 10:00 on the day the market is run. PJM strives to clear the market and post market results by 12:00 on the day the market is run.

The Daily Market is conducted based on the position of a participant for the market day estimated at 10:05 on the day the market is run. If a participant has a deficient position, PJM will only accept buy bids up to the deficiency amount. If a participant has an excess position, PJM will only accept sell offers up to the excess amount. Buy Bids or Sell Offers are accepted into the Daily Market in order of time submitted.

vii.      MONTHLY MARKET OPERATION

In addition to the Daily Market, the Capacity Credit Market currently operates both Monthly and Multi-Monthly Markets. These Monthly Markets are voluntary, and participants may submit Buy Bids and Sell Offers in the same market.

Similar to the Daily Market, Buy Bids and Sell Offers are accepted between 7:00 and 10:00 on the day that the market accepts bids. PJM strives to clear the market and post market results by 12:00 on the same day. On three scheduled days each month, Monthly Market bids are accepted for the three respective succeeding months. There are currently two Multi-Monthly Markets, a seven-month and a twelve-month. Multi-Monthly Market bids are accepted on a scheduled day approximately four months prior to the beginning of the multi-monthly period.

viii.     FIXED TRANSMISSION RIGHTS

Fixed Transmission Rights (FTRs) are available to all PJM Firm Transmission Service customers (Network Integration Service or Firm Point-to-Point Service), since these customers pay the embedded cost of the PJM Transmission System. The purpose of FTRs is to protect Firm Transmission Service customers from increased cost due to transmission congestion when their energy deliveries are consistent with their firm reservations. Essentially, FTRs are financial instruments that entitle Firm Transmission customers to rebates of congestion charges paid by the Firm Transmission Service customers. FTRs do not represent a right for physical delivery of power. The holder of the FTR is not required to deliver energy in order to receive a congestion credit. If a constraint exists on the transmission system, the holders of FTRs receive a credit based on the FTR MW reservation and the LMP difference between point of delivery and point of receipt. This credit is paid to the holder regardless of who delivered energy or the amount delivered across the path designated in the FTR.

In July 1999, the first financially binding FTR auction was held in PJM. Participants are now able to view all prices and constraints on the Internet at the eFTR. Prices are set on the first of every month and their values are determined based on day-ahead LMPs between generation and load busses. Each monthly period has an auction for both the trading of FTRs for On-peak and Off-peak periods in the week. On-peak times are from 7:00 to 23:00, Monday through Friday, and off-peak times include all other hours and weekends.


                                                                            2-6

B.        STATE RESTRUCTURING STATUS

Most of the states in PJM have already begun to enact retail competition. Due to its multi-state structure, PJM has dealt with restructuring piecemeal as opposed to the California ISO (CA-ISO). Each state has authority to decide on rate reductions, stranded cost recovery, and generation asset divesting. PJM is far ahead of many of the Midwest NERC regions in implementing retail competition and having utilities sell off their generation assets. A summary of the restructuring status by state follows.

i.        DELAWARE

In March 1999, the "Electric Utility Restructuring Act" (HB 10) was enacted. The law included a phase in of retail competition beginning in October 1999 that is supposed to be completed by April 2001 for all consumers in Conectiv's and Delaware Cooperative's territories. In addition, there are provisions for a residential rate cut of 7.5% for Conectiv customers and a rate freeze for the co-op customers. No provisions for stranded cost recovery were included; however, the issue was left up to the Public Service Commission (PSC). The PSC decided to allow recovery of the stranded costs through Competitive Transition Charges.

ii.       MARYLAND

In April 2000, Maryland's restructuring legislation was enacted (HB 703). The legislation included at least a 3% rate reduction for residential consumers, and a three year phase in for competition scheduled to begin in July 2000 and be completed by July 2002. Stranded costs are to come from a "non-bypassable" wires charge.

Baltimore Gas & Electric, Potomac Electric Power Company, and Allegheny Power had their electric restructuring agreements approved by the Maryland Public Service Commission (PSC) at the beginning of 2000. Upon the opening of retail access across Maryland, standard offer rates for generation went into effect on July 1, 2000. Standard offer rates for residential consumers at Allegheny Power were 4.34 cents/kWh; Conectiv's were 4.92 cents/kWh; Potomac Electric Power's were 4.99 cents/kWh; and Baltimore Gas & Electric's were 4.06 cents/kWh, rising to 4.28 cents/kWh by May 2003.

iii.      NEW JERSEY

Legislation on restructuring was introduced in August 1998 under the "Electric Discount and Energy Competition Act." The law passed in February 1999 stated that all consumers should have the choice of electricity suppliers by August 1999. Actual implementation of the retail market did not open until November 14, 1999. The law reduced current rates at that time by 5% and over the next three years it is supposed to decrease 10%. Stranded Cost recovery is in the form of a wires charge paid by consumers. The law does not require divestiture of generation assets, but would give the Board of Public Utilities the right to order divestiture if market power exists.

As of August 1, 2000, the Board of Public Utilities (BPU) reported that 73,133 of the state's 3.1 million residential customers had switched suppliers. About 410,886 commercial and industrial consumers had switched suppliers. Approximately 13.5% of the power load in New Jersey was supplied by alternative retail suppliers at the time.

iv.       PENNSYLVANIA

Pennsylvania enacted a retail competition plan under the "Electricity Generation Customer Choice and Competition Act of 1996". This act will phase in full retail access for all customer classes between 1999 and 2001. Transmission and distribution rates are capped through June 2001. Generation rates are capped until December 31, 2005. The Public Utility Commission (PUC) requires suppliers to own or purchase (from utilities only) installed capacity (guaranteed access to supply). Utilities cannot be forced to sell the capacity, but the PUC holds that if they do, they cannot charge more than the price agreed upon in their restructuring plans ($19.72 per kW-year).

In January 2001, The Pennsylvania Office of Consumer Advocate reported number of conversions to an alternative generation supplier. As of January 1, 2001, over 568,000 consumers were receiving power from suppliers other than the incumbent utility. PECO Energy Company reported 46% of its industrial load, 33% of commercial load, and 16% of residential load have switched. GPU Energy reported 16% of industrial load and 10% of commercial load have switched, while Duquesne Light Company reported 34% of residential load has switched. In August 2000, a Pennsylvania Department of Revenue report to Governor Ridge and the General Assembly projected that electric competition will create more than 36,000 new jobs in the state by 2004. The report states that


                                                                            2-7
the success of electric competition will lead to new jobs because related savings give customers more money to spend, creating a multiplier effect in the state economy, reducing business costs, and allowing employers more money to invest.

In January 2001, as required under PECO's restructuring plan, 300,000 residential customers that had not chosen a competitive supplier were randomly chosen and switched to an alternate provider.

Utilities have been selling off interests in generation plants across the state, eliminating most of their stranded costs and reducing customer bills. Many of the utilities are already active in marketing electricity across the PJM area.

2.5.3     MARKET DYNAMICS

MAGI's assets evaluated in this report include four existing plants representing 5,154 MW of capacity that participate in the PJM wholesale electric markets. Figure 2-5 illustrates the load and resource balance for PJM through the end of the study period. During the period of 1991-2000, peak demands have grown at an average annual rate of 1.8%. The PJM market is forecasted to grow at an annual compound rate of approximately 1.45% per year from 2001 through 2020. A required system-wide reserve margin of 18% is assumed through 2001. Subsequent to 2001, the system-wide reserve margin is assumed to be 15% as PA believes the market will mature and the required reserve margins will be lowered. The graph illustrates that approximately 18 GW of new generation is required to meet load growth and reserve margins over the 20 years. There are no significant capacity retirements anticipated in the near term.

Historical prices for PJM are presented in Appendix A.

2.5.4     TRANSMISSION SYSTEM

In response to FERC Order 888, the members of the PJM Power Pool developed a restructuring proposal and a pool-wide open-access tariff. This restructuring proposal created an ISO to operate the regional bulk power system, maintain system reliability, administer specified electricity markets, and facilitate open access to the regional transmission system under the PJM tariff. The PJM electricity market uses market pricing for various generation services, thereby facilitating the development of a competitive bid price wholesale electricity market.

PJM is a "fully functional" Regional Transmission Organization (RTO). It is the security coordinator and control area operator for the PJM region, the transmission provider responsible for all scheduling, dispatch, and ancillary services for transmission customers, and is responsible for all regional transmission planning. Transmission owners are required to transfer operation of their assets over to

                                   Figure 2-5
                         PJM Load and Resource Balance
                                    [GRAPH]

the RTO. PJM operates under an ISO structure as opposed to a Transco. The ISO is completely free of interests in all market participants, including generation and transmission owners.

RTO characteristics and functions that PJM incorporates include: independent operation of the generation market participants, regional scope, authority to administer reliability requirements for the grid, pricing, congestion management, and open access same-time information system (OASIS) management.


                                                                            2-8

2.5.5     PRICE FORECASTS FOR THE PJM MARKET

A.        BASE CASE

This case models near-term fuel prices (gas and oil) based on recent actual spot prices and futures prices through December 2003, decreasing linearly to the long-term consensus view by 2005.

The all-in price represents a combined compensation for capacity and energy price (assuming a 100% load factor). The compensation for capacity contribution to the all-in price ranges between approximately $6.00/MWh and $7.90/MWh.



                                   FIGURE 2-6
                       PJM-CENTRAL BASE CASE COMPENSATION
                FOR CAPACITY, ENERGY, AND ALL-IN PRICE FORECASTS(1)

                                     [GRAPH]




The base case compensation for capacity, energy, and all-in market price forecasts are presented in Figure 2-6 and Table 2-1 for the PJM-Central pricing area.

In addition to the fundamental numbers reported in Table 2-1, PA used monthly average daytime electricity forwards for 2001-2003. The monthly electricity price forwards for 2001-2003 used in the volatility forecast for the PJM region are listed in Appendix A. For the period 2004-2020, the volatility results were calibrated to the fundamental results shown in Table 2-1.


-----------------------------------------------------------
                        TABLE 2-1
             PJM-CENTRAL BASE CASE FORECASTS(1)
                   FUNDAMENTAL ANALYSIS
-----------------------------------------------------------
    YEAR        COMPENSATION       ENERGY        ALL-IN
                FOR CAPACITY       PRICE         PRICE(2)
                 ($/KW-YR)        ($/MWH)       ($/MWH)
------------- ----------------- ------------- -------------
    2001(3)        69.20           29.60         37.50
------------- ----------------- ------------- -------------
    2002(3)        52.60           27.60         33.60
------------- ----------------- ------------- -------------
    2003(3)        52.60           28.10         34.10
------------- ----------------- ------------- -------------
    2004           52.70           25.90         31.90
------------- ----------------- ------------- -------------
    2005           60.50           24.00         30.90
------------- ----------------- ------------- -------------
    2006           65.50           24.20         31.60
------------- ----------------- ------------- -------------
    2007           65.80           24.00         31.50
------------- ----------------- ------------- -------------
    2008           65.40           24.10         31.60
------------- ----------------- ------------- -------------
    2009           64.80           24.40         31.80
------------- ----------------- ------------- -------------
    2010           64.30           24.80         32.20
------------- ----------------- ------------- -------------
    2011           63.80           24.60         31.90
------------- ----------------- ------------- -------------
    2012           63.30           24.50         31.70
------------- ----------------- ------------- -------------
    2013           62.70           24.60         31.80
------------- ----------------- ------------- -------------
    2014           62.20           24.60         31.70
------------- ----------------- ------------- -------------
    2015           61.70           24.70         31.70
------------- ----------------- ------------- -------------
    2016           61.20           24.70         31.70
------------- ----------------- ------------- -------------
    2017           60.80           24.80         31.80
------------- ----------------- ------------- -------------
    2018           60.30           25.00         31.80
------------- ----------------- ------------- -------------
    2019           59.80           25.10         31.90
------------- ----------------- ------------- -------------
    2020           59.30           25.40         32.10
-----------------------------------------------------------

(1) Results are expressed in real 2000 dollars.

(2) Calculated based on 100% load factor.

(3) 2001-2003 volatility results are calibrated to the forwards prices versus the model results presented herein.
-----------------------------------------------------------
                                                              2-9

B.  SENSITIVITY CASES ANALYSIS

A comparison of the all-in prices for three of the sensitivity cases and the base case described in Section 2.2 are shown in Figure 2-7 and Table 2-2 for the PJM-Central pricing area. The base case projections decrease initially as new merchant plants come on-line and gas prices decrease to the consensus forecast. The high fuel case results in substantially higher all-in prices over time, as much as $14/MWh, as more gas units move on the margin for a greater number of hours. The low fuel case results in lower all-in prices by $1/MWh to $2/MWh. The overbuild case depresses prices in the 2004 to 2010 timeframe, after which the Northeast region recovers from the overbuild case.

                                   FIGURE 2-7
                          PJM-CENTRAL SENSITIVITY CASES
                         ALL-IN PRICE FORECASTS ($/MWH)

                                  [GRAPH]


-----------------------------------------------------------
                        TABLE 2-2
              PJM-CENTRAL SENSITIVITY CASES
             ALL-IN PRICE FORECASTS(1) ($/MWH)
-----------------------------------------------------------
   YEAR     BASE CASE     HIGH        LOW       OVERBUILD
                          FUEL        FUEL
----------- ----------- ---------- ----------- ------------
   2001       37.50       37.50      35.70        37.50
----------- ----------- ---------- ----------- ------------
   2002       33.60       35.50      32.60        33.60
----------- ----------- ---------- ----------- ------------
   2003       34.10       36.80      32.70        34.10
----------- ----------- ---------- ----------- ------------
   2004       31.90       37.00      30.90        29.80
----------- ----------- ---------- ----------- ------------
   2005       30.90       37.60      30.20        27.10
----------- ----------- ---------- ----------- ------------
   2006       31.60       40.10      30.30        27.60
----------- ----------- ---------- ----------- ------------
   2007       31.50       40.20      30.20        28.60
----------- ----------- ---------- ----------- ------------
   2008       31.60       40.70      30.30        30.10
----------- ----------- ---------- ----------- ------------
   2009       31.80       41.70      30.20        30.80
----------- ----------- ---------- ----------- ------------
   2010       32.20       42.80      30.30        31.10
----------- ----------- ---------- ----------- ------------
   2011       31.90       43.50       30.10       31.40
----------- ----------- ---------- ----------- ------------
   2012       31.70       43.70       30.10       31.10
----------- ----------- ---------- ----------- ------------
   2013       31.80       43.70       30.10       31.10
----------- ----------- ---------- ----------- ------------
   2014       31.70       44.40      29.90        31.10
----------- ----------- ---------- ----------- ------------
   2015       31.70       45.10      29.90        31.20
----------- ----------- ---------- ----------- ------------
   2016       31.70       45.20      29.90        31.20
----------- ----------- ---------- ----------- ------------
   2017       31.80       45.50      30.00        31.30
----------- ----------- ---------- ----------- ------------
   2018       31.80       45.70      30.00        31.50
----------- ----------- ---------- ----------- ------------
   2019       31.90       45.50      30.00        31.40
----------- ----------- ---------- ----------- ------------
   2020       32.10       46.10      30.20        31.50
-----------------------------------------------------------
(1) Results are expressed in real 2000 dollars.
-----------------------------------------------------------

                                                                           2-10

2.5.6 DISPATCH CURVES

The dispatch curves for 2001 and 2010 are shown in Figure 2-8. These curves order generation plants based upon short run variable cost (fuel and O&M). The relative ranking of the MAGI plants are included on the graphs.



                                   FIGURE 2-8
                      PJM DISPATCH CURVES FOR 2001 AND 2010
                                   [GRAPH]
                                   [GRAPH]





                                                                       2-11

2.6       MAIN/ECAR

2.6.1     BACKGROUND

The MAIN region includes Illinois and parts of Missouri, Wisconsin, and Michigan. The area served over 19 million customers and accounted for over 240,000 GWh of electric generation in 1999. There is a lack of widespread pooling of generation or transmission in the MAIN region. MAIN is a relatively small transmission region in terms of both geographical scope and wholesale market size. MAIN has a financial market hub for trading electricity futures. The ComEd futures hub is operated by the Chicago Board of Trade and provides a mechanism for hedging Midwest electricity contracts. In addition, the Automated Power Exchange is implementing a regional spot market for electricity in Illinois. A map showing the MAIN and ECAR regions and the location of the generation assets being financed is shown in Figure 2-9.

The ECAR region is one of the largest regional electricity markets in the United States. ECAR is comprised of electric utility systems covering part or all of the following states: Indiana, Kentucky, Maryland, Michigan, Ohio, Pennsylvania, Virginia, and West Virginia. The ECAR market is dominated by several large, vertically integrated utilities including Allegheny Power, American Electric Power Company, FirstEnergy, Cinergy, NiSource, CMS, Detroit Edison, and LG&E Energy Corp. These utilities have not historically coordinated transmission, dispatch or market operations on a widespread scale. Limited areas, such as the Michigan Electric Coordinating System, have provided joint utility generation dispatch, but as a whole, the ECAR region has historically not attempted to coordinate the market through a power pool structure. However, the spread of retail competition to several of the states in the ECAR region through both regulatory orders and legislative acts is now prompting the development of more structured transmission and energy markets to ensure fair competition.

                                   FIGURE 2-10
                             MAIN ENERGY - YEAR 2001

                                    [GRAPH]



                                   FIGURE 2-11
                            MAIN CAPACITY - YEAR 2001

                                    [GRAPH]


                                   FIGURE 2-9
                    GENERATION ASSETS IN THE MAIN/ECAR REGION

                                    [GRAPH]



As illustrated in Figures 2-10 and 2-11, MAIN is largely dependent on coal-fired and nuclear resources for baseload generation. Coal-fired generation is the predominant resource in terms of both installed capacity and energy production in MAIN, accounting


                                                                     2-12
for 45% of the capacity in the region and 63% of the energy produced. Nuclear facilities account for 20% of the installed capacity and produce 34% of the energy in the region. Gas- and oil-fired generation make up 29% of the installed capacity, but represent only 2% of the region's energy production. This indicates that nearly all of the gas- and oil-fired generation is utilized for peaking.

The energy generation and capacity in the ECAR market is dominated by coal-fired generation. Gas- and oil-fired units comprise 15% of ECAR's capacity, yet are only used for 1% of ECAR's energy production. This indicates that most of the gas- and oil-fired generation is utilized for peaking.

2.6.2     POWER MARKETS

The MAIN wholesale market is informally organized and characterized by largely informal market arrangements with the majority of power sold through bilateral agreements, not a power exchange or some other formal marketplace. Short and long-term bilateral contracts typically include both an energy and capacity payment. In 1996, MAIN adopted a policy suggesting its companies maintain a minimum reserve of 17-20% for long-term planning, but there is no strong mechanism currently in place forcing utilities in MAIN to meet these requirements.



                                   FIGURE 2-12
                         MAIN LOAD AND RESOURCE BALANCE

                                    [GRAPH]



While there is no formalized market structure in place, MAIN is rapidly progressing toward the formation of an ISO. It will serve the purpose of managing regional transmission assets and establishing spot market trading centers to serve as regional marketplaces. However, it should be noted that there are a variety of market models that are currently being pursued in this region.

The energy market in ECAR is also informally organized, relying extensively on bilateral agreements. While the ECAR region lacks a formalized power exchange, a subregional power exchange was initiated in the First Energy region in July 1999. In addition, there is a financial market at the Cinergy hub managed by the New York Mercantile Exchange (NYMEX) for trading futures and options contracts for the purpose of electricity price hedging.

2.6.3     MARKET DYNAMICS

MAGI assets included in this report include one new generation plant, Neenah, that will sell power into the MAIN market and an existing plant, State Line, that will sell into the MAIN/ECAR markets. Figure 2-12 shows the projected load and resource forecast for the MAIN region. Forecasted average annual load growth in MAIN is 1.4% for the study period as


                                                                         2-13
compared to the historical average annual load growth of 1.7% for the last decade. Forecasted average annual load growth in ECAR is 1.6% for the study period. This is consistent with the historical average annual load growth of 1.6% for the last decade.

Net capacity additions for the MAIN and ECAR regions are forecasted to be
12.8 GW and 40.1 GW respectively, over the next twenty years. Details for the MAIN region capacity additions are provided in Section 4.5.

Historical prices for MAIN/ECAR are presented in Appendix A.

2.6.4     TRANSMISSION SYSTEM

Most of the utilities in MAIN, as well as some from Mid-continent Area Power Pool (MAPP) and ECAR have filed and gained approval from FERC to establish a Midwest ISO to operate and manage the transmission assets in the region. The Midwestern states are cautiously moving along in the development of the ISO's structure not wanting to repeat mistakes made in California.

Currently ECAR utilities offer "open access" to their individual high voltage transmission lines as mandated by FERC Order 888. Transmission tariffs are specific to each transmission system owner with a "pancaking" of individual rates for moving power across systems. The "pancaking" of rates makes it uneconomical to wheel power very far in such a system and is considered a significant market barrier to greater competition at both the retail, and wholesale level. In order to support retail and wholesale competition, FERC has made the elimination of "pancaked" rates one of the principles in its requirements for registration of new RTOs.

Most of the region's utilities are just beginning to explore new market structures, such as the creation of a regional ISO. Dominion Resources has joined the Alliance Regional Transmission Organization (Alliance RTO), an ISO variant comprised mainly of utilities in ECAR. The Alliance RTO is the most likely candidate for utilities choosing to join an RTO in the ECAR region.


                                                                      2-14

2.6.5     PRICE FORECASTS FOR THE MAIN MARKET

A.        BASE CASE

All-in prices are anticipated to remain relatively constant over the twenty-year planning period. The forecasts of energy prices, capacity compensation, and all-in prices for the base case are shown in Figure 2-13 and Table 2-3 for the two areas in MAIN where the MAGI assets are located - Wisconsin Upper Michigan (WIUM) and Commonwealth Edison (CECO). WIUM includes Consolidated Water Power Company, Madison Gas and Electric Company, Upper Peninsula Power Company, Wisconsin Electric Power Company, Wisconsin Power and Light Company, Wisconsin Public Power In., Wisconsin Public Service Corporation, and Wisconsin River Power Company, as well as several smaller city light and power departments.

---------------------------------------------------------------
                          TABLE 2-3
                  MAIN BASE CASE FORECASTS(1)
                     FUNDAMENTAL ANALYSIS
---------------------------------------------------------------
                          MAIN-WIUM            MAIN-CECO
          COMP. FOR  ------------------------------------------
          CAPACITY     ENERGY    ALL-IN     ENERGY    ALL-IN
  YEAR    ($/KW-YR)   ($/MWH)   ($/MWH)    ($/MWH)   ($/MWH)
---------------------------------------------------------------
  2001      19.40      26.40     28.60      22.40     24.60
---------------------------------------------------------------
  2002      13.40      25.50     27.10      24.20     25.70
---------------------------------------------------------------
  2003      17.90      26.40     28.40      24.90     27.00
---------------------------------------------------------------
  2004      21.30      24.60     27.10      23.00     25.40
---------------------------------------------------------------
  2005      32.80      23.70     27.40      21.20     24.90
---------------------------------------------------------------
  2006      34.70      23.70     27.70      21.50     25.40
---------------------------------------------------------------
  2007      53.30      23.90     30.00      21.30     27.40
---------------------------------------------------------------
  2008      58.00      23.40     30.00      21.30     27.90
---------------------------------------------------------------
  2009      60.00      23.30     30.20      21.10     28.00
---------------------------------------------------------------
  2010      59.50      22.10     28.90      21.50     28.30
---------------------------------------------------------------
  2011      59.00      22.00     28.70      21.50     28.20
---------------------------------------------------------------
  2012      58.60      22.10     28.70      21.80     28.50
---------------------------------------------------------------
  2013      58.10      21.70     28.30      22.10     28.70
---------------------------------------------------------------
  2014      57.10      22.90     29.40      22.30     28.80
---------------------------------------------------------------
  2015      56.50      23.10     29.60      22.40     28.80
---------------------------------------------------------------
  2016      54.80      23.30     29.60      22.60     28.90
---------------------------------------------------------------
  2017      55.50      23.10     29.40      23.00     29.30
---------------------------------------------------------------
  2018      53.50      23.30     29.40      23.20     29.30
---------------------------------------------------------------
  2019      52.70      23.70     29.70      23.60     29.60
---------------------------------------------------------------
  2020      52.90      23.80     29.80      23.60     29.70
---------------------------------------------------------------

(1) Results are expressed in real 2000 dollars.
---------------------------------------------------------------

The price projections for the MAIN pricing areas are influenced by activities in the ECAR region. The model used to generate the price projections incorporates all of the midwest NERC regions. Due to the close proximity of MAIN to ECAR, activities in ECAR do influence price projections in MAIN and their effects are incorporated in the MAIN price forecasts that are provided.


                                   FIGURE 2-13
                           MAIN BASE CASE COMPENSATION
                FOR CAPACITY, ENERGY, AND ALL-IN PRICE FORECASTS1

                                  [TWO GRAPHS]

B.        SENSITIVITY CASES ANALYSIS

The all-in prices for the sensitivity cases described in Section 2.2 are shown in Figure 2-14 and Table 2-4 for the MAIN-WIUM and MAIN-CECO pricing areas. The high fuel case results in substantially higher prices over time as compared to the base case due to the hours that gas sets the marginal price. As additional gas units come into the marketplace, the effect of higher gas prices is magnified as more gas units move to the margin in more hours. The low fuel case results in a parallel price path to the base case.

                                   FIGURE 2-14
                             MAIN SENSITIVITY CASES
                         ALL-IN PRICE FORECASTS(1) ($/MWH)
                                     [GRAPH]



-----------------------------------------------------
                     TABLE 2-4
               MAIN SENSITIVITY CASES
          ALL-IN PRICE FORECASTS(1) ($/MWH)
-----------------------------------------------------
                  BASE          HIGH          LOW
    YEAR          CASE          FUEL         FUEL
------------------------------------------------------
MAIN-WIUM
------------------------------------------------------
    2001          28.60        28.60         28.30
-------------- ------------ ------------- ------------
    2002          27.10        28.60         26.40
-------------- ------------ ------------- ------------
    2003          28.40        30.90         27.20
-------------- ------------ ------------- ------------
    2004          27.10        32.30         26.80
-------------- ------------ ------------- ------------
    2005          27.40        34.90         27.20
-------------- ------------ ------------- ------------
    2006          27.70        36.70         27.20
-------------- ------------ ------------- ------------
    2007          30.00        40.10         28.80
-------------- ------------ ------------- ------------
    2008          30.00        39.90         28.60
-------------- ------------ ------------- ------------
    2009          30.20        40.50         29.00
-------------- ------------ ------------- ------------
    2010          28.90        39.10         27.40
-------------- ------------ ------------- ------------
    2011          28.70        39.50         27.30
-------------- ------------ ------------- ------------
    2012          28.70        39.80         27.30
-------------- ------------ ------------- ------------
    2013          28.30        40.40         26.90
-------------- ------------ ------------- ------------
    2014          29.40        42.20         27.70
-------------- ------------ ------------- ------------
    2015          29.60        42.80         27.80
-------------- ------------ ------------- ------------
    2016          29.60        43.20         27.80
-------------- ------------ ------------- ------------
    2017          29.40        43.10         27.70
-------------- ------------ ------------- ------------
    2018          29.40        43.50         27.70
-------------- ------------ ------------- ------------
    2019          29.70        44.10         28.10
-------------- ------------ ------------- ------------
    2020          29.80        44.30         28.10
============== ============ ============= ============

MAIN-CECO
------------------------------------------------------
    2001          24.60        24.60         24.30
-------------- ------------ ------------- ------------
    2002          25.70        27.20         25.10
-------------- ------------ ------------- ------------
    2003          27.00        29.50         25.70
-------------- ------------ ------------- ------------
    2004          25.40        30.70         25.20
-------------- ------------ ------------- ------------
    2005          24.90        31.70         24.80
-------------- ------------ ------------- ------------
    2006          25.40        33.90         25.00
-------------- ------------ ------------- ------------
    2007          27.40        36.60         26.30
-------------- ------------ ------------- ------------
    2008          27.90        37.40         26.60
-------------- ------------ ------------- ------------
    2009          28.00        37.80         26.70
-------------- ------------ ------------- ------------
    2010          28.30        38.40         26.90
-------------- ------------ ------------- ------------
    2011          28.20        38.80         26.90
-------------- ------------ ------------- ------------
    2012          28.50        39.60         27.20
-------------- ------------ ------------- ------------
    2013          28.70        40.80         27.40
-------------- ------------ ------------- ------------
    2014          28.80        41.20         27.20
-------------- ------------ ------------- ------------
    2015          28.80        41.40         27.20
-------------- ------------ ------------- ------------
    2016          28.90        41.80         27.20
-------------- ------------ ------------- ------------
    2017          29.30        42.60         27.60
-------------- ------------ ------------- ------------
    2018          29.30        43.30         27.70
-------------- ------------ ------------- ------------
    2019          29.60        43.70         27.90
-------------- ------------ ------------- ------------
    2020          29.70        43.70         28.00
------------------------------------------------------

(1) Results are expressed in real 2000 dollars.
------------------------------------------------------



                                                                         2-16

2.6.6     DISPATCH CURVES

Dispatch curves for the MAIN region for 2001 and 2010 are shown in Figure 2-15. The State Line generation units are shown as intermediate load units while the Neenah plant is the marginal peaking unit.


                                   FIGURE 2-15
                     MAIN DISPATCH CURVES FOR 2001 AND 2010

                                     [GRAPH]




                                                                         2-17

2.7        WSCC-CALIFORNIA

2.7.1     BACKGROUND

WSCC is the regional organization responsible for the coordination, operation and planning of the bulk power electric systems in the western United States. The purpose of this coordination is to maximize the efficiency of the planning and operation of individual electric systems within the region in order to ensure system stability and reliability. WSCC is geographically the largest NERC region and is composed of 98 member power systems and ten affiliate members operating in fourteen states and parts of Mexico and Canada. The region encompasses approximately 1.8 million square miles and serves approximately 65 million customers. The WSCC region is divided into four subregions. Region IV includes the state of California in its entirety and part of Mexico and represents approximately 35% of the WSCC 1999 load of 754,430 GWh. Figure 2-16 shows the WSCC region and the location of the MAGI generation assets being financed.

As illustrated in Figures 2-17 and 2-18, the California region is largely dependent on gas- and oil-fired resources for baseload generation, accounting for 37% of the energy produced in California. Hydro (21%), nuclear (19%), and coal-fired (16%) generation also play a significant role. Gas- and oil-fired generation account for 45% of installed capacity and make up the majority of the market.

                                   FIGURE 2-16
                      GENERATION ASSETS IN THE WSCC REGION

                                     [MAP]



                                   FIGURE 2-17
                       WSCC-CALIFORNIA ENERGY - YEAR 2001

                                    [GRAPH]



                                   FIGURE 2-18
                      WSCC-CALIFORNIA CAPACITY - YEAR 2001



                                    [GRAPH]



Sources: Figure 2-17: PA Consulting Group Regional Modeling results. Figure 2-18: Federal Energy Regulatory Commission, 1999 Form 714: Annual Electric Control and Planning Area Report and WSCC, Summary of Estimated Loads and Resources, Data as of January 1, 1999, April 1999; and PA Consulting Group.

Hydro capacity reflects a 25% deration in Figure 2-18 to account for limits on its sustained peaking capability.


                                                                    2-18

Hydroelectric capacity is a substantial portion (38%) of the WSCC's peak capacity. Hydropower is different than most other types of capacity because most of the major facilities are energy constrained - they have a limited amount of water they can use for generation before either running out, or reaching their operational limits due to biologic, recreation, navigation, or other concerns. These energy constraints can limit the value of hydro facilities as a capacity source. The additional capacity must be made up by thermal generation. Our analysis of the ability of hydropower to generate during the peak periods found that hydro effectively provides 25% less capacity than its maximum rating thus PA assumed a deration of 25% for hydro capacity in the base case, low gas case, and high gas case.

In the high hydro case, the amount of hydro energy available is significantly higher. Our analysis of the reduction in hydro capacity due to energy constraints showed that the effective reduction would be approximately 1%, thus we did not derate hydro capacity in the high hydro case.

2.7.2     POWER MARKETS

This section describes the market structures for energy and ancillary services in California as they currently exist. However, the major events that occurred in 2000 and continue to occur through 2001 are likely to lead to significant changes in California's deregulation paradigm. These watershed events include: the dramatic increase in power costs, fuel costs, and supply constraints that started in 2000 and culminated in rolling blackouts in January 2001; the FERC Order in Docket No. EL00-95-00 on December 15, 2000 authorizing utilities to seek bilateral contracts; and failure of Southern California Edison and PG&E to pay major power bills in January 2001 resulting in renewed California governmental involvement. This section is divided into two subsections. The first section summarizes the markets in place as of January 2001 and the second section reviews the major developments that may materially change the market.

A.        INITIAL MARKET STRUCTURE

Initially, California, unlike the PJM market, did not have a separate market for installed capacity. A generator must recover its fixed costs by selling ancillary services and by selling energy in those hours when the market price exceeds the generator's fuel and other variable operating costs. In order for peaking and cycling plants to fully recover their costs, they needed to submit offer prices that exceed their variable costs in those hours when capacity is tight and they were reasonably assured of being dispatched. In addition, ancillary services and Reliability Must-Run (RMR) contracts are other sources of revenue that could offset their fixed costs.

The electric energy consisted of four markets that were interrelated and operate in chronological order:

I. block forwards market (Cal-PX)

II.  day-ahead market (Cal-PX)

III. day-of market (CA-ISO)

IV.  real-time market (CA-ISO).

The block forwards, day-ahead, and day-of markets are considered forward markets, in that the settlement prices and quantities are determined before the physical transactions occur. At the start of deregulation the California Power Exchange (Cal-PX) was the primary entity supporting these forward markets. The Cal-PX indefinitely suspended operations as of January 30, 2001.

The California market was originally subdivided into two major pricing zones:
Northern California (NP15) and Southern California (SP15). Prices between NP15 and SP15 zones differed during many hours of the year. Transmission congestion can also occur within these two zones or at any of the various interfaces. On February 1, 2000, the CA-ISO activated a new zone, ZP26, located between NP15 and SP15. Because of load and generation location, the CA-ISO has stated that ZP26's price is likely to match either NP15 or SP15 depending on the direction of the flow.

As mentioned above, an additional source of capacity compensation is Reliability Most Run (RMR) payments. RMR requirements are developed by the CA-ISO based upon load forecasts and transmission capacity. The CA-ISO conducts study that identifies generators that are critical to maintaining local area reliability. The long-term goal is to eliminate RMR payments and instead rely on the ancillary services market.

The changing market situation, as discussed in the next section, could dramatically change the nature of the RMR structure as a result of changes in the market structure, the potential reintroduction of significant bilateral contracting, and potential measures that could encourage the construction of new generation.


                                                                           2-19

B.        CURRENT MARKET SITUATION

Significant market restructuring is likely to occur as a result of both state of California and FERC action. The combination of the financial inability and unwillingness of the major California IOUs to continue to pay PX prices for power without a retail pass-through mechanism will force significant changes to the market. On December 15, 2000, FERC Docket No. EL-95-00 established four major changes. The first change was to allow 25,000 MW of utility capacity to return to cost-of-service regulation subject to state order. The second change was to allow utilities to enter into bilateral contracts thus releasing an additional 40,000 MW from the spot markets. The third change was a requirement that utilities pre-schedule at least 95% of their load. Key excerpts from the FERC Order follows.

     "Elimination of the Mandatory PX Buy-Sell Requirement. The Commission is eliminating the requirement that the California IOUs sell all of their generation into, and buy all their generation from, the California Power Exchange (PX). This will release the entirety of the IOUs' 40,000 MW of peak load from exposure to the spot market and will allow or require the following:

     (a) 25,000 MW immediately returned to State regulation. .... The state is free as of date of issuance of this order to regulate this power on a cost-of-service basis, subject to a cost cap, or in any way it sees fit.

     (b) Release of load to bilateral markets and prudent risk management. The release of all 40,000 MW from mandatory exposure to the spot market will permit the IOUs to move their purchase power needs to bilateral long-term contracts and adopt a balanced portfolio of contracts to mitigate cost exposure. This is critical to limiting extreme price volatility for California consumers.

     Termination of PX wholesale rate schedules. The Commission will terminate the PX's wholesale rate schedules which enable it to continue to operate as a mandatory power exchange. Termination will be effective as of the close of the April 30, 2001 trading day."



Finally, FERC ordered the implementation of a $150 per MW soft price cap for the real-time market. Under the new rules, bids over $150/MWh would not set the market-clearing price. Each bidder over the $150 cap, up to the clearing load, will receive their bid price. Bidders over $150/MWh will be required to confidentially report to FERC their incremental generating costs and/or their opportunity cost of not selling to a different market. Sellers bidding below $150 will receive the market-clearing price up to the cap of $150.

Generators with accepted bids over $150/MWh will have their price subject to FERC review. According to the order "Absent notification by the Commission or its staff (e.g., a data request, order, or other written notification from the Commission) within 60 days [of the date the report is filed with FERC] all transactions will be considered final and will not be mitigated." If the Commission does issue a notice, then the generator will be subject to a refund liability as long as the issue is under investigation.

The CA ISO has challenged the FERC Order in the Ninth Circuit Court of Appeals, and the prospects for continuing the ISO in its current capacity are highly unlikely. The Cal-PX has announced that it will shut down in April and has already cut its staff by 15%. Based upon the FERC Order and current state discussions, a move toward fixed price contracts is likely as well as some type of mechanism to ensure that additional capacity is built. It is not clear at what price or term these contracts would be set out. However, it is clear that politically and economically the current conditions cannot persist. Average wholesale prices of $30/MWh in 1999 increased to over $170/MWh in the last half of 2000.

California wholesale peak and off-peak prices continued to be in excess of $150/MWh during the first two months of 2001 despite the FERC Orders and intervention of the California Department of Water Resources (DWR), which stepped in as a credit worthy counterpart to make market purchases for the major IOUs. However, the DWR limited its purchases to "reasonably" priced power leaving the ISO to make up the remainder of the purchases in the real-time market. There has been considerable confusion as to who will be responsible for losses associated with both DWR and CA-ISO purchases. The final outcome is uncertain given the numerous legislative proposals and possible direction provided through potential voter approved referendum.


                                                                       2-20

During the month of February, after an internet solicitation for energy bids, the DWR announced the signing of a number of long-term contracts that set the stage for the state government to become a major wholesale market participant. The DWR has been in discussions with a number of wholesale generators including Mirant, Duke, Calpine, Dynegy, Enron, El Paso Energy, and Williams. The state has already announced plans for the purchase of approximately 9,000 MW of capacity. (The initial purchases in 2001 are lower but ramp up with commitments for construction of new generation.) While the specific terms are not available, significant amounts of energy are identified as being purchased under fixed price arrangements. The average price of power is reported to be in the $69/MWh range with the average for the first five years about $10/MWh higher. The actual details have not been released.

C.        RMR MARKET

The Reliability Must Run (RMR) market was intended to be eventually replaced by the ancillary services market. As a result of the recent crisis in California, the evolution of the market may be delayed as a result of alternative efforts to pursue contracts for most generation rather than reliance on the day-ahead market. RMR resources are designated generators that are required to run in order to maintain local area reliability. These resources are designated on an area-by-area basis based upon studies of projected area load, transmission constraints, and generation resources. Units designated as RMR can be operated under one of two types of contracts:

o CONDITION NO. 1 - includes a fixed option payment and provisions for the generator to keep market revenues

o CONDITION NO. 2 - incorporates full fixed cost and start-up cost recovery but precludes retention of market revenues.

                Three MAGI generation stations (Contra Costa #6-7, Pittsburg #1-7, and Potrero #4-6) are in the Greater Bay RMR Area. The three generation stations and all their units are identified as RMR candidates in the 2002-2003 RELIABILITY MUST-RUN TECHNICAL STUDY OF THE ISO-CONTROLLED GRID. These units were modeled under Condition No. 1.

2.7.3     MARKET DYNAMICS

In the latter part of the last decade California experienced a significant economic boom resulting in a growth in demand of 30% since 1990. At the same time the amount of generation capacity increased only 6%. This significant growth, coupled with strong growth in neighboring states reduced the power available for imports. A summary of projected load growth and required capacity is shown in Figure 2-19.

                                   FIGURE 2-19
                    WSCC-CALIFORNIA LOAD AND RESOURCE BALANCE


                                    [GRAPH]


Historical prices for WSCC-California are presented in Appendix A.


                                                                           2-21

2.7.4     TRANSMISSION SYSTEM

The CA-ISO controls 75% of the California Grid and includes transmission systems formerly operated by the three IOUs in the state (Pacific Gas & Electric, Southern California Edison, and San Diego Gas & Electric). The CA-ISO was formally enacted by the Legislature and the Governor to coordinate safe and reliable delivery of power while opening access to the new, free market for electricity. Further details on the CA-ISO are provided in the discussion of the power markets. At the time of this report, the state of California was negotiating with three IOUs to buy their transmission assets as part of a deal to resolve the power crisis.

2.7.5     ANCILLARY SERVICES MARKETS

A.        INTRODUCTION

MAGI's California units have the opportunity to earn revenues in the six ancillary services categories defined by the ISO:(1)

I.   regulation (up and down)
II.  spinning reserve
III. non-spinning reserve
IV.  replacement reserve
V.   voltage support
VI.  black start capability.

The ISO procures the first four of these services through competitive bidding in day-ahead and hour-ahead auctions.

Bids were evaluated separately and sequentially in the following order: regulation, spinning reserve, non-spinning reserve and replacement reserve. Figure 2-20 summarizes the competitively bid ancillary services prices for the 12-month period ending October 31, 2000. For reference, the average unconstrained PX energy price is also shown. Prices in the California electricity markets in this period were higher than in previous years due to high demand and insufficient supply. In the future we believe it is unlikely that ancillary services prices will maintain the levels seen in 2000.

PA forecasted the 2001 to 2004 revenues for the competitively bid ancillary services from the MAGI California units using a supply curve model, assuming MAGI will be able to continue marketing these services.

B.        SUPPLY CURVE MODEL

The supply curve model, as the name suggests, relies on construction of supply curves for the ancillary services of interest. The curves are based on the available capacities of units with the particular service capability and their opportunity cost to provide those services. An underlying assumption is that unit owners will bid those opportunity costs into the ancillary service auctions.

The marginal cost of each service is defined by the opportunity cost of the unit at the intersection of a demand curve with the supply curve. The demand curve is defined by the ISO's ancillary services requirements and is a vertical line, i.e., inelastic.

Results have been provided to the Independent Engineer.

                                  FIGURE 2-20
                             CALIFORNIA ANCILLARY
                                SERVICES PRICES
                         (11-01-99 THROUGH 10-21-00)

                                     [GRAPH]



                                                                           2-22

2.7.6     PRICE FORECASTS FOR THE WSCC-CALIFORNIA MARKET

A.        BASE CASE

The forecasts of energy prices, capacity compensation, and all-in prices for the base case are shown in Figure 2-21 and Table 2-5 for the WSCC-California region.



                                   FIGURE 2-21
                     WSCC-CALIFORNIA BASE CASE COMPENSATION
               FOR CAPACITY, ENERGY, AND ALL-IN PRICE FORECASTS(1)

                                     [GRAPH]

                                      [KEY]

                 (1) Results are expressed in real 2000 dollars.



In addition to the fundamental numbers reported in Table 2-5, PA used monthly average daytime electricity forwards for 2001-2003. The monthly electricity price forwards for 2001-2003 used in the volatility forecast for the WSCC-California region are listed in Appendix A. For the period 2004-2020, the volatility results were calibrated to the fundamental results shown in Table 2-5.

-----------------------------------------------------------

                        TABLE 2-5
          WSCC-CALIFORNIA BASE CASE FORECASTS(1)
                   FUNDAMENTAL ANALYSIS

-----------------------------------------------------------
                COMPENSATION      ENERGY         ALL-IN
                FOR CAPACITY       PRICE          PRICE
    YEAR          ($/KW-YR)       ($/MWH)        ($/MWH)
------------- ----------------- ------------- -------------
    2001(2)        76.90           60.30         69.10
------------- ----------------- ------------- -------------
    2002(2)        76.20           48.10         56.70
------------- ----------------- ------------- -------------
    2003(2)        75.50           46.00         54.60
------------- ----------------- ------------- -------------
    2004           46.50           32.00         37.30
------------- ----------------- ------------- -------------
    2005           63.50           24.70         32.00
------------- ----------------- ------------- -------------
    2006           65.20           24.80         32.30
------------- ----------------- ------------- -------------
    2007           66.40           24.80         32.40
------------- ----------------- ------------- -------------
    2008           69.80           24.50         32.50
------------- ----------------- ------------- -------------
    2009           68.10           25.10         32.90
------------- ----------------- ------------- -------------
    2010           70.20           25.30         33.30
------------- ----------------- ------------- -------------
    2011           70.30           25.30         33.30
------------- ----------------- ------------- -------------
    2012           69.90           25.10         33.00
------------- ----------------- ------------- -------------
    2013           69.30           25.30         33.20
------------- ----------------- ------------- -------------
    2014           68.80           25.10         32.90
------------- ----------------- ------------- -------------
    2015           68.20           24.50         32.30
------------- ----------------- ------------- -------------
    2016           67.60           24.70         32.40
------------- ----------------- ------------- -------------
    2017           67.00           25.00         32.60
------------- ----------------- ------------- -------------
    2018           66.50           25.30         32.80
------------- ----------------- ------------- -------------
    2019           65.90           24.80         32.30
------------- ----------------- ------------- -------------
    2020           65.40           25.10         32.60
-----------------------------------------------------------

(1) Results are expressed in real 2000 dollars.

(2) 2001-2003 volatility results are calibrated to the
forwards prices versus the model results presented herein.
-----------------------------------------------------------


                                                                            2-23

B.        SENSITIVITY CASES ANALYSIS

The all-in prices for three of the sensitivity cases described in Section 2.2 are shown in Figure 2-22 and Table 2-6 for the WSCC-California region.

The high fuel case yields consistently higher all-in prices (in the range of $14- to $16/MWh) compared the base case after 2004, as the percentage of gas on the margin remains flat. Gas units are on the margin in the base, high fuel, and low fuel cases. Thus, the all-in price differences are consistent with the fuel price change. The low fuel case produces slightly lower all-in prices parallel to the base case. The high hydro case's excess low cost generation and capacity depresses prices through 2004 by $15 to $17/MWh.



                                   FIGURE 2-22
                        WSCC-CALIFORNIA SENSITIVITY CASES
                         ALL-IN PRICE FORECASTS ($/MWH)

                                     [GRAPH]

                                      [KEY]

                  (1) Results are expressed in real 2000 dollars.


-----------------------------------------------------------
                        TABLE 2-6
            WSCC-CALIFORNIA SENSITIVITY CASES
            ALL-IN PRICE FORECASTS(1) ($/MWH)

-----------------------------------------------------------
   YEAR        BASE       HIGH        LOW      HIGH HYDRO
               CASE       FUEL        FUEL
----------- ----------- ---------- ----------- ------------
   2001       69.10       69.10      63.70        52.80
----------- ----------- ---------- ----------- ------------
   2002       56.70       62.70      52.50        41.60
----------- ----------- ---------- ----------- ------------
   2003       54.60       64.20      50.80        40.60
----------- ----------- ---------- ----------- ------------
   2004       37.30       50.80      35.00        31.10
----------- ----------- ---------- ----------- ------------
   2005       32.00       48.90      30.20        32.00
----------- ----------- ---------- ----------- ------------
   2006       32.30       49.00      30.40        32.30
----------- ----------- ---------- ----------- ------------
   2007       32.40       48.80      30.60        32.40
----------- ----------- ---------- ----------- ------------
   2008       32.50       48.50      30.60        32.50
----------- ----------- ---------- ----------- ------------
   2009       32.90       48.70      30.90        32.90
----------- ----------- ---------- ----------- ------------
   2010       33.30       48.20      31.10        33.30
----------- ----------- ---------- ----------- ------------
   2011       33.30       48.10      31.10        33.30
----------- ----------- ---------- ----------- ------------
   2012       33.00       48.50      30.90        33.00
----------- ----------- ---------- ----------- ------------
   2013       33.20       48.70      31.10        33.20
----------- ----------- ---------- ----------- ------------
   2014       32.90       47.70      30.80        32.90
----------- ----------- ---------- ----------- ------------
   2015       32.30       46.80      30.30        32.30
----------- ----------- ---------- ----------- ------------
   2016       32.40       46.60      30.30        32.40
----------- ----------- ---------- ----------- ------------
   2017       32.60       46.90      30.50        32.60
----------- ----------- ---------- ----------- ------------
   2018       32.80       46.50      30.70        32.80
----------- ----------- ---------- ----------- ------------
   2019       32.30       46.40      30.20        32.30
----------- ----------- ---------- ----------- ------------
   2020       32.60       46.50      30.40        32.60
-----------------------------------------------------------

(1) Results are expressed in real 2000 dollars.
-----------------------------------------------------------


                                                                            2-24

2.7.7     DISPATCH CURVES

Dispatch curves for 2001 and 2010 are shown in Figure 2-23.


                     FIGURE 2-23
  WSCC-CALIFORNIA DISPATCH CURVES FOR 2001 AND 2010


                  WSCC-CA - 2001
                                                                    [KEY]
                     [GRAPHS]                              ---------------------
                                                             A    Contra Costa 6
              CUMULATIVE CAPACITY (MW)                       B    Contra Costa 7
                                                             C    Pittsburg 1
PEAK DEMAND = 53,838 MW WITH RESERVE 13% = 60,323 MW         D    Pittsburg 2
                                                             E    Pittsburg 3
                                                             F    Pittsburg 4
                                                             G    Pittsburg 5
                  WSCC-CA - 2010                             H    Pittsburg 6
                                                             I    Pittsburg 7
                     [GRAPHS]                                J    Potrero 3
                                                             K    Potrero GT 4
              CUMULATIVE CAPACITY (MW)                       L    Potrero GT 5
                                                             M    Potrero GT 6
PEAK DEMAND = 62,402 MW WITH RESERVE 13% = 70,514 MW       ---------------------


                                                                            2-25

2.8       NPCC-NEW YORK

2.8.1     BACKGROUND

This section describes the current, proposed, and potential future structure of the power market within the New York component of the Northeast Power Coordinating Council (NPCC). NPCC is the regional organization for the coordination of the operation and planning of the bulk power electric systems in New York, New England, and eastern Canadian Provinces. The purpose of this coordination is to maximize the efficiency of the planning and operation of individual electric systems within the region in order to ensure system stability and reliability. The NPCC is split into two ISOs, NEPOOL and New York. The NY-ISO, formed in 1998, is the replacement for the New York Power Pool
(NYPP). The NYPP was formed by New York's eight largest electric utilities following the Northeast Blackout of 1965. The NYPP operated as a centrally dispatched power pool with a "split-the-savings" pricing methodology. In response to the FERC Open Access Rule (Order 888), the members of NYPP developed a restructuring proposal and a pool-wide open access tariff, which were submitted to FERC in January 1997. This restructuring proposal created the New York ISO (NY-ISO) to operate the New York bulk power system, maintain system reliability, administer specified electricity markets, and facilitate open access to the New York transmission system. A map of the NPCC-New York region and the location of the generation assets being financed is provided in Figure 2-24.

                                   FIGURE 2-24
                              NPCC-NEW YORK REGION

                                     [GRAPH]

On January 28, 1999, FERC gave conditional approval of the NY-ISO's proposed tariff, market rules, and market-based rates with some modifications. On November 18, 1999, the NY-ISO officially assumed control and operation of the New York Power Pool grid and began administering the wholesale market for the sale and purchase of electricity in the region. The NY-ISO also provides statewide transmission service under a single tariff, which eliminates the cumulative transmission charges for each individual utility that is involved in a transaction.

                                   FIGURE 2-25
                           NEW YORK ENERGY - YEAR 2001

                                     [GRAPH]



                                   FIGURE 2-26
                          NEW YORK CAPACITY - YEAR 2001

                                     [GRAPH]

Sources: Figure 2-25: PA Consulting Group Regional Modeling results.
Figure 2-26: Report of the Member Electric Systems of the New York Power Pool Load and Capacity Data, 2000; and PA Consulting Group.


                                                                            2-26

As Figures 2-25 and 2-26 indicate, NY-ISO uses a balance of natural resources for baseload generation. Production comes from nuclear (27%), coal (26%), gas and oil (23%), and hydro-based (22%). Gas- and oil-fired units account for the majority of NY-ISO's installed capacity, totaling 59%.

2.8.2     POWER MARKETS

A.        INTRODUCTION

Activity in the wholesale power markets has been enhanced as a result of retail market restructuring. Several of the IOUs in New York were required to divest a portion of their generation assets. In addition, generators in New York City were required to adopt certain market power mitigation measures. These market power mitigation measures are intended to alleviate concerns that the divested generation might be able to exercise localized market power due to the current configuration of loads, generation, and transmission facilities in New York City and related local reliability rules and transmission constraints. These market power mitigation measures were approved by FERC in Docket No. ER98-3169-000, issued September 22, 1998, and are being implemented by the NY-ISO.

The new wholesale market structure in New York created the following markets for the services of generators:

i.    installed capacity
ii.   day-ahead energy
iii.  real-time energy
iv.   ancillary services (day-ahead and real-time)
v.    operating reserves
vi.   regulation
vii.  In-City market power mitigation measures
viii. In-City unit commitment
ix.   installed capacity
x.    spinning reserves

B.        MARKETS

i.        INSTALLED CAPACITY MARKET

To ensure that sufficient installed capacity is available in the market to meet reliability standards, the NY-ISO requires LSEs to own or contract with physical generation capacity to cover their peak demand and a share of the installed reserve requirement for the upcoming capability period.

Important features of the installed capacity market include the following:

- The installed capability obligation for each participant is determined on a semi-annual basis by the NY-ISO.

      - The NY-ISO determines the minimum amount of capability that must be obtained internal to the LSE's locality.

      - The NY-ISO determines the maximum amount of capability that may be obtained by the LSE from other zones in the New York Control Area.

      - The NY-ISO determines the maximum capability that may be obtained from all neighboring control areas.

      - All resources must be either bilaterally scheduled to meet load within the New York Control Area or be bid into the New York day-ahead market.

- Installed capacity may be acquired by an LSE through bilateral transactions with generators or other LSEs.

- An LSE may acquire installed capacity at any time during the year, including after the occurrence of its peak load.

- An LSE lacking installed capacity will be required to purchase it at a special auction held by the NY-ISO.

- If an LSE fails to meet its installed capacity requirement, a substantial penalty will be assessed.

The NY-ISO conducts installed capacity auctions 45 days prior to both the summer and winter capability periods (referred to as Obligation Procurement Periods). The auction takes place in three stages. First, installed capacity is bought and sold in six-month blocks covering the entire Obligation Procurement Period. Then a subsequent auction facilitates transactions for specific months within the period. In the event that any LSEs have not certified to the NY-ISO that they have met their installed capacity requirements, the NY-ISO will conduct a third "Deficiency Procurement Auction" to secure installed capacity credits on behalf of the deficient LSEs.

The NY ISO conducted its first ICAP auction in April 2000. In the New York City area, over 5,000 MW was awarded for the 6-month block covering May through October at a market-clearing price averaging


                                                                            2-27

$8.75 per kW-month. In the month-by-month auction, demand far exceeded supply in New York City. Only 59.4 MW was offered each month, whereas demand ranged from 308 MW in several months to nearly 2,000 MW in July and August. As a result market-clearing prices reached the ISO-imposed ceiling of $12.50 per kW-month in every month. Other areas in the ISO territory saw much less activity in the auction. In some areas, no MW were offered at all, and in others prices reached no higher than $2.25 per kW-month.

The NY-ISO also plans to conduct monthly auctions to allow LSEs that have gained load to acquire additional installed capacity credits. If necessary, monthly Deficiency Procurement Auctions will also be held.

ii.       DAY-AHEAD ENERGY MARKET

In the day-ahead energy market, 24 separate hourly energy prices are determined for each location. The closing time for submitting bids to the NY-ISO is 5:00 for the energy markets the following day (for example, 5:00 Tuesday morning for bids on energy to be generated on Wednesday). A bid to supply generation consists of an incremental energy bid curve. For each generation level, the curve represents the minimum price a bidder is willing to accept to be dispatched at that generation level. Distinct curves may be submitted for each hour. Bidders may specify constraints on their units, such as minimum up time, minimum down time, and ramp rates. Bidders are able to separately specify start-up costs and minimum load costs.

The NY-ISO runs a security-constrained unit commitment program(2) to determine which generating units will be committed (designated to be available for dispatch the next day). LBMPs are determined for each hour. A location-specific price represents the cost of serving an increment of load at that location for that hour, as represented in the NY-ISO's day-ahead schedule. The NY-ISO determines its day-ahead schedule by minimizing total cost (as bid) over the course of the day, while meeting the load quantities bid day-ahead by LSEs. The location-specific prices include any charges for transmission losses and congestion.

-----------------------------

(2) The security-constrained unit commitment program is a complex mathematical optimization program that identifies a set of generation units whose availability minimizes anticipated cost while meeting the security (reliability) constraints.

A winning bid results in a financial forward at the location-specific day-ahead price for the quantity accepted by the NY-ISO. If a winning bidder delivers an amount of energy other than that accepted by the NY-ISO in the day-ahead energy market, the difference in energy between the amount delivered and the amount bid is paid (either to or from the generator) at the real-time energy price.

Important features of the day-ahead market include the following:

- Only the incremental energy bid curve is used in determining the LBMPs. If the difference between the market clearing price times the scheduled generation and the bid price times the scheduled generation does not cover as-bid start-up and minimum load costs, the generator receives the shortfall as a make whole payment.

- A generator participating in the centrally coordinated financial settlement process is paid the hourly day-ahead price at its location for all energy it is scheduled to produce in the day-ahead market in that hour.

- An LSE participating in the centrally coordinated financial settlement process pays the hourly day-ahead price for its zone, which is an average of locational prices within that zone, for all energy it is scheduled to consume in the day-ahead market in that hour.

- Bilateral transactions are not subject to the centrally coordinated financial settlement process for energy purchases. However, participants making bilateral transactions pay for transmission service based on the same charges for transmission losses and transmission congestion (which results in the differences in prices based on their location).

On August 28, 2000, the three northeast ISO's (New England, New York, and Ontario) jointly issued a Request for Proposal (RFP). The RFP Requested a feasibility study for a regional day-ahead electric market that would establish energy prices and schedules for the next day. The goal is to offer additional capability for market participants to buy and sell electricity across a broader region than is presently available within the ISO markets. The RFP falls in line with FERC Order 2000, which calls for the formation of RTOs. In that same order, FERC indicated that it favors larger regional ISO markets that reduce what they refer to as "seams" between existing markets. There are three phases to the study. The first phase is to analyze various options and


                                                                            2-28
recommend something to be approved by all three ISOs. Once the first phase is accepted, the second phase would incorporate a system reliability study. The third phase would then produce functional specifications based on the outcomes of the first two phases. The first phase should be completed on or before March 30, 2001.

In compliance with FERC's preferences stated in FERC Order 2000, the New England and New York ISO board of directors announced the approval of a joint resolution on January 16, 2001. The resolution establishes a joint task force on inter-control area market coordination. The two groups have pledged that both regions' independent system operators' cooperate to enhance interregional coordination and reduce barriers to transactions between the two wholesale electricity markets. The joint resolution was made in accordance to previous RTO filings that occurred in both NEPOOL and New York.

iii.      REAL-TIME ENERGY MARKET

In the real-time energy market, the closing time for submitting bids to the NY-ISO is 90 minutes in advance of the hour; these bids are known as hour-ahead bids. The NY-ISO uses a security-constrained dispatch program to meet load on a 5-minute basis. The locational price of energy at each location is the bid-based cost of meeting incremental load at that location in the security-constrained least-cost dispatch. For each 5-minute interval, a generator is paid a location-specific price for the energy generated in that interval at the market-clearing location-specific price for that 5-minute interval.

Important features of the real-time energy market include the following:

- Hour-ahead bids are valid from market close through the scheduled hour of delivery, which allows such bids to be exercised by the NY-ISO in real-time.

- For resources previously scheduled by the NY-ISO day-ahead, hour-ahead bids may be no greater than the day-ahead bids.

- Bilateral transactions involving energy purchases and sales are not settled through the centrally coordinated process. Participants may, however, purchase transmission on the same basis and are subject to the same charges for transmission losses and transmission congestion.

- Generators, loads, and bilateral transactions are subject to real-time locational prices only to the extent that their actual injections and/or withdrawals differ from their schedules submitted the day before.

- The essence of real-time operation lies in the SCD (Security-Constrained Dispatch) software package. Like SCUC, the SCD program works to identify the winning bid and commits it to provide transmission services.

iv.       ANCILLARY SERVICES MARKET

Six specific support services compose the sector known as the Ancillary Services Market. These unbundled services support the transmission of energy and reactive power from resources to loads; they are essential to maintain reliable operation of the New York power system. Some of these services are market-based, meaning they are bid for in a market much like that of installed capacity or other previously mentioned markets. Other services are provided by the NY-ISO at embedded costs. A summary of the NY-ISO Ancillary Services is provided in Table 2-7.

-----------------------------------------------------------
                        TABLE 2-7
            NY-ISO ANCILLARY SERVICES SUMMARY
-----------------------------------------------------------

                       SERVICE
                       LOCATION      SERVICE      PRICING
ANCILLARY SERVICES    DEPENDENT?    PROVIDER      METHOD
------------------- -------------- ----------- ------------
Scheduling,               No          NY-ISO     Embedded
System Control,
and Dispatch
Service
------------------- -------------- ----------- ------------
Voltage Support          Yes         NY-ISO     Embedded
Service
------------------- -------------- ----------- ------------
Regulation and           Yes         NY-ISO    Market-based
Frequency                              or
Response                              Third
Service                               Party
------------------- -------------- ----------- ------------
Energy                    No         NY-ISO       Market-
Imbalance                                        based and
Service                                            Energy
                                                  payback
------------------- -------------- ----------- ------------
Operating                Yes         NY-ISO       Market-
Reserve                                or          based
Service                              Third
                                     Party
------------------- -------------- ----------- ------------
Black Start              Yes         NY-ISO      Embedded
Service
------------------- -------------- ----------- ------------


                                                                            2-29

Only a few of these services, as Table 2-7 illustrates, provide a market from which profits can be generated. Of these market-based services, the market for the Operating Reserve Service provides the most opportunity for profit.

v.        OPERATING RESERVES MARKET

There are three types of operating reserves in the NY-ISO (ten-minute spinning, ten-minute non-spinning, thirty-minute operating), with each occupying one-third of the market. Each type of operating reserve has a day-ahead and real-time market for each hour of system operations. Important features of the operating reserves markets include the following:

- Each day-ahead operating reserve market is bid-based, and bids are in $/MW. A generator may submit operating reserve bids for any and all markets for which it qualifies. Using its security-constrained unit commitment program, the NY-ISO determines the winning bids for each market. The market-clearing price for each day-ahead operating reserve market is that market's highest winning bid.

- If the NY-ISO recognizes in real-time a need for additional operating reserves, real-time prices are determined by hour-ahead bids in each operating reserve market. If no additional operating reserves are acquired in real-time by the NY-ISO, the real-time prices for operating reserves are equal to zero.

- Spinning reserve payments to generators on security-constrained dispatch by the NY-ISO may include lost opportunity costs if the NY-ISO directs those units to reduce generating levels in order to provide spinning reserves. Spinning reserve payments to non-dispatchable generators do not include lost opportunity costs.

- Capacity assigned to provide operating reserves, and then dispatched by the NY-ISO to provide energy, is paid the real-time LBMP for the energy market.

-     Generators face penalties for failure to perform.

vi.       REGULATION MARKETS

Regulation service provides ramping service to follow the second-to-second fluctuations in load and supply. Regulation service is provided by generators on automatic generation control (AGC). There are day-ahead and real-time markets for regulation.

Important features of the regulation market include the following:

-     Bids are in $/MW, based on a unit's regulation response rate in MW/min.

- Compensation for regulation includes an availability component and a component for energy used in regulation.

- The real-time market for regulation may clear at a price of zero when there is no additional need for regulation beyond that which is scheduled the day before.

- A generator that does not follow its day-ahead schedule is levied a charge for the necessary regulation it imposes on the system.

-     Generators face penalties for failure to perform.

vii.      IN-CITY (NEW YORK) MARKET POWER MITIGATION MEASURES

Energy bids are market-based and congestion management is achieved through locational-based marginal pricing. The bid prices of In-City generators are relied on to compute the In-City market clearing price, unless the bid prices are 5% greater than the price at the Indian Point 2 bus (which is located outside of the City of New York). When this happens, mitigation measures are invoked and the In-City generator's effective bid prices are not used. In this case, the bids are capped at the amount that those same generators have bid during unconstrained hours in the prior 90 days.(3) Any portion of the 90-day period that reflects periods when mitigation measures were invoked is not used in this calculation. The price is based on the unit's variable operating costs(4) if there are not 15 days of data when mitigation measures were not invoked.

-----------------------------

(3) The cap is an average that is adjusted up or down by a fuel index to account for changes in fuel costs over the 90-day period.

(4) The formula uses a fuel price index, the units heat rate, and other operating characteristics, as well as a $1/MWh adder for operation and maintenance costs.


                                                                            2-30

viii.     IN-CITY UNIT COMMITMENT

In-City generating units may be committed to meet reliability requirements. If a unit is committed and proves to be the cheapest alternative, it is dispatched the next day to deliver energy and, therefore, no market power mitigation measure is necessary. However, if a unit is committed and is not dispatched the next day to deliver energy, it is entitled to a unit commitment payment, which is capped at the unit's variable cost.

ix.       INSTALLED CAPACITY

LSEs serving load In-City may be subject to local reliability rules that specify the portion of the installed capacity requirement that must be satisfied from In-City generating resources. In-City installed capacity has a price cap of $105.00/kW-yr and shall be revised only as permitted by FERC.

x.        SPINNING RESERVES

All spinning reserve suppliers are paid the higher of their spinning reserve bids or their lost opportunity costs associated with providing spinning reserves (i.e., the revenues they would have earned had the units been dispatched to deliver energy rather than operated as spinning reserves). All In-City generators with spinning reserve capability are required to participate in the spinning reserve markets and to use bid prices of zero in all hours. If directed to supply spinning reserves, the generators are compensated as if their units had been dispatched to make energy sales.



                                   FIGURE 2-27
                       NEW YORK LOAD AND RESOURCE BALANCE

                                    [GRAPH]

                                     [KEY]



C.        NEW YORK RESTRUCTURING STATUS

Discussion on electric competition in the state began as far back as 1993 by the New York Public Service Commission (PSC). By May of 1996 the PSC had announced the plans for restructuring in the state, allowing customers to choose their electricity supplier. In 1997 and 1998, the Commission approved six rate and restructuring orders for Consolidated Edison, Central Hudson G&E, Orange and Rockland Utilities, NYSE&G, Niagara Mohawk, and Rochester G&E.

In Opinion 96-12, the NYPSC directed that a non-bypassable system benefits charge be established to support investments in energy efficiency, research, development and demonstration, low-income programs and environmental monitoring that might not be fully supported in a competitive market.

Currently, NYSE&G, Orange and Rockland, and Niagara Mohawk have full retail access for customers in place. The other three mentioned will have full access by the end of 2001 if all goes smoothly.

2.8.3     MARKET DYNAMICS

MAGI's assets in this report located in New York include eight existing generation plants totaling 1,764 MW of capacity. This represents approximately 5% of the installed capacity in New York. The market is currently in approximate load resource balance when the reserve margin is included. The New York market has had a historic average annual peak demand growth rate of 1.9% over the period of 1991-2000. However, the forecast indicates that the growth will slow to an average annual growth rate of 1% for the period of 2001-2020. The forecast of demand and capacity is shown in Figure 2-27.

Historical prices for New York are presented in Appendix A.


                                                                            2-31

2.8.4     TRANSMISSION SYSTEM

On January 17, 2001 the NY-ISO and six other transmission owners in New York filed jointly with FERC to say the NY-ISO will comply with the FERC Order 2000 RTO. The filing states that they will be able to comply with the order to gain approval as an RTO. A major component of the filing proposes that the NY-ISO assume "ultimate responsibility" for planning and coordinating transmission expansions, additions and upgrades.

The six transmission owners filing with the ISO are: Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc., Niagara Mohawk Power Corporation, Orange & Rockland Utilities, Inc., and Rochester Gas and Electric Corporation. The New York Power Authority and the Long Island Power Authority are also supporting the filing.

i.      TCCS MARKET

Any market participant, including those engaging in bilateral transactions scheduled in the day-ahead market, may hedge transmission congestion costs through transmission congestion contracts (TCCs). TCCs are financial obligations entitling the holder to the congestion rent between two locations, as measured by the difference between the congestion component of the day-ahead LBMPs for each location. TCCs thus may be used to offset the costs of transmission congestion assessed to bilateral contracts. Entities having physical rights to transmission have the option to convert these physical rights to TCCs. The NY-ISO will identify the remaining transfer capability of the transmission system and administer an auction every six months where these TCCs can be purchased.

Currently, the NY-ISO is taking measures to augment the TCC market. Known as the TCC Unbundling Project, this undertaking has three aims:

- divide TCCs into more easily traded components
- increase liquidity of TCCs
- facilitate secondary market for TCCs.

Divided into three phases, the first phase is to identify individual components of TCCs; currently, the NY-ISO has identified three components in each original TCC. Recall that each TCC is a hedge against energy lost along its transfer, thus, in an effort to divide a TCC into multiple components, the NY-ISO has simply identified distinct paths where energy is lost along the original transfer. These three paths include (1) bus to zone, (2) zone to zone, and (3) zone to bus. Having identified individual component pieces for auction, the NY-ISO is endeavoring to develop billing and reporting procedures and software packages to automate them. The NY-ISO is currently dividing TCCs into components that are easier to trade. Dates for accomplishing the second and third phases, track secondary TCC holders and automate TCC auction process (bidding & posting), respectively, have not been set.


                                                                            2-32

2.8.5 PRICE FORECASTS FOR THE NEW YORK MARKET

A.        BASE CASE

The base case compensation for capacity, energy, and all-in market price forecasts are presented in Figure 2-28 and Table 2-8 for the New York-East pricing area, which includes Central Hudson Gas & Electric Corporation and Orange & Rockland Utilities, Inc.





                                   FIGURE 2-28
                      NEW YORK-EAST BASE CASE COMPENSATION
                FOR CAPACITY, ENERGY, AND ALL-IN PRICE FORECASTS(1)

                                     [GRAPH]


In addition to the fundamental numbers reported in Table 2-8, PA used monthly average daytime electricity forwards for 2001-2003. The monthly electricity price forwards for 2001-2003 used in the volatility forecast for the New York region are listed in Appendix A. For the period 2004-2020, the volatility results were calibrated to the fundamental results shown in Table 2-8.



-----------------------------------------------------------
                        TABLE 2-8
            NEW YORK-EAST BASE CASE FORECASTS(1)
                   FUNDAMENTAL ANALYSIS
-----------------------------------------------------------
                COMPENSATION       ENERGY        ALL-IN
                FOR CAPACITY       PRICE         PRICE
    YEAR         ($/kW-yr)        ($/MWh)       ($/MWh)
------------- ----------------- ------------- -------------
    2001(2)        30.90           35.00         38.50
------------- ----------------- ------------- -------------
    2002(2)        30.60           32.10         35.60
------------- ----------------- ------------- -------------
    2003(2)        29.00           30.90         34.20
------------- ----------------- ------------- -------------
    2004           30.10           27.30         30.80
------------- ----------------- ------------- -------------
    2005           26.60           24.70         27.80
------------- ----------------- ------------- -------------
    2006           28.60           25.10         28.30
------------- ----------------- ------------- -------------
    2007           33.00           24.40         28.20
------------- ----------------- ------------- -------------
    2008           34.80           24.60         28.60
------------- ----------------- ------------- -------------
    2009           35.60           25.10         29.10
------------- ----------------- ------------- -------------
    2010           42.60           25.80         30.70
------------- ----------------- ------------- -------------
    2011           45.60           25.70         30.90
------------- ----------------- ------------- -------------
    2012           48.00           25.70         31.20
------------- ----------------- ------------- -------------
    2013           50.60           26.10         31.90
------------- ----------------- ------------- -------------
    2014           52.70           26.20         32.20
------------- ----------------- ------------- -------------
    2015           55.00           26.10         32.30
------------- ----------------- ------------- -------------
    2016           55.30           26.10         32.40
------------- ----------------- ------------- -------------
    2017           53.60           26.00         32.10
------------- ----------------- ------------- -------------
    2018           54.20           26.10         32.30
------------- ----------------- ------------- -------------
    2019           53.90           26.20         32.40
------------- ----------------- ------------- -------------
    2020           53.50           26.00         32.10
-----------------------------------------------------------

(1) Results are expressed in real 2000 dollars.

(2) 2001-2003 volatility results are calibrated to the forwards prices versus the model results presented herein.
-----------------------------------------------------------


                                                                            2-33

B.        SENSITIVITY CASES ANALYSIS



The all-in prices for the three of the sensitivity cases described in Section
2.2 are shown in Figure 2-29 and Table 2-9 for the New York-East pricing area.



                                   FIGURE 2-29
                         NEW YORK-EAST SENSITIVITY CASES
                         ALL-IN PRICE FORECASTS ($/MWh)


                                     [GRAPH]



        (1) Results are expressed in real 2000 dollars.


-----------------------------------------------------------

                        TABLE 2-9
             NEW YORK-EAST SENSITIVITY CASES
             ALL-IN PRICE FORECASTS(1) ($/MWh)

-----------------------------------------------------------
               BASE       HIGH        LOW
   YEAR        CASE       FUEL        FUEL      OVERBUILD
----------- ----------- ---------- ----------- ------------
   2001       38.50       38.50      35.80        38.50
----------- ----------- ---------- ----------- ------------
   2002       35.60       38.40      33.70        35.60
----------- ----------- ---------- ----------- ------------
   2003       34.20       38.20      32.40        34.20
----------- ----------- ---------- ----------- ------------
   2004       30.80       38.50      29.20        29.40
----------- ----------- ---------- ----------- ------------
   2005       27.80       39.50      27.00        26.10
----------- ----------- ---------- ----------- ------------
   2006       28.30       40.20      27.20        26.30
----------- ----------- ---------- ----------- ------------
   2007       28.20       39.60      27.00        26.00
----------- ----------- ---------- ----------- ------------
   2008       28.60       40.00      27.10        26.20
----------- ----------- ---------- ----------- ------------
   2009        29.10      40.90      28.30        26.80
----------- ----------- ---------- ----------- ------------
   2010       30.70       42.00      29.70        27.30
----------- ----------- ---------- ----------- ------------
   2011       30.90       43.70      30.60        27.70
----------- ----------- ---------- ----------- ------------
   2012        31.20      45.50      30.50        27.60
----------- ----------- ---------- ----------- ------------
   2013        31.90      47.40      30.60        28.00
----------- ----------- ---------- ----------- ------------
   2014       32.20       47.40      30.40        28.50
----------- ----------- ---------- ----------- ------------
   2015       32.30       47.30      30.40        30.80
----------- ----------- ---------- ----------- ------------
   2016       32.40       47.40      30.40        31.90
----------- ----------- ---------- ----------- ------------
   2017        32.10      47.00      30.20        31.60
----------- ----------- ---------- ----------- ------------
   2018       32.30       47.10      30.40        31.80
----------- ----------- ---------- ----------- ------------
   2019       32.40       47.30      30.50        32.00
----------- ----------- ---------- ----------- ------------
   2020        32.10      46.80      30.20        31.60
-----------------------------------------------------------

(1) Results are expressed in real 2000 dollars.
-----------------------------------------------------------

The spread between all-in prices for the high fuel case and base case grows from $12/MWh in 2005, to $15/MWh by 2020 as the number of hours that gas is on the margin increases. The low fuel case prices are $1 to $3/MWh lower throughout the study period. The additional capacity added in the overbuild scenario pushes the need for new builds out to 2017. During this time (2009-2017), all-in prices are $2 to $3/MWh lower.


                                                                            2-34

2.8.6     DISPATCH CURVES

Dispatch curves for the New York region for 2001 and 2010 are shown in Figure 2-30. The relative position of the plants in this report are located along the dispatch curve.



                                   FIGURE 2-30
                   NEW YORK DISPATCH CURVES FOR 2001 AND 2010

                                  [TWO GRAPHS]




                                                                            2-35

2.9       NPCC-NEPOOL

2.9.1     BACKGROUND

This section describes the New England Power Pool (NEPOOL) component of the Northeast Power Coordinating Council (NPCC). NEPOOL was formed in November of 1971.

NEPOOL's voluntary membership includes municipal and consumer-owned systems, IOU systems, power marketers, joint-marketing agencies, load aggregators, independent power producers, and exempt wholesale generators. NEPOOL's main functions are to coordinate, monitor, and direct the operations of virtually all of the major generation and transmission bulk power supply facilities in New England. NEPOOL's annual peak load exceeds 23,000 MW with resulting capacity requirements over 28,000 MW (2000). NEPOOL's two primary objectives are to assure the reliability of the bulk power supply in the New England region while minimizing costs and fairly allocating them. It achieves these two objectives primarily through central planning and dispatch of all of the bulk power facilities in the region. A map of the NPCC-NEPOOL region and the location of the generation assets being financed is provided in Figure 2-31.


                                   FIGURE 2-32
                            NEPOOL ENERGY - YEAR 2001

                                    [GRAPH]






                                   FIGURE 2-31
                                 NPCC-NEPOOL Region

                                    [GRAPH]




As illustrated in Figure 2-32 and 2-33, the NEPOOL area is dependent on gas- and oil-fired resources for baseload generation, accounting for 39% of the energy produced in New England. Nuclear generation represents approximately 30% of the total generation and coal represents approximately 19%. Gas- and oil-fired generation units account for 55% of the installed capacity in



                                   FIGURE 2-33
                           NEPOOL CAPACITY - YEAR 2001

                                    [GRAPH]

Sources: Figure 2-32: PA Consulting Group Regional Modeling results. Figure 2-33: NPCC Load, Capacity, Energy, Fuels, and Transmission Report, Forecast Data as of January 1, 2000, April 1, 2000; and PA Consulting Group.


                                                                            2-36

NEPOOL. 2.9.2     POWER MARKETS

A.        INTRODUCTION

The MAGI assets are located in the NEPOOL-Maine and NEPOOL-Southeast regions. NEPOOL-Maine includes many utilities in Maine such as Bangor Hydro-Electric Company, Central Maine Power Company, Maine Cooperative, and Maine Public Services Company. NEPOOL-Southeast includes the Boston Edison Company, Commonwealth Energy System Companies, Eastern Utilities Associates Companies, Hudson Light and Power Department, Massachusetts Municipal Wholesale Electric Company, and New England Electric System Operating Companies, as well as several smaller light plants and departments.

The NEPOOL market structure is currently going through significant changes. The Operable Capability Market was disbanded on March 1, 2000 and the Installed Capability Market was disbanded on August 1, 2000. As a result, the five structures in place in NEPOOL at the close of 2000 were:

i.   Energy

ii.  Automatic Generation Control (AGC)

iii. Ten Minute Spinning Reserve (TMSR)

iv.  Ten Minute Non-Spinning Reserve (TMNSR)

v.   Thirty-Minute Operating Reserve (TMOR).

ISO-NE oversees the Internet-based trading of the five wholesale electricity products that are bought and sold in New England daily. FERC is currently hearing proposed changes in the NEPOOL Market presented by ISO-NE and the generators that produce the region's power.

A bid is comprised of all the information submitted by a participant that relates to bid price, quantity, technical bid parameters, and timing of offers for a generator or dispatchable load to provide specific services in one or more of the defined markets. The bid price is the amount that a participant offers to accept in a notice furnished to the system operator, in this case ISO-NE. The bid price is meant to compensate for:

o preparing the start up or starting up or increasing the level of operation of a generator or units to provide energy to other participants

o having a generator or units available to provide Operating Reserve to other participants

o     having a generator or units available to provide AGC to other participants

o     providing to other participants Energy, Operating Reserve, or AGC.

B.        MARKETS

i.      THE ENERGY MARKET

The energy market is currently structured so generators submit $/MWh hourly bids on a day-ahead basis for the next 24 hours. Based on these bids, ISO-NE schedules the generating units that will provide energy on the following day with the objective of minimizing total costs in the energy market. Hourly settlement occurs after the fact. Suppliers receive and buyers pay amounts equal to the MWh sold and bought, respectively, multiplied by the ex post facto energy clearing price. Compensation to the out-of-merit unit is the higher of the bid or market clearing price. There is only one financial settlement, based on the actual energy quantity bought/sold in real time. In the event that transmission constraints occur, congestion costs will be apparent in the difference in energy prices between or among nodes and will reflect the marginal cost of supplying additional demand at each node in any given hour. The payment that generators will receive will be the nodal price at the point of injection into the system. Load will pay the load-weighted average of the nodal prices in the zone in which it withdraws energy from the system. This system is currently under review, as will be discussed in the Anticipated Market Changes section.

ii.     AUTOMATIC GENERATION CONTROL (AGC) MARKET

AGC is a measure of the ability of a generating unit to provide instantaneous control balance between load and generation and help maintain proper tie line bias. This is done to control frequency and to maintain currently proper power flows into and out of the NEPOOL Control Area. In short, AGC is basically a ramping service to follow the second-to-second fluctuations in load and supply. AGC responds to the NEPOOL Area Control Error (calculated every four seconds) in an effort to continuously balance the NEPOOL Control Area's supply resources with minute to minute load variations in order to meet the NERC and NPCC Control Performance Standards. AGC performs the ancillary service known as regulation. In the absence of AGC services, interconnected control area operation and control area frequency control could not be adequately maintained. Participants give one day advance bids


                                                                            2-37
for a Generator supplying AGC to the market in terms of $/hr. Each Generator must have a separate AGC bid for each hour of the following day. An AGC Bid may include up to four Regulating Ranges for a single Generator, each defined by an Automatic High and Low Limit and an Automatic Response Rate.

ISO-NE calculates a lost opportunity payment and a production cost charge for AGC if the resource is committed to AGC. The system operator ranks generators according to their AGC bid, the generator's opportunity cost payment, and the AGC production cost change to select resources for AGC service. Generators successful in the AGC market are paid for the revenues they would otherwise have received plus compensation for the loss in efficiency of their units. However, given the large number of generators in NEPOOL that have AGC capability, PA does not expect that the AGC market will yield substantial margins to generators.

Operating Reserves (OR) are the necessary level of generation capability that must be available at all times for increased generation output. ORs are needed to maintain system reliability in the event of an instantaneous loss of a generating unit or transmission interconnection with surrounding control areas. NERC and NPCC require operating reserve availability in all control areas to protect against significant contingencies such as changes or reductions in supply sources. The three types of operating reserves are Ten-Minute Spinning (TMS), Ten-Minute Non-Spinning (TMNS), and Thirty-Minute Operating Reserves (TMOR). All three combine with the AGC market to produce the four bid-based ancillary service markets. Each reserve has its own market and bidding process.

iii.    TEN-MINUTE SPINNING RESERVE (TMSR)

TMSR provides contingency protection to ISO-NE's system. TMSR is measured as the kilowatts of Operable Capability that an electrical generating unit can provide. This unit, unloaded during all or part of the hour, is able to load to supply energy on demand (within ten minutes), reach its maximum generating capacity in under ten minutes, and able to sustain the maximum output level for over thirty minutes. A TMSR unit is also capable of providing contingency protection by immediately reducing energy requirements within ten minutes and maintaining the reduced requirements ISO-NE determines.

In the initial market, bidding in the ten-minute spinning reserve market is restricted to hydroelectric, pumped storage, and dispatchable load resources. All on-line generation that is capable of raising generation can supply TMSR. Bidders submit hourly bids in $/MW for the next day and designate the reserve market for their bids. The ISO-NE ranks generators from least to most expensive. In the case of TMSR, this includes consideration of lost opportunity cost and production cost differences should the unit be committed to TMSR instead of the energy market.

iv.     TEN-MINUTE NON-SPINNING RESERVE (TMNSR)

TMNSR is generation that can reliably be connected to the network and loaded, or load that can reliably be removed from the network, within ten minutes of activation on a sustainable basis. TMNSRs are any resources and requirements that were able to be designated for the TMSR but were not designated by the system operator for such duties during the a specific hour. Surplus TMSR can be counted as TMNSR.

v.      THIRTY-MINUTE OPERATING RESERVE (TMOR)

TMOR is generation output that is available to the system operator within 30 minutes after request or load that can reliably be removed from the network within 30 minutes on a sustainable basis. TMORs are any resources and requirements that were able to be designated for the TMSR and TMNSR but were not designated by the system operator for such duties during a specific hour. Surplus TMSR and TMNSR can be counted as TMOR. The NE-ISO may contract for additional ancillary services as needed.

vi.     ANTICIPATED MARKET CHANGES

The entire NEPOOL Market is currently undergoing significant changes. It now claims five bid-based markets after two were laid to rest during the year 2000. Neighboring regions of PJM and New York appear to be tracked to a highly efficient, de-regulated system. New England has built a solid market structure over the past four years. NEPOOL is continually changing in an effort to achieve further reliability and cost gains. ISO-NE is proposing various market revisions be implemented as soon as possible. As of late 2000, the optimistic estimate for when full implementation of a Congestion Management/Multi-Settlement System (CMS/MSS) could be in place was sometime in 2003. The completion would occur in two phases. Phase I deals with the Congestion Management System's details and is scheduled for completion sometime in mid-2002. Phase II's schedule deals with the forming of the Multi Settlement System. Details are still being resolved and will not be concrete until late 2001.


                                                                            2-38

There is speculation that Phase II will take at least 12 months to fully implement after the completion of Phase I. Hence the optimistic 2003 completion date for full implementation of the envisioned CMS/MSS system. The CMS/MSS plans contain numerous new market design elements. A discussion of some of the major changes follows.

A multi-settlement system (MSS) is being proposed. This will be a two-settlement system involving a day-ahead market and a real-time market for energy and ancillary services. It is expected to run as follows. Prices and scheduled quantities for each product will be established based on a day-ahead bid that binds the participant into a financial settlement on the following day. Separate prices will be determined for real time operations, and a second binding financial settlement will be made based on changes in real time from the day-ahead schedule.

A permanent Congestion Management System (CMS) is expected to be implemented sometime in 2002. ISO-NE would manage transmission congestion based on LMPs. Hourly energy prices paid to generators would vary at each node (300 to 600 locations currently envisioned) to reflect transmission congestion. ISO-NE would establish eight load zones based on reliability regions. Loads would pay the weighted average of the nodal prices in the zone, based on historical load patterns for that zone. Zonal pricing of load is needed for two reasons. The majority of New England's distribution companies are required to provide uniform pricing in their region of operation and the necessary metering is not in place in all areas to implement nodal pricing of loads. Transmission customers would not bid for transmission; instead, a customer taking transmission service would be required to pay the applicable transmission congestion charge. FERC accepted ISO-NE's proposal for a permanent CMS, requiring it to contain a choice between zonal and nodal bidding by the completion of Phase II. ISO-NE plans to have generators submit a three-part bid on a daily basis. The three parts will be comprised of energy production, no-load, and start-up. Generators would be scheduled over the day to minimize total bid costs, but the energy price would be set based only on the energy bid of the marginal supplier. The logic behind this pricing is it reflects the marginal bid-cost of producing energy. The three-part bid should allow generators to bid a more accurate representation of their cost functions. This three-part bid has been approved by FERC with the requirement ISO-NE submit an evaluation of its efficiency after the MSS has been in operation for six months.

Proposed changes to the ancillary service markets include a system where generators submit combined bids for both energy and spinning reserves. Currently, generators submit separate bids for energy and each of the four ancillary services. ISO-NE considers all of these bids jointly in determining how to schedule and dispatch generators to meet the energy and ancillary services requirements while minimizing total cost. Under the proposed system, three-part bids would be submitted into the auction. ISO-NE would decide which participant provides energy and which distributes spinning reserves. (The ISO would continue to consider all bids jointly when developing a least total cost schedule.) The price paid for spinning reserves would then reflect the opportunity cost of not selling energy. The opportunity cost would be calculated by taking the difference between the applicable energy price and the generator's energy bid. However, until ISO-NE can demonstrate market power exists in the spinning reserve market, this proposal was denied by FERC on June 28, 2000.

ISO-NE is proposing to take price into consideration in determining how much of each ancillary service to purchase in the day-ahead market. Currently, ISO-NE purchases the required amount of ancillary services regardless of the price. It is feasible for suppliers to set prices arbitrarily high in times of limited excess capacity. Under the new plan, a demand curve will be derived for each ancillary service. This would be accomplished by predicting the amount of each ancillary service that loads would be willing to buy at numerous prices. ISO-NE would coordinate this estimated demand curve with supply bids to determine how much of each ancillary service to purchase daily. ISO-NE states that the demand curves will help avoid overpaying for an ancillary service. ISO-NE is the first independent system operator to propose using demand curves in procuring ancillary services. Given the current plan's ambiguity (derivation of demand curves and exact benefits of the proposal are still unclear), FERC has approved requests to apply price or bid caps.

The four-hour reserve is a non-spinning reserve designed to encourage accurate demand-side bidding in the day-ahead market. ISO-NE anticipates it will provide adequate capacity in the real-time market. ISO-NE wants to make its own forecast on demand and compare the forecast to the quantity of energy scheduled in the day-ahead market. If ISO-NE's demand forecast exceeds the day-ahead scheduled quantity, purchases made on the four-hour reserve market would allow them to make up the difference. The plan calls for operating reserves to be substituted for four-hour reserves if the cost is cheaper. The cost


                                                                            2-39
of four-hour reserves is allocated to participants who underbid their load day-ahead. ISO-NE projects the real-time price will be typically higher than the day-ahead price, and thus will provide an adequate penalty for non-performance. FERC has approved the proposal for four-hour reserves, recognizing it could improve reliability. Some areas have to be worked on before implementation, such as the fact that ISO-NE will determine the amount of four-hour reserves based on its forecast, but it does not pay for the reserves. ISO-NE will work with New York and PJM ISOs in designing this market.

C.      STATE RESTRUCTURING STATUS

The states in the NEPOOL region are in different stages of restructuring their retail markets. The states of Massachusetts and Rhode Island have already established retail competition, while Connecticut, Maine and New Hampshire are expected to start retail competition in the near future. The New Hampshire legislature has been in litigation with Public Service Company of New Hampshire over recovery of stranded costs. Further hearings on this issue occurred in 2000. The state of Vermont has started an investigation into retail competition following a voluntary plan submitted by the IOUs in March 1999.

i.      CONNECTICUT

In April 1998, restructuring legislation was passed that required retail competition for 35% of consumers by January 2000 with all customers having retail competition by July 2000. In April 1999, the Department of Public Utility Control (DPUC) ordered generation charges be shown as a separate charge beginning July 1999. As of June 1999, no suppliers had yet applied for licensing to serve Connecticut's market upon its January 2000 opening. From January 1, 2000 through January 1, 2004, each distribution company is required to provide a standard offer rate that is at least 10% less than the December 31, 1996 base rates. Beginning January 1, 2004, a distribution company will procure generation services for customers who do not have an alternate supplier through competitive bidding. Also, electric suppliers are required to obtain specific percentages of their power from renewable energy sources, with percentage increases each year through 2009.

In August 2000, Northeast Utilities announced that Dominion Resources will pay approximately $1.3 billion for its three-unit Millstone nuclear station. The transaction is expected to be complete by April 2001, pending approval from several state and federal agencies. This followed news of a Connecticut restructuring law passed in 1999 that required the sale of nuclear assets by 2004.

ii.     MAINE

Following legislation, Maine customers started seeing itemized billing that separated the costs of power generation from delivery in January 1999. A bill was passed in the early part of 2000 that delayed the startup of competitive billing and metering until March 2003. That date is when billing services will be subject to competition. Large IOUs are not allowed to have affiliates sell more than 33% of the kilowatt-hours sold within their regulated service territories. They are also not allowed to provide standard offer service for more than 20% of their regulated-affiliates' load.

In August 2000, the Maine PUC approved a transmission/distribution rate scheme submitted by the Maine Public Service Company and the Maine Office of the Public Advocate. The order separates Maine Public Service Company's overall transmission and distribution revenue requirements into a transmission component under FERC jurisdiction and a distribution component under the PUC's jurisdiction.

Statistics released by the Maine Public Service Commission (PSC) in September 2000 show that 26% of all electricity delivered by the State's three major utilities is being purchased from alternative suppliers (retail competition). However, industrial customers are purchasing the bulk of that load. In contrast, 6% of residential and small commercial customers have switched providers. Thus, the total number of residential and small commercial customers served by competitive providers is 1,500 customers.

In October 2000, the Maine Public Service Commission (PSC) approved a 33% rate increase for the 107,000 customers who use Bangor Hydro's standard offer. The rate increase was requested by Bangor Hydro to pay for rising oil and natural gas costs. The average residential customer will pay about 6.1 cents/kWh compared to the 4.6 cents/kWh they were paying before the increase. The Commission said that it is possible that another increase will occur after winter if fuel costs continue to increase.

iii.    MASSACHUSETTS

Massachusetts consumers began to sign up to purchase power from competitive suppliers in June 1998. In September 1998, Pennsylvania Gas &


                                                                            2-40

Electric secured a multi-year contract with the Massachusetts High Technology Council to provide electricity to its members. This is the largest aggregation of customers in the United States, representing approximately 1.2 million MWh annually.

The Department of Telecommunications and Energy (DTE) established two options for default service rates in June 2000. The first called for default service customers (defined as those customers who have left their competitive supplier, or are new to the utility's territory) to choose between a six-month fixed price option and a variable monthly rate. Customers that switch between competitive and fixed-price service during a six-month period will have their bills for all six months adjusted. The purpose of this is to prevent customers and suppliers from gaming the system. In July 2000, the DTE issued a rule that called for utilities to base their rates for default service on the wholesale bid prices. The plan for the rule was to have it implemented in January 2001. Utilities complained that the required rate, set below the cost of wholesale power, was causing them to lose money on default customer accounts. Utilities may begin issuing competitive bids seeking 6-month to 1-year contracts for the power needed to serve their default service customers. The DTE is also looking into eliminating exclusive service territories for IOUs.

Customer migration statistics released in September 2000, show that real retail competition has yet to begin in Massachusetts. The Massachusetts Division of Energy Resources reported that 5,176 customers bought power from competitive generators in July 2000 as compared to 2.5 million customers who received power from their incumbent utility. This low switching rate was expected in Massachusetts since competitive generators cannot offer better deals than the incumbent utilities until the standard offer price rises over a seven-year transition period.

iv.     NEW HAMPSHIRE

New Hampshire was among the first few states in the country to enact electric deregulation legislation. However, because of disagreements with the Public Service Company of New Hampshire (PSNH) and the state government over the size of rate cuts and stranded cost recovery the process had been delayed until recently. Legislation was passed and signed into law in June 2000. PSNH will reduce rates by an average 15.5% for businesses and 17% for residential consumers. Residential rates will be capped for nearly three years, and businesses' rates for nearly two years. In September 2000, the New Hampshire Public Utilities Commission (PUC) approved a settlement of the restructuring of PSNH. The entity can now begin refinancing $800 million in debt to be paid off over 12 to 14 years. PSNH agreed to absorb $450 million of its $2.3 billion in stranded costs as part of the settlement. PSNH will divest its generation assets by July 2001, and operate as a transmission and distribution utility, regulated by the state. In October 2000, PSNH announced the end its pilot program as of November 30, 2000. About 3,000 customers were part of the program at the time.

In October 2000, lawsuits filed by consumer groups challenged the PSNH restructuring settlement concerning stranded costs recovery as unconstitutional. Competition was scheduled to begin in January 2001, with an accompanying rate reduction of about 10.5%, but likely will be delayed further.

In June 2000, the New Hampshire Electric Cooperative voted to set their rates and approve financing without oversight of the Public Utility Commission (PUC). The PUC will, however, continue overseeing contracts between the cooperative and outside suppliers, IPPs, municipal utilities, and deregulation activities within the service territory.

v.      RHODE ISLAND

The state legislature opened up full customer choice on July 1, 1998. As of June 1999, roughly 2,000 customers out of the State's 456,000 had chosen alternative generation suppliers. Retail access was implemented with 25 registered suppliers, but the standard offer interim rates (3.2 cents/kWh) offered by the State's IOUs were low enough that no real competition has occurred. The rates have been increased three times to 4.5 cents/kWh because of increased wholesale prices. As a result, competition has begun to emerge.

A 2.8 cent/kWh transition charge is assessed to customers for the first three years in order to recover stranded costs. A standard offer rate offered to customers who have never chosen a supplier will be based on 1996 prices plus inflation until the year 2009.

In October 2000, the Rhode Island PUC approved a 10.6% increase request by Narragansett Electric. Standard offer rates were increased from 4.5 cents/kWh to
75.4 cents/kWh. A typical residential customer's bill is expected to increase about $4.50 per month. As part of its contract to purchase electricity for its customers, Narragansett must pay a


                                                                            2-41
fuel surcharge when oil and natural gas prices increase.

2.9.3     MARKET DYNAMICS

MAGI's assets in this report include three existing plants representing 1,232 MW of capacity that participate in NEPOOL's wholesale electric markets. Figure 2-34 illustrates the load and resource balance for NEPOOL through the end of the study period. During the period 1998-2000, peak demands have grown at an average annual rate of 4.2%. The NEPOOL market is forecasted to grow an annual compound growth rate of 1.47%. The system-wide reserve margin is assumed to be 15%.

Historical prices for NEPOOL are presented in Appendix A.

2.9.4     TRANSMISSION SYSTEM

On July 1, 1997 New England's Independent System Operator (ISO-NE) was established as a non-profit corporation responsible for the management of the region's bulk power generation and transmission systems. Created by NEPOOL, ISO-NE has responsibilities to its parent that are defined in an independent system operator contract. ISO-NE administers the NEPOOL Tariff transmission facilities in a fair and neutral manner with reliability and cost-effectiveness as the two driving forces.


                                  FIGURE 2-34
                        NEPOOL LOAD AND RESOURCE BALANCE

                                    [GRAPH]


There are two types of transmission service. The first is known as "through" or "out service." This covers transmission service routed through the NEPOOL Control Area. The other transmission service is known as Regional Network Service (RNS). This covers the remaining types of regional service routed through the NEPOOL Control Area. The charges for these services are determined by Schedules 8 and 9 of the Tariff. Transmission rates are recalculated on June 1st of each year, as stated in the Tariff. There are three transmission interfaces between New England and neighboring regions. These are New York, Hydro-Quebec, and New Brunswick.


                                                                            2-42

2.9.5    PRICE FORECASTS FOR THE NEPOOL MARKET

A.       BASE CASE

The base case compensation for capacity, energy, and all-in market price forecasts are presented in Figure 2-35 and Table 2-10 for the NEPOOL-Maine and NEPOOL-Southeast pricing areas. The prices decline and bottom out in 2005 due to the current level of operation expansion. Based on the assumptions presented herein, the market begins to rebound in 2006, reaching equilibrium in 2009.

In addition to the fundamental numbers reported in Table 2-10, PA used monthly average daytime electricity forwards for 2001-2003. The monthly electricity price forwards for 2001-2003 used in the volatility forecast for the NEPOOL region are listed in Appendix A. For the period 2004-2020, the volatility results were calibrated to the fundamental results shown in Table 2-10.


                                   FIGURE 2-35
                          NEPOOL BASE CASE COMPENSATION
                FOR CAPACITY, ENERGY, AND ALL-IN PRICE FORECASTS(1)

                                  [TWO GRAPHS]



        (1) Results are expressed in real 2000 dollars.

---------------------------------------------------------------
                          TABLE 2-10
                 NEPOOL BASE CASE FORECASTS(1)
                     FUNDAMENTAL ANALYSIS
---------------------------------------------------------------

                            NEPOOL-MAINE       NEPOOL-SOUTHEAST
            COMP. FOR  ----------------------------------------
            CAPACITY     ENERGY    ALL-IN     ENERGY    ALL-IN
  YEAR      ($/KW-YR)    ($/MWH)   ($/MWH)    ($/MWH)   ($/MWH)
---------------------------------------------------------------
 2001(2)      34.20      37.00     40.90      37.80     41.70
---------------------------------------------------------------
 2002(2)      22.70      32.90     35.50      33.20     35.80
---------------------------------------------------------------
 2003(2)      18.70      31.60     33.70      31.80     33.90
---------------------------------------------------------------
 2004         26.50      27.20     30.20      27.10     30.10
---------------------------------------------------------------
 2005         26.00      23.60     26.60      23.50     26.50
---------------------------------------------------------------
 2006         25.50      24.20     27.10      24.00     26.90
---------------------------------------------------------------
 2007         31.60      23.80     27.40      23.70     27.30
---------------------------------------------------------------
 2008         38.20      24.30     28.60      24.20     28.50
---------------------------------------------------------------
 2009         67.70      24.70     32.40      24.60     32.30
---------------------------------------------------------------
 2010         67.10      25.20     32.80      25.00     32.70
---------------------------------------------------------------
 2011         66.60      25.30     32.90      25.10     32.70
---------------------------------------------------------------
 2012         66.10      25.40     33.00      25.20     32.80
---------------------------------------------------------------
 2013         63.80      25.80     33.10      25.60     32.80
---------------------------------------------------------------
 2014         63.50      25.90     33.10      25.60     32.80
---------------------------------------------------------------
 2015         64.30      25.90     33.20      25.50     32.90
---------------------------------------------------------------
 2016         63.10      25.60     32.80      25.70     32.90
---------------------------------------------------------------
 2017         63.40      25.60     32.80      25.60     32.90
---------------------------------------------------------------
 2018         62.90      25.70     32.90      25.60     32.80
---------------------------------------------------------------
 2019         62.40      25.60     32.70      25.70     32.80
---------------------------------------------------------------
 2020         61.90      25.70     32.80      25.70     32.80
---------------------------------------------------------------
(1) Results are expressed in real 2000 dollars.

(2) 2001-2003 volatility results are calibrated to the forwards prices versus the model results presented herein.
---------------------------------------------------------------

                                                                            2-43

B.       SENSITIVITY CASES ANALYSIS

The all-in prices for three of the sensitivity cases described in Section 2.2 are shown in Figure 2-36 and Table 2-11 for the NEPOOL-Maine and NEPOOL-Southeast pricing areas. All-in prices for the high fuel case are approximately $14- to $17/MWh higher than the base case for the majority of the study period. Low fuel all-in prices follow a slightly lower parallel path as compared to the base case. In the overbuild case, prices are depressed as much as $5/MWh until 2011, when the market absorbs the excess capacity.


                                   FIGURE 2-36
                            NEPOOL SENSITIVITY CASES
                        ALL-IN PRICE FORECASTS(1) ($/MWH)

                                  [TWO GRAPHS]

        (1) Results are expressed in real 2000 dollars.

-----------------------------------------------------------
                        TABLE 2-11
                 NEPOOL SENSITIVITY CASES
            ALL-IN PRICE FORECASTS(1) ($/MWH)
-----------------------------------------------------------

               BASE       HIGH        LOW
   YEAR        CASE       FUEL        FUEL      OVERBUILD
-----------------------------------------------------------
NEPOOL-MAINE
----------- ----------- ---------- ----------- ------------
   2001       40.90       40.90      37.90        40.90
----------- ----------- ---------- ----------- ------------
   2002       35.50       38.90      33.40        35.50
----------- ----------- ---------- ----------- ------------
   2003       33.70       39.30       32.10       33.70
----------- ----------- ---------- ----------- ------------
   2004       30.20       39.50      28.60        29.80
----------- ----------- ---------- ----------- ------------
   2005       26.60       40.50      25.90        26.10
----------- ----------- ---------- ----------- ------------
   2006        27.10      41.70      26.40        26.40
----------- ----------- ---------- ----------- ------------
   2007       27.40       41.30       26.10       26.10
----------- ----------- ---------- ----------- ------------
   2008       28.60       41.60       27.10       26.50
----------- ----------- ---------- ----------- ------------
   2009       32.40       42.40      30.60        27.10
----------- ----------- ---------- ----------- ------------
   2010       32.80       48.00       31.00       27.80
----------- ----------- ---------- ----------- ------------
   2011       32.90       48.40       31.00       32.80
----------- ----------- ---------- ----------- ------------
   2012       33.00       48.60       31.20       33.10
----------- ----------- ---------- ----------- ------------
   2013        33.10      48.70       31.20       32.90
----------- ----------- ---------- ----------- ------------
   2014        33.10      48.50       31.20       32.90
----------- ----------- ---------- ----------- ------------
   2015       33.20       48.50       31.30       33.00
----------- ----------- ---------- ----------- ------------
   2016       32.80       48.10      30.90        32.90
----------- ----------- ---------- ----------- ------------
   2017       32.80       47.90      30.90        33.00
----------- ----------- ---------- ----------- ------------
   2018       32.90       47.80      30.90        33.10
----------- ----------- ---------- ----------- ------------
   2019       32.70       47.80      30.90        33.00
----------- ----------- ---------- ----------- ------------
   2020       32.80       47.80      30.70        32.90
=========== =========== ========== =========== ============
NEPOOL-SOUTHEAST
----------- ----------- ---------- ----------- ------------
   2001        41.70      41.70      38.70        41.70
----------- ----------- ---------- ----------- ------------
   2002       35.80       39.30      33.70        35.80
----------- ----------- ---------- ----------- ------------
   2003       33.90       39.40      32.20        33.90
----------- ----------- ---------- ----------- ------------
   2004        30.10      39.60      28.50        29.50
----------- ----------- ---------- ----------- ------------
   2005       26.50       40.40      25.70        25.90
----------- ----------- ---------- ----------- ------------
   2006       26.90       41.40      26.20        26.10
----------- ----------- ---------- ----------- ------------
   2007       27.30       41.20      26.00        25.80
----------- ----------- ---------- ----------- ------------
   2008       28.50       41.60      27.00        26.20
----------- ----------- ---------- ----------- ------------
   2009       32.30       42.20      30.40        26.80
----------- ----------- ---------- ----------- ------------
   2010       32.70       47.80      30.90        27.50
----------- ----------- ---------- ----------- ------------
   2011       32.70       48.20      30.90        32.50
----------- ----------- ---------- ----------- ------------
   2012       32.80       48.40      30.90        32.80
----------- ----------- ---------- ----------- ------------
   2013       32.80       48.40       31.00       32.60
----------- ----------- ---------- ----------- ------------
   2014       32.80       48.20      30.90        32.70
----------- ----------- ---------- ----------- ------------
   2015       32.90       48.10       31.00       32.80
----------- ----------- ---------- ----------- ------------
   2016       32.90       48.40       31.00       33.10
----------- ----------- ---------- ----------- ------------
   2017       32.90       48.00       31.00       33.10
----------- ----------- ---------- ----------- ------------
   2018       32.80       47.80      30.80        33.10
----------- ----------- ---------- ----------- ------------
   2019       32.80       47.90      30.90        33.20
----------- ----------- ---------- ----------- ------------
   2020       32.80       48.00      30.70        32.90
-----------------------------------------------------------
(1) Results are expressed in real 2000 dollars.
-----------------------------------------------------------

                                                                            2-44

2.9.6    DISPATCH CURVES

Dispatch curves for the NEPOOL region for 2001 and 2010 are shown in Figure 2-37. The relative position of the plants in this report are located along the dispatch curve.


                                   FIGURE 2-37
                    NEPOOL DISPATCH CURVES FOR 2001 AND 2010

                                   [TWO GRAPHS]


                                                                            2-45

2.10     ERCOT

2.10.1   BACKGROUND

ERCOT represents a bulk electric system located totally within the state of Texas and serves about 85% of Texas's electrical load. It has a generating capability of about 65,000 MW and experienced a 2000 summer peak demand of 57,606 MW. Due to Texas' intrastate status, the primary regulatory authority of ERCOT is the Public Utility Commission of Texas (PUCT), which is overseen by FERC. ERCOT membership includes retail consumer, municipal owned generation and transmission, and thirteen Independent Power Producers. ERCOT is currently in the process of implementing retail transactions beginning with a trial run starting on June 1, 2001 and full operations beginning on January 1, 2002. While other states are reconsidering their plans to implement deregulation of electricity markets, Texas is proceeding as planned. The Public Utility Commission of Texas believes that the substantial amount of new and planned generating capacity additions will provide adequate reserve margins which will ensure Texas does not have the same problems experienced with California's deregulation efforts. A map of the ERCOT region is provided in Figure 2-38.

As illustrated in Figure 2-39 and Figure 2-40, ERCOT is largely dependent on gas, oil, and coal-fired resources for baseload generation. Gas/oil-fired generation is the predominant resource in terms of both the installed capacity and energy production accounting for 68% of the capacity in the region and 46% of the energy produced. Coal and nuclear facilities account for the remaining installed capacity and energy production in the region.

2.10.2   POWER MARKETS

ERCOT does not have a power exchange functioning within Texas at this time. Power is bought and sold through bilateral agreements. The Texas Senate passed Senate Bill 7 in March 1999. The bill specified that the Texas electric market will open for competition on January 1, 2002 for all retail customers of IOUs. This includes open access to transmission and distribution systems (municipal systems and cooperatives have the option of joining).


                                   FIGURE 2-38
                                  ERCOT REGION

                                      [MAP]


                                   FIGURE 2-39
                            ERCOT ENERGY - YEAR 2001

                                     [GRAPH]


                                   FIGURE 2-40
                           ERCOT CAPACITY - YEAR 2001

                                     [GRAPH]

Sources: Figure 2-39: PA Consulting Group Regional Modeling results. Figure 2-40: ERCOT 1999 EIA-411, data submittal to NERC; and PA Consulting Group.


                                                                            2-46

As part of this restructuring plan, IOUs must unbundle their generation, transmission, and distribution services. The goals of the bill include ensuring continued system reliability, maintaining an information database, and establishing a settlement system to account for production and delivery.

One element of the upcoming transition to a single control area is the simplification of the settlement of the retail access market and elimination of control area disparities. Senate Bill 7 makes it possible to perform comprehensive grid operations, load balancing, frequency regulation, and to buy ancillary services through bid processes. The system will also allow for Qualified Scheduling Entities (QSEs).

No later than June 1, 2001, each IOU must offer customer choice in its service area to 5% of its load.(5) Each utility with over 400 MW of installed capacity will have a capacity auction, at least 60 days before customer choice.(6) In the auctions, utilities must sell entitlements to at least 15% of their Texas jurisdictional installed generation capacity. The duration of the entitlements will last from one month to four years. The obligation to auction the entitlements will continue for five years or until the date when 40% or more of the electric power consumed by residential and small commercial customers within the affiliated transmission and distribution utility's service area is provided by nonaffiliated REPs. Affiliates cannot purchase entitlements from affiliates at these auctions. In addition, electric utilities may choose to auction entitlements in excess of the required 15%.

Data presented in ERCOT's 1999 EIA 411 report, indicated that ten Texas utilities will be required to auction off at least 15% of their total installed generation capacity, totaling approximately 7,530 MW.

i.       LIMITATION OF OWNERSHIP

Beginning on the date of introduction to customer choice (the same date where the auctioning off of 15% of installed capability for utilities with over 400 MW available is required), a power generation company may not own and control more than 20% of the installed generation capacity.(7) This pertains to utilities with over 20% capacity located in, or capable of delivering electricity to, a power region. If a power region is not entirely within the state, the Commission may waive or modify this requirement on a finding of good cause. In determining the percentage shares of installed generation capacity, the Commission will combine capacity owned and controlled by a power generation company and any entity affiliated with that company within the power region. It will then reduce this amount by the installed generation capacity of those facilities that are made subject to capacity auctions. In addition, the Commission will reduce the installed generation capacity owned and controlled by a power generation company by the installed generation capacity of any "grandfathered facility"(8) within an ozone non-attainment area(9) as of September 1, 1999. However, in exchange for this concession, the grandfathered facilities will be required to reduce total NO(x) emissions by 50% and SO(2) emissions by 25% (from the average annual emissions in 1997) by May 1, 2003.

ii.      SETTLEMENT SYSTEM

Settlement could occur between ISO-ERCOT and QSE for a day ahead, hour ahead, and real time market. The settlement process has not been fully worked out, but certain specifics have been agreed upon. Charges and Payments to Generators and REPs will be settled in two phases, the Initial Settlement Phase (ISP) and the Adjustment Settlement Phase (ASP). The Initial Settlement Phase (ISP) will settle for Imbalance Energy, Congestion Management, and Ancillary Services on an hour-by-hour basis for the "trade day" based on actual meter data for generators, and estimated meter data for end use load. The data for end use load will be estimated using customer specific historical information and load profiles. System balance will be achieved through submission of balanced schedules on a

------------------------------
(5) 20% of the load in the pilot project must be set aside for aggregated loads.

(6) The auction applies to all IOUs and only those MOUs and cooperatives that have chosen to participate in customer choice.

(7) Senate Bill 7 defines installed generation capacity as "all potentially marketable electric generation capacity, including the capacity of: (1) generating facilities that are connected with a transmission or distribution system; (2) generating facilities used to generate electricity for consumption by the person owning or controlling the facility; and (3) generating facilities that will be connected with a transmission or distribution system and operating within 12 months.

(8) Those facilities that were in existence or under construction in 1971 when the Texas Clean Air Act permitting requirements took effect.

(9) Houston/Galveston, Beaumont/Port Arthur, Dallas/Fort Worth, and El Paso.


                                                                            2-47
day-ahead basis and revision of schedules on an hour-ahead basis. Congestion costs will be paid on a load ratio basis. If congestion costs exceed $20 million in twelve-month period, a Transmission Congestion Rights system may be implemented.

The Adjustment Settlement Phase (ASP) will settle the hour to hour differences between the ISP Imbalance energy, congestion management, and ancillary services calculated using estimated meter data, and the imbalance energy, congestion management, and ancillary services calculated using the actual meter data for end use load. The actual end use meter data for customers may be profiled using load profiles that are different from the profiles used in the ISP. For example, static load profiles may be used during the ISP, and dynamic profiles may be used in the ASP.

The settlement period will be hourly or less. Ancillary services that are capacity based will be settled based upon the generator's capacity purchased and actual energy associated with that capacity purchased. Ancillary services that are response-based will be settled on measurement and other criteria established by ERCOT, NERC, and the ISO.

2.10.3   MARKET DYNAMICS

MAGI's assets evaluated in this report include one existing plant representing 544 MW of capacity that participates in the ERCOT wholesale electricity market. Figure 2-41 illustrates the load and resource balance for ERCOT through the end of the study period. During the period of 1992-2000, peak demands have grown at an average annual rate of 4.5%. The ERCOT market is forecasted to grown at an annual compound rate of 2.7% from 2001 through 2020. A required system-wide reserve margin is assumed to be 15% as PA believes the market will mature and the required reserve margins will be lowered. The graph illustrates that approximately 38 GW of new generation is required to meet load growth and reserve margins. There are no significant capacity retirements anticipated in the near term.

Historical prices for ERCOT are presented in Appendix A.

2.10.4   TRANSMISSION SYSTEM

ERCOT is somewhat isolated electrically from the rest of the United States. There are two high voltage direct current interconnects with the Southwest Power Pool (SPP) (345 kV and 138 kV), with a total import/export capability of approximately 800 MW. This represents less than 2% of ERCOT's total installed capacity and, hence, does not have a significant impact on market prices.

Future ties to the WSCC and additional ties to SPP are not foreseen in the near future due to the lack of economic feasibility. The PUCT has established a Synchronous Interconnect Committee to evaluate the potential for synchronously interconnecting ERCOT with SPP. If ERCOT were to be synchronously interconnected with the SPP and WSCC in the future, the market for ERCOT resources would expand, as would the number of potential sellers. Figure 2-42 represents the major transmission lines (230 kV or higher) within and surrounding ERCOT.


                                   FIGURE 2-41
                         ERCOT LOAD AND RESOURCE BALANCE

                                     [GRAPH]


                                                                            2-48

                                   FIGURE 2-42
                   THE ERCOT HIGH VOLTAGE TRANSMISSION SYSTEM(1)

                                      [MAP]


     (1) ERCOT's major transmission lines (230 kV or higher).

The transmission pricing methodology established by the PUCT in 1996 is the basis for many current practices existing in ERCOT. Transmission service can either be planned or unplanned. Planned service is longer than thirty days in length and given to a specified load from designated resources. Unplanned service is less than thirty days in length and is given to a specified load and specified resource. Unplanned service is subject to the availability of surplus transmission capacity after planned service is allocated its required share.

All wholesale utilities in ERCOT are required to submit their annual planned transmission service applications to the ISO by October 1st of each year. The ISO uses these applications to calculate the next year's transmission cost of service. Seventy percent of the planned transmission service fee is based on the average of the load's peak for the four annual peak months. For example, if a load's four-month average peak is 5% of the ERCOT four-month average total, the load pays 5% of 70% of the total annual transmission cost. The total annual transmission cost is calculated by a standard formula determined by the PUCT. The other 30% of the planned transmission service fee is determined by a distance sensitive Vector Absolute Megawatt Mile method. The current pricing system results in a 70% postage-stamp charge and a 30% distance sensitive charge. The 70/30 method produces generation close to the load with a slight pricing advantage. ERCOT is moving toward the adoption of a 100% postage-stamp wholesale transmission tariff that will eliminate this advantage (other than for transmission losses). Unplanned transmission service prices are just $0.15/MWh and attributed as a scheduling fee to the ISO.

In 1995, the Texas Legislature passed Senate Bill 7, which deregulated the wholesale generation market. The PUCT revised its rules to incorporate the legislative changes. The PUCT rule changes called for an ISO to have three major areas of responsibility. The first area was the security operations of the bulk electric systems. The second was the facilitation of the efficient use of the electric transmission system by all market participants including administration of one ERCOT OASIS. The third area of ISO responsibility was the coordination of future transmission planning in ERCOT.

An industry task force devised a restructuring plan for ERCOT. After membership approval, implementation began on September 11, 1996, with market operations starting in January 1997. The authority and responsibilities of the ISO include:

o real-time system monitoring (i.e., spinning reserve, scheduled and actual net interchange, and critical transmission component loading)

o long-term system monitoring (i.e., control area planning, transmission clearance requests and generation overhaul schedules)

o response to system contingencies (i.e., line loading relief, load shedding, re-dispatch, and ordering emergency energy schedules)

o     administration of the ERCOT OASIS (i.e., calculations and updating ATC)

o     coordination of regional transmission planning

o transmission tariff administration, transmission reservation approval, ancillary service verification, energy transaction scheduling, and transaction accounting.


                                                                            2-49

2.10.5   PRICE FORECASTS FOR THE ERCOT REGION

A.       BASE CASE

This case models near-term fuel prices based on recent actual spot prices and futures prices through December 2003, decreasing linearly to the long-term consensus view by 2005. The prices decline rapidly through 2005 due to the assumed gas price decreases and the projected surplus capacity in ERCOT. Prices rebound and stabilize after 2006.

The all-in price represents a combined compensation for capacity and energy price (assuming a 100% load factor). The compensation for capacity contribution to the all-in price ranges between $1.30/MWh and $5.40/MWh.

The base case compensation for capacity, energy, and all-in market price forecasts are presented in Figure 2-43 and Table 2-12 for the ERCOT pricing area.


                                   FIGURE 2-43
                          ERCOT BASE CASE COMPENSATION
               FOR CAPACITY, ENERGY, AND ALL-IN PRICE FORECASTS(1)

                                     [GRAPH]


         (1) Results are expressed in real 2000 dollars.

-----------------------------------------------------------
                        TABLE 2-12
                ERCOT BASE CASE FORECASTS(1)
-----------------------------------------------------------

    YEAR        COMPENSATION       ENERGY        ALL-IN
                FOR CAPACITY       PRICE         PRICE
                 ($/KW-YR)        ($/MWH)       ($/MWH)
------------- ----------------- ------------- -------------
    2001           13.70           49.50         51.00
------------- ----------------- ------------- -------------
    2002           11.30           39.70         41.00
------------- ----------------- ------------- -------------
    2003           14.10           36.60         38.20
------------- ----------------- ------------- -------------
    2004           14.60           31.40         33.10
------------- ----------------- ------------- -------------
    2005           11.90           25.30         26.70
------------- ----------------- ------------- -------------
    2006           26.70           25.30         28.30
------------- ----------------- ------------- -------------
    2007           29.40           25.10         28.40
------------- ----------------- ------------- -------------
    2008           31.00           25.20         28.80
------------- ----------------- ------------- -------------
    2009           32.80           24.90         28.60
------------- ----------------- ------------- -------------
    2010           34.10           24.80         28.70
------------- ----------------- ------------- -------------
    2011           35.80           24.40         28.50
------------- ----------------- ------------- -------------
    2012           38.10           24.20         28.50
------------- ----------------- ------------- -------------
    2013           43.20           23.80         28.70
------------- ----------------- ------------- -------------
    2014           45.60           23.80         29.00
------------- ----------------- ------------- -------------
    2015           45.90           23.70         28.90
------------- ----------------- ------------- -------------
    2016           47.00           23.90         29.30
------------- ----------------- ------------- -------------
    2017           47.10           23.70         29.00
------------- ----------------- ------------- -------------
    2018           47.20           23.70         29.10
------------- ----------------- ------------- -------------
    2019           47.50           23.70         29.10
------------- ----------------- ------------- -------------
    2020           47.70           23.50         29.00
-----------------------------------------------------------
(1) Results are expressed in real 2000 dollars.
-----------------------------------------------------------

                                                                            2-50

B.       SENSITIVITY CASES ANALYSIS

The all-in prices for two of the sensitivity cases described in Section 2.2 are shown in Figure 2-44 and Table 2-13. All-in prices for the high fuel case do not experience the slight decrease in 2005 associated with the drop to consensus fuel in the base case. Since ERCOT relies on gas/oil for much of its generation, high fuel prices escalate the all-in prices to almost $20/MWh greater than the base case. The low fuel case results in an all-in price drop of approximately $2/MWh throughout the study period.

The greater effect of the high fuel case as compared to the low fuel case is largely due to the severity of the change in fuel prices. The high fuel case assumes an average 75% increase in gas prices over the study period compared to a 10% decrease for the low fuel case.


                                   FIGURE 2-44
                             ERCOT SENSITIVITY CASES
                         ALL-IN PRICE FORECASTS ($/MWH)

                                     [GRAPH]

            (1) Results are expressed in real 2000 dollars.

---------------------------------------------------------
                       TABLE 2-13
                ERCOT SENSITIVITY CASES
           ALL-IN PRICE FORECASTS(1) ($/MWH)
---------------------------------------------------------

                  BASE           HIGH           LOW
    YEAR          CASE           FUEL           FUEL
------------- -------------- -------------- -------------
    2001          51.00          51.00         46.30
------------- -------------- -------------- -------------
    2002          41.00          46.70         37.30
------------- -------------- -------------- -------------
    2003          38.20          46.60         34.70
------------- -------------- -------------- -------------
    2004          33.10          48.60         30.20
------------- -------------- -------------- -------------
    2005          26.70          48.80         24.50
------------- -------------- -------------- -------------
    2006          28.30          48.30         26.40
------------- -------------- -------------- -------------
    2007          28.40          47.50         26.50
------------- -------------- -------------- -------------
    2008          28.80          47.40         26.90
------------- -------------- -------------- -------------
    2009          28.60          45.90         26.70
------------- -------------- -------------- -------------
    2010          28.70          45.10         26.80
------------- -------------- -------------- -------------
    2011          28.50          44.70         26.60
------------- -------------- -------------- -------------
    2012          28.50          44.40         26.70
------------- -------------- -------------- -------------
    2013          28.70          45.60         26.70
------------- -------------- -------------- -------------
    2014          29.00          46.00         26.90
------------- -------------- -------------- -------------
    2015          28.90          45.60         26.90
------------- -------------- -------------- -------------
    2016          29.30          46.00          27.10
------------- -------------- -------------- -------------
    2017          29.00          45.50         27.00
------------- -------------- -------------- -------------
    2018          29.10          45.40         27.00
------------- -------------- -------------- -------------
    2019          29.10          45.30         27.00
------------- -------------- -------------- -------------
    2020          29.00          44.90         26.90
---------------------------------------------------------
(1) Results are expressed in real 2000 dollars.
---------------------------------------------------------

                                                                            2-51

2.10.6   DISPATCH CURVES

The dispatch curves for ERCOT for 2001 and 2010 are shown in Figure 2-45. The relative ranking of the Bosque plant is shown on the graphs.


                                   FIGURE 2-45
                     ERCOT DISPATCH CURVES FOR 2001 AND 2010

                                   [TWO GRAPHS]


                                                                            2-52

3. FORECASTING METHODOLOGY
-------------------------------------------------------------------------------


3.1       OVERVIEW OF THE PA VALUATION PROCESS

PA employs its proprietary market valuation process, MVP(SM), to estimate the value of electric generation units based upon the level of energy prices and their volatility. As shown in Figure 3-1, MVP(SM) is a three-step process. The first step is to conduct a "fundamental analysis" to examine how the LEVEL of prices responds to changes in the fundamental drivers of supply and demand.
The fundamental analysis is conducted with a production-cost model that provides insights into the basic market drivers: fuel prices, demand, entry, and exit. The second step utilizes the results of the fundamental analysis to derive a "REAL MARKET" price shape from the fundamental price levels. This step also characterizes the hourly volatility in the fundamental prices. The third step examines how the generation unit responds to those prices and derives value from operational decisions. Through the three-step process MVP(SM) integrates the fundamental and volatility approaches to create a better estimate of the value of a generating unit by accounting for volatility effects and changes in the fundamental drivers of electricity prices. Additional detail on the forecast methodology is provided in the next two sections. The fundamental analysis was prepared for MAGI's assets located in MAIN/ECAR and ERCOT (due to the contracts the units sell power under). The volatility analysis was prepared for MAGI's assets located in PJM, New York, NEPOOL and WSCC-California.

                                   FIGURE 3-1
                            MARKET VALUATION PROCESS

                                     [GRAPH]

                              FUNDAMENTAL ANALYSIS

o What is the average level of prices given the units in the market, fuel prices, future demand, and changes in technology?

                                   VOLATILITY

o    What is the likely pattern of electricity prices?
o    What is the likely pattern of fuel prices?

                                    DISPATCH

o Given the volatility in prices, how can plants respond to these prices and capture margins?


3.2       FUNDAMENTAL ANALYSIS

PA's fundamental model, which is a driver of the volatility model, forecasts hourly energy and annual capacity compensation prices.

o Energy prices are based upon the production-cost model where the hourly energy price is set to the marginal cost of the last unit dispatched in the given hour.

o Compensation for capacity represents the additional margin necessary to keep an economic amount of capacity in the market.

PA uses a detailed chronological production-costing model to simulate energy price formation in the market area of interest. This simulation of electric generation product sales and market prices requires PA to consider not only price formation in the market, but also the issues of market entry and exit of


                                                                          3-1
generation units. The process begins with a definition of the characteristics of the market. Market characteristics include the electric generating units currently in operation, their production efficiencies (including heat rate curves), a projection of plant additions (based, in part, on announcements and, in part, on an equilibrium evaluation of market price signals and new investments), consumer demand and load, and generation fuel prices.

PA determines the energy margin from the energy price analysis, price minus variable cost, attributable to each generating unit in the market. These margins, along with estimates of "going-forward costs" (fixed costs, such as fixed operation and maintenance (O&M), property taxes, employee benefits, and incremental capital expenditures), are used in PA's Capacity Market Simulation Model to predict the additional margins necessary to retain generation capacity in the market.

Compensation for capacity may take many forms. Payments could be in the form of a capacity price arising from a capacity market, a regulated payment fee, bilateral contracts, payments by the ISO for ancillary services, or in the form of prices above the marginal cost of the price-setting plant. Regardless of the form, in market equilibrium compensation for capacity will be set to retain the required generation capability available in the market. Ultimately, the sum of the compensation for capacity and the market price for energy will reflect what customers are willing to pay for reliability.

One would expect that price volatility would be higher in a market that does not provide a meaningful stream of revenue as a capacity payment. This is because the marginal plants (e.g., the last few generators needed to support reliability) would need to increase their bids above their costs in order to earn a sufficient margin when they are called upon to generate to cover their going-forward costs. In low load hours, however, there is an abundance of capacity present in the marketplace, and prices are more likely to be driven to short-run marginal cost.

3.3       VOLATILITY ANALYSIS

The volatility analysis takes into account the annual trend of prices (from a fundamental approach), and the patterns and fluctuations exhibited in the marketplace. This process is shown graphically in Figure 3-2.


MVP(SM) uses a real options approach to value electric generating capacity, thereby capturing the value of price volatility. An electric generating unit can be viewed as a strip of European call options on the spread between electricity prices and the variable

                                   FIGURE 3-2
                            COMPONENTS OF A PRICE TRAJECTORY

                                     [GRAPH]

                                   ANNUAL TREND

o    How do prices change, on average, with changes in fundamental drivers?
o    Comes from the fundamental analysis.

                                     STRUCTURE

o    What are the predictable patterns in prices?
o    Comes from statistical analysis of price data.

                                    FLUCTUATIONS

o    How does uncertainty manifest itself in prices?
o    Comes from traded options data.

                                                                 3-2
cost of production (which is largely fuel). However, unlike most option analyses, a generation unit does not have perfect flexibility to adjust to the price-cost spread. A generation unit may have costs that must be incurred to start up. A unit may also have constraints placed upon its operation that limit its ability to capture margins when the spread is positive (price is greater than variable cost) or avoid losses when the spread is negative (variable cost is greater than price). Hence, the third step of MVP(SM) focuses on the ability of a generation unit to capture margins, given its cost structure and constraints on operation.

The standard method for valuing the profitability of electric generating units uses discounted cash flows constructed from production-cost models. By simulating regional electricity operations, production-cost models weigh the fundamental drivers of market supply and demand, with detailed attention to supply. By aiming at cost, production-cost models can potentially miss the true target, price. Further, production-cost models may underestimate the volatility of electricity prices. This is illustrated by a comparison of historical prices from the spot market (Figure 3-3) with forecast prices from a production-cost model (Figure 3-4). Note that both the means and the variations of prices from the production-cost model are lower than the actual market for the same time period.


Electric generating units can respond to volatility in electricity prices by increasing output (and revenues) when market conditions are favorable and decreasing output (and costs) when market conditions are unfavorable. The consequence is that valuation methods based on production-cost modeling tend to underestimate the value of cycling (i.e., midmerit) and peaking electric generating units.

The steps used to capture the change in value create by volatility are as follows:

o The volatility in electric and fuel prices is first characterized. PA characterizes volatility by estimating a stochastic process that describes not only the uncertainty in prices, but also likely sequences (evolution) of prices. Stochastic processes are estimated from historical data on wholesale spot electricity and fuel markets. Observed volatilities from forward-price data, or estimated volatilities from option price data, are used when available.

o Annual average price levels of the stochastic processes are indexed to fuel price assumptions and production-cost price projections for energy and capacity.

o The natural gas and electricity price processes are simulated for the time horizon of interest. The generating units of interest are dispatched against these fuel and electricity price processes. The result is a calculation of annual energy market net revenues.

Different generating units have different capabilities of responding to electricity and fuel price volatility. Thus, the same price patterns for electricity and fuel may yield different option values for different generating units, depending on the operating costs and characteristics of the generating units. Those generating units with the greatest flexibility to respond to different market prices and that often set energy prices will have the highest option values, while those plants that never set energy prices have little or no ability to respond and will have virtually no option value.

                                   FIGURE 3-3
                            PJM HOURLY ENERGY PRICES
                                   SUMMER 1999

                                     [GRAPH]



                                   FIGURE 3-4
                                   PJM HOURLY
                      ENERGY PRICES, PRODUCTION-COST MODEL
                                   SUMMER 1999

                                    [GRAPH]




                                                                       3-3

4.        KEY ASSUMPTIONS
--------------------------------------------------------------------------------

4.1       INTRODUCTION

The key assumptions in this analysis are grouped into six categories: demand growth, fuel prices, NOx and SO(2) emissions costs, capacity additions and retirements, and financial parameters. These assumptions drive the fundamental model of energy prices and capacity compensation.

4.2       CAPACITY AND ENERGY FORECASTS

The projected average annual demand and energy growth for the period 2001 through 2020 is summarized in Table 4-1.

-------------------------------------------------------
                      TABLE 4-1
                   PROJECTED ANNUAL
                     GROWTH RATES
-------------------------------------------------------
    REGION                   DEMAND          ENERGY
----------------------- ---------------- --------------
     PJM                 1.4%            1.5%
----------------------- ---------------- --------------
     MAIN                1.4%            1.4%
----------------------- ---------------- --------------
     ECAR                1.7%            1.6%
----------------------- ---------------- --------------
   WSCC-CA               2.0%            1.8%
----------------------- ---------------- --------------
   New York              0.8%            0.9%
----------------------- ---------------- --------------
    NEPOOL               1.5%            1.5%
----------------------- ---------------- --------------
    ERCOT                2.7%            2.7%
--------------------------------------------------------------------------------


The hourly data for the analysis is based on a synthetic hourly load shape based on five years of actual hourly data (1992-1996) provided with the MULTISYM(TM) production-costing model to represent the native load requirements for each of the pricing areas. The annual demand and energy forecast values are applied to the native hourly load requirements to develop the forecasted hourly loads for each year of the analysis.

4.3       FUEL PRICES

All fuel types were analyzed on either a regional (natural gas and oil) or plant location (coal) basis in order to capture pricing variations among major delivery points. The forecast prices for each fuel includes the cost of transportation to the power plant site.

4.3.1     NATURAL GAS

The primary inputs into the analysis were forecasts from The Energy Information Administration (EIA), The Gas Research Institute (GRI), The WEFA Group (WEFA) and Standard and Poor's (S&P). Table 4-2 outlines the Henry Hub projection from each of the four source forecasts as well as the consensus forecast of natural gas prices at the Henry Hub.

                            ----------------------------------------------------------------
                                                       TABLE 4-2
                                       HENRY HUB PROJECTIONS (REAL 2000 $/MMBtu)
                            ----------------------------------------------------------------
                                                                                  AVERAGE
                                                                                  ANNUAL
                                                                                  GROWTH
                                              2000   2005   2010    2015   2020      RATE
                            --------------- ------- ------- ------ ------- ------ ----------
                            EIA               2.56    2.76   3.06    3.19   3.31    1.29%
                            --------------- ------- ------- ------ ------- ------ ----------
                            GRI               2.44    2.15   2.09    1.97   1.85   -1.37%
                            --------------- ------- ------- ------ ------- ------ ----------
                            WEFA              2.65    2.50   2.70    2.79   2.86    0.38%
                            --------------- ------- ------- ------ ------- ------ ----------
                            S&P               2.61    2.24   2.36    2.57   2.75    0.26%
                            --------------- ------- ------- ------ ------- ------ ----------
                            CONSENSUS         2.56    2.41   2.55    2.63   2.69    0.25%
                            --------------- ------- ------- ------ ------- ------ ----------


The projections above represent industry standard market information on long-run equilibrium price. The natural gas market can exhibit extended periods where supply and demand are not in balance and prices can fluctuate significantly. The recent unprecedented price levels indicate that the market is currently in just such a period of transition. Figure 4-1 shows historical gas prices for the Henry Hub for 1999 and 2000. Gas prices have increased substantially in recent months.


                                   FIGURE 4-1
                         HENRY HUB GAS PRICES 1999-2000

                                     [GRAPH]

                                                                            4-1

As a result of the recent gas price increase, PA has modeled near-term prices based on recent actual spot prices and futures prices through December 2003, decreasing linearly to the long-term consensus view in 2005. Table 4-3 displays the near-term price projection.


           --------------------------------------------------------

                                  TABLE 4-3
                  HENRY HUB PROJECTIONS USING NYMEX PRICES(1)
                             (REAL 2000 $/MMBtu)
           ------------------ -------------------------------------
                 YEAR                  HENRY HUB PROJECTION
           ------------------ -------------------------------------
                 2001                         4.81
           ------------------ -------------------------------------
                 2002                         4.19
           ------------------ -------------------------------------
                 2003                         3.84
           ------------------ -------------------------------------
                 2004                         3.13
           --------------------------------------------------------

           (1) Based on average  daily  closing  prices from 9/13/00
           to 12/12/00.
           --------------------------------------------------------


Regional prices throughout the United States were projected based on this consensus Henry Hub forecast. For all regions modeled, the delivered price is the sum of the Henry Hub projection, the projected regional basis differential, and other natural gas supply costs including all taxes.

A.        BASIS DIFFERENTIALS

The Henry Hub forecast is used as a basis for projecting regional market center prices. The Henry Hub forecast, plus the basis differential to a particular region, equals the commodity component of each region's natural gas forecast. Regional market prices for natural gas are based on this Henry Hub forecast and historic (1994-1999) and projected spot price differentials. Projected changes in the basis differentials are a result of increased integration of natural gas supply centers, changes in regional demand levels, and increased deliverability in some areas resulting from new pipeline construction.

B.  ADDITIONAL NATURAL GAS SUPPLY COSTS

In addition to the regional commodity cost, natural gas price inputs also include an additional liquidity premium designed to account for the fact that units are not necessarily located at a major trading hub. As a result, units are likely to pay some premium over prices available at major pipeline intersections. For all of the regions except California, this premium is expected to remain constant at $0.05/MMBtu ($2000) over the forecast horizon. In California, units are assumed to pay intrastate pipeline charges.(10) In addition, Southern California units are assumed to pay a transition charge of $0.08/MMBtu through 2004.

As electric industry deregulation pressures generators to reduce costs, new gas-fired applications will be located so as to minimize fuel costs. As a result, new capacity will have an incentive to locate on the interstate pipeline system in order to avoid both Local Distribution Company (LDC) charges and operating pressure concerns. Therefore, it is assumed that new plants will be sited to take advantage of direct connections to interstate pipeline systems. Existing units in the model are assumed to incur LDC charges. For all of the regions except California, the LDC charge is assumed to be $0.10/MMBtu in 2000 declining to $0.05/MMBtu by 2020. The LDC charge in Northern California is assumed to be $0.02/MMBtu and no LDC charge is included in Southern California. In addition, New York City units pay an additional tax on all natural gas consumed.

Some baseload gas-fired plants, however, may incur fixed costs to ensure firm natural gas supplies. The EIA projects that as industry restructuring increasingly puts pressure on generators to reduce costs, generating stations will rely on interruptible deliveries and will ensure fuel supplies by using oil as a backup fuel.(11) The total delivered price of natural gas in each market region is shown in Figure 4-2.

-----------------------------

(10) The Northern California intrastate pipeline charges are assumed to be $0.27/MMBtu in 2000 declining to $0.21/MMBtu by 2017. The Southern California intrastate pipeline charges are assumed to be $0.26/MMBtu in 2000, declining to $0.21/MMBtu by 2015.

(11) EIA, Challenges of Electric Power Industry Restructuring for Fuel Suppliers, September 1998, p. 65.

                                                                            4-2

                                FIGURE 4-2
                        DELIVERED NATURAL GAS PRICE
                              (2000 $/MMBtu)

                                  [GRAPH]

                                   [KEY]

NATURAL GAS PRICE SEASONALITY

Natural gas prices exhibit significant and predictable seasonal variation. Consumption increases in the winter as space heating demand increases and falls in the summer. Prices follow this pattern as well; the seasonal pattern is most striking in cold weather locations. Dispatch prices in the model reflect the seasonal effects based on 5-year historic price patterns exhibited at the regional market centers.

4.3.2     FUEL OIL

The fuel oil  forecast  methodology  is  described  below  for No. 2 Fuel
Oil and No. 6 Fuel Oil. Prices are developed based on a consensus of crude oil by major forecasters as presented in Table 4-4.(12) These widely used sources present a broad perspective on the potential changes in commodity fuel markets. Each forecast was equally weighted in an effort to arrive at an unbiased consensus projection of fuel prices.


------------------------------------------------------------------
                          TABLE 4-4
                 CRUDE OIL PRICE PROJECTIONS
                      (REAL 2000 $/bbl)
------------------------------------------------------------------
                                                         AVERAGE
                                                          ANNUAL
                                                          GROWTH
                  2000   2005    2010    2015    2020      RATE
--------------- ------- ------- ------- ------- ------- ----------
EIA              21.92   21.19   21.72   22.27   22.80     0.20%
--------------- ------- ------- ------- ------- ------- ----------

GRI              18.42   18.42   18.42   18.42   18.42     0.00%
--------------- ------- ------- ------- ------- ------- ----------

WEFA             24.22   18.74   18.84   19.80   20.81    -0.76%
--------------- ------- ------- ------- ------- ------- ----------

S&P              21.14   16.50   17.32   19.31   20.72    -0.10%
--------------- ------- ------- ------- ------- ------- ----------

CONSENSUS        21.42   18.71   19.07   19.95   20.68    -0.18%
--------------- ------- ------- ------- ------- ------- ----------


As is the case with natural gas, today's oil markets are in a period of transition as OPEC wrestles with its production targets. As a result, PA has modeled near-term prices to reflect recent actual oil prices and futures prices through December 2003, rather than the long-run equilibrium price. In this case, prices return to the long-run consensus in 2005. The near-term price projection is shown in Table 4-5.


                   -----------------------------------------------
                                     TABLE 4-5
                             CRUDE OIL PRICE PROJECTION
                                USING NYMEX PRICES(1)
                                 (REAL 2000 $/bbl)
                   -----------------------------------------------
                        YEAR              PRICE PROJECTION
                   ---------------- ------------------------------
                        2001                    29.73
                   ---------------- ------------------------------
                        2002                    25.72
                   ---------------- ------------------------------
                        2003                    23.56
                   ---------------- ------------------------------
                        2004                    21.13
                   -----------------------------------------------

                   (1) Based on average daily closing prices from
                   9/13/00 to 12/12/00.
                   -----------------------------------------------

-----------------------------

(12) The source forecasts are as follows: 2000 Annual Energy Outlook, EIA; 2000 Baseline Projection, GRI; 2000 Natural Gas Outlook, WEFA; Standard & Poor's World Energy Service U.S. Outlook, Fall-Winter 1999-2000.


                                                                         4-3

A.        NO. 2 FUEL OIL

Prices for No. 2 Fuel Oil were derived from EIA data on historical delivered-to-utility prices for the period 1994 through 1998, on a regional basis. Fuel costs are comprised of commodity costs and transportation costs. Each region in the analysis was assigned to a reference terminal. The commodity component is calculated by escalating the historic reference terminal prices at the escalation rate implicit in the crude oil forecast outlined in Tables 4-4 and 4-5.

Transportation costs are calculated as the 5-year average premium for delivered Fuel Oil in each region above the market center price for the terminal assigned to that region. This transportation cost is held fixed over the forecast horizon. This methodology captures both the commodity and transportation components of delivered costs. Representative final delivered prices for No. 2 Fuel Oil are shown in Figure 4-3.


                                 FIGURE 4-3
                            DELIVERED FO(2) PRICE
                               (2000 $/MMBtu)

                                   [GRAPH]

                                    [KEY]

B.        NO. 6 FUEL OIL

Prices for No. 6 Fuel Oil were derived using an identical methodology as that employed for No. 2 Fuel Oil prices. Because residual oil is so thinly traded, it is difficult to identify significant regional price premiums. As a result, all eastern regions were assigned to the New York Harbor reference terminal and all regions in WSCC were assigned to the U.S. West Coast reference terminal. As a result, commodity prices for all regions were based on 1% sulfur residual oil at New York Harbor and are therefore the same. Transportation costs for each region, however, do vary.

The transportation costs for each region were based on an analysis of historic New York Harbor prices and delivered residual oil at electric generating stations in the region. Transportation costs equal the 5-year average premium for delivered No. 6 Fuel Oil in above the New York Harbor price. This transportation cost is held fixed over the forecast horizon. Final delivered prices for No. 6 Fuel Oil are shown in Figure 4-4.


                                   FIGURE 4-4
                               DELIVERED FO6 PRICE
                                 (2000 $/MMBtu)

                                     [GRAPH]


Price projections for lower sulfur oil products(13) were also calculated to generate model inputs for regions that have more stringent environmental regulations. The premium for lower sulfur products was derived from a comparison of historic price data.

4.3.3     COAL

PA developed a forecast of marginal delivered coal prices (in real 2000 dollars) for the period 2001 through 2020 on a unit-by-unit basis for electric generators in each region. Delivered coal prices were projected in two components: (1) coal prices at the mine and (2) transportation rates.


-----------------------------------------
(13) Includes 0.3% residual oil, low sulfur 2-oil, and jet fuel.


                                                                         4-4

Mine prices were projected with consideration of productivity increases and supply and demand economics. Real prices are expected to decrease over the forecast period for all of the major coal types. The rate of decrease varies based on specific considerations such as supply and expected depletion of reserves, market demand, and the sulfur content of the coals.

In general, prices for low sulfur coals decline the least, and prices for mid sulfur coals decline the most. Low and mid sulfur coals currently receive a price premium relative to high-sulfur coals based on their lower sulfur content. Higher SO(2) allowance prices are expected to reduce demand for mid-sulfur coals at un-scrubbed plants, which will reduce the price difference between mid and high sulfur coals over time.

Projected transportation rates are based on available delivery options at each plant for the coal types selected for each unit. Transportation modes include rail, barge, truck transportation, and conveyor transportation for mine mouth plants. Rates for different transportation modes in different regions of the country are projected to vary at different rates over time.

Table 4-6 depicts the estimated annual decrease in coal prices by coal-type (based on real prices).

              -----------------------------------------------
                                    TABLE 4-6
                            ESTIMATED ANNUAL DECREASE
                                 IN COAL PRICES
              -----------------------------------------------
                                       REAL ESCALATION RATE
                      COAL                  PER ANNUM
              ---------------------- ------------------------
              Eastern                    -0.4% to -1.0%
              ---------------------- ------------------------
              Illinois Basin             -0.4% to -1.5%
              ---------------------- ------------------------
              Western                    -0.4% to -0.7%
              ---------------------- ------------------------


4.4       SO(2)/Nox EMISSION COSTS

4.4.1     SULFUR DIOXIDE EMISSION COSTS

PA's forecast of SO(2) allowance prices is shown in Table 4-7. The price of SO(2) allowances starts at $165 per ton in 2001, and increases to $420 per ton by 2006, with the largest annual increase occurring in 2002.

-------------------------------------------
                 TABLE 4-7
       SO(2) COST CURVES (2000 $/TON)
----------------------- --------------------
         YEAR                   SO(2)
----------------------- --------------------
         2001                  $165
----------------------- --------------------
         2002                  $287
----------------------- --------------------
         2003                  $316
----------------------- --------------------
         2004                  $347
----------------------- --------------------
         2005                  $382
----------------------- --------------------
      2006-2020                $420
----------------------- --------------------




The relatively low current prices for SO(2) allowances (below our expected long-term value of allowances, on a discounted basis) reflects the accumulation of a large bank of SO(2) allowances, which resulted from over-compliance with Phase I of the Clean Air Act SO(2), and a number of political and regulatory uncertainties (including the outcome of the New Source Review litigation, the Supreme Court's ruling on EPA's proposed fine particulate regulations, and proposed regional haze regulations) that could reduce the value of SO(2) allowances. PA expects that the outcome of these uncertainties will be known by 2002. Assuming that these issues are resolved in a manner that essentially preserves the current market-based regulatory system for SO(2) (rather than moving toward command-and-control policies), and that additional regulations do not suppress SO(2) prices, PA would expect SO(2) allowance prices to increase substantially from 2001 to 2002.

The SO(2) allowance price trajectories for 2001 and 2003 to 2005 reflect PA's expectation that, since SO(2) allowances are relatively risky, they will generally escalate at a discount rate consistent with such risky investments. For this forecast, PA has assumed a 10% expected annual real rate of return on holding "banked" allowances during these periods, which produces our price trajectories for 2001 and 2003 to 2005.

                                                                       4-5

The real cost of SO(2) allowances is projected to plateau at $420 per ton for 2006 and later years. This price level is determined by the marginal cost of installing scrubbers at existing plants.(14) PA estimates that this price level will be reached in 2006 because the "bank" of SO(2) allowances will be almost fully depleted by 2006. (Only a small "bank" will remain, for transactional liquidity purposes.)

4.4.2     DEVELOPMENT OF NO(x) CONTROL COSTS AND EMISSION RATES

PA forecast NO(x) allowance prices for two regions: the Ozone Transport Region
(OTR) and the South Coast Air Quality Management District (SCAQMD). See Table
4-8.

----------------------------------------------------
                    TABLE 4-8
        NO(x) COST CURVES (REAL 2000 $/TON)
--------------------------- ------------------------
           YEAR                       NO(X)
--------------------------- ------------------------
OTR
--------------------------- ------------------------
           2001                       $1,000
--------------------------- ------------------------
           2002                       $1,000
--------------------------- ------------------------
        2003-2020                     $4,000
----------------------------------------------------
SCAQMD
--------------------------- ------------------------
           2000                      $85,382
--------------------------- ------------------------
           2001                      $87,278
--------------------------- ------------------------
           2002                      $28,459
--------------------------- ------------------------
           2003                      $26,409
--------------------------- ------------------------
           2004                      $25,566
--------------------------- ------------------------
           2005                      $25,031
--------------------------- ------------------------
           2006                      $15,090
--------------------------- ------------------------
           2007                      $13,680
--------------------------- ------------------------
           2008                      $13,680
--------------------------- ------------------------
           2009                      $13,680
--------------------------- ------------------------
           2010                      $13,680





A.        OTR

This forecast includes both an estimate of NO(x) compliance costs for units in the Ozone Transport Region (OTR) for 2001-2002, and an estimate of the NO(x) control costs for all of the units affected by EPA's NO(x) State Implementation Plan (SIP) Call from 2003 forward. The NO(x) allowance price forecast begins at the 2001 ozone season(15) price, which is approximately $1,000/ton (see
Table 4-8). The price is expected to remain at $1,000/ton in 2002, and then rise to approximately $4,000/ton in 2003 as the tighter NO(x) regulations proposed in the SIP call go into effect.

B.        SCAQMD

SCAQMD regulates equipment in the South Coast air basin that emit nitrogen oxide (NO(x)) and sulfur oxide (SO(x)) emissions through the Regional Clean Air Incentives Market (RECLAIM) program established by SCAQMD. The program mandates a cap on total emissions, provides targets emission levels for the regulated equipment, and allows for trading of emission credits. The relevance of this program to electricity prices is that it results in a variable cost associated with emission of NO(x) emissions from generating plants located in the South Coast air basin. This is the only portion of the WSCC in which such a program is in effect.(16)

Companies in the South Coast air basin (which includes Los Angeles and Orange counties and parts of Riverside and San Bernardino counties) emitting four or more tons per year of either NO(x) or SO(x) must participate in the program. Each company participating in the program receives a pre-determined number of RECLAIM trading credits (RTCs) . Facilities that reduce emissions beyond annual targets can sell excess credits to firms that cannot or choose not to meet their limits.

There is a liquid market for RTCs. Cantor Fitzgerald Environmental Brokerage Services maintains a Market Price Index(TM) of prices for various vintages of RTCs. These prices represent the best indication of future costs for NO(x) emissions. Table 4-8 presents selected vintage prices as of December 28, 2000. Prices were unusually high in 2000, primarily because of high demand for fossil-fired electricity generation.

-----------------------------

(14) This assumes a continuation of current regulations under the 1990 Clean Air Act Amendments. As noted above, some proposals under consideration by EPA (such as controls on fine particulates) could change these regulations.

(15) The ozone season, for purposes of assessing NOx costs, is defined as May 1 through September 30.

(16) New plants in all of California and in some other portions of the WSCC are required to purchase emission reduction credits (ERCs) as a part of the permitting process. These are fixed costs, so we did not model them in our MULTISYM analysis. They can be sold when the plant is retired, which may offset, or more than offset, the purchase price. Consequently, we also did not model ERCs in our Capacity Market Simulation Model analysis.


                                                                             4-6

PA used these prices for plants located in the South Coast air basin.(17)

4.5       HYDROELECTRIC UNITS

The hydroelectric plants are consolidated by utility and categorized as peaking or baseload. Similar to the thermal units, the maximum capacity for each unit was taken from the sources cited above for summer and winter capabilities. Monthly energy patterns were developed from the 1991-1999 EIA Forms 759, which contain monthly generation and (for pumped storage units) net inflows.

Hydroelectric capacity reflects approximately 38% of the total peak capacity for WSCC. Hydropower is different than most other types of capacity because most of the major hydro facilities are energy constrained. There is a limited amount of water that can be used for generation before either running out or reaching operational limits due to biologic, recreation, navigation, or other concerns. Energy constraints can limit the value of hydro facilities as a capacity source. To reflect the effect of energy constraints on peak capacity, the capacity for hydro units was derated in developing the compensation for capacity in our Capacity Compensation Simulation Model. The hydro units in California and the Northwest were derated 25% and all other hydro units in the WSCC were derated 20%.


4.6       CAPACITY ADDITIONS AND RETIREMENTS

It is necessary to assess the feasibility and timing of new capacity additions as well as the exit of uneconomic existing capacity. PA's proprietary modeling approach serves two purposes:

o First, it identifies generating units that are not able to recover their going-forward costs in the energy and capacity markets and are, therefore, at risk of abandoning the markets.

o Second, it provides a rational method for ascertaining the amount, timing, and type of capacity additions.

The transfer capabilities for the each region are shown in Figure 4-5. Capacity additions through 2003 are based on publicly announced or planned additions. The additions assumed in this analysis are shown in Table 4-9. These capacity additions are a best estimate of what units will be developed during this period. Actual additions may differ from those indicated. Cumulative capacity additions are shown in Figure 4-6.

From 2004 through 2020, PA's approach uses a financial model to assess the decision to add new capacity and to retire existing capacity. The approach to plant additions is based on a set of generic plant characteristics, financing assumptions, and economic parameters. This "add/retire" analysis is an iterative process performed simultaneously with the development of the energy price forecast and the projected compensation for capacity.

The methodology assesses the feasibility of annual capacity additions based on a Discounted Cash Flow (DCF) model using net energy revenues determined in the production-cost simulations and compensation for capacity determined from the Capacity Compensation Simulation approach. For each increment of new capacity, a "Go" or "No Go" decision is made based on whether the entrant would experience sufficient returns (developed in the DCF model) to merit entry. In addition, economic retirement decisions are made at each step in the iterative process based on the specific financial and operating characteristics of the existing plant.

Nuclear unit retirement assumptions are shown in Table 4-10. A nuclear units is retired at its license expiration date unless its economic performance results in early retirement. The only early retirement, Vermont Yankee in NEPOOL, which retires in 2006 rather than 2012 is identified in Table 4-10.

-----------------------------

(17) We did not model SO(x) costs because of the relatively low SO(x) emission rates from the gas-fired plants located in the South Coast air basin.

                                                                       4-7

                                   FIGURE 4-5
                           TRANSFER CAPABILITY(1) (MW)

                            PJM, NEW YORK, AND NEPOOL

                                     [GRAPH]


------------------------------------------------------------
   ABBREVIATION                    FULL NAME
------------------------------------------------------------
QUE                 Quebec
------------------------------------------------------------
NoSco               Nova Scotia
------------------------------------------------------------
ONT                 Ontario
------------------------------------------------------------
NEPOOL West         New England Power Pool West
------------------------------------------------------------
NEPOOL Maine        New England Power Pool East
------------------------------------------------------------
NEPOOL SE           New England Power Pool Southeast
------------------------------------------------------------
NYPP West           New York Power Pool West
------------------------------------------------------------
NYPP East           New York Power Pool East
------------------------------------------------------------
NYPP In-City        New York Power Pool In the City
------------------------------------------------------------
NYPP Long Is.       New York Power Pool Long Island
------------------------------------------------------------
PJM West            Pennsylvania, New Jersey, Maryland West
------------------------------------------------------------
PJM Cent.           Pennsylvania, New Jersey, Maryland
                    Central
------------------------------------------------------------
PJM East            Pennsylvania, New Jersey, Maryland East
------------------------------------------------------------
ECAR                East Central Area Reliability
------------------------------------------------------------
SERC                Southeastern Electric Reliability
                    Council
------------------------------------------------------------




                                      MAIN

                                     [GRAPH]


------------------------------------------------------------
  ABBREVIATION                   FULL NAME
------------------------------------------------------------
WIUM             Wisconsin Upper Michigan
------------------------------------------------------------
MAPus            Mid-Continent Area Power Pool United
                 States
------------------------------------------------------------
CECO             Commonwealth Edison Company
------------------------------------------------------------
AEP              American Electric Power Company
------------------------------------------------------------
EMO              Eastern Missouri
------------------------------------------------------------
SCIL             South Central Illinois
------------------------------------------------------------
CIN              Cinergy
------------------------------------------------------------
ENTR             Entergy
------------------------------------------------------------
SPP north        Southwest Power Pool North
------------------------------------------------------------
TEVA             Tennessee Valley Authority
------------------------------------------------------------
SIGE             Southern Illinois Gas and Electric
------------------------------------------------------------


(1) Capabilities represent Summer and (Winter) where applicable.

                                                          4-8

                           TRANSFER CAPABILITY(1) (MW)

                                      ECAR

                                     [GRAPH]


------------------------------------------------------------
   ABBREVIATION                    FULL NAME
------------------------------------------------------------
MAAC                Mid-Atlantic Area Council
------------------------------------------------------------
MECS                Michigan Electric Coordinated System
------------------------------------------------------------
CINERGY             Cinergy
------------------------------------------------------------
AEP                 American Electric Power Company
------------------------------------------------------------
APS                 Allegheny Power System
------------------------------------------------------------
MAIN                Mid-America Interconnected Network
------------------------------------------------------------
SIGE                Southern Illinois Gas and Electric
------------------------------------------------------------
SERC                Southeastern Electric Reliability
                    Council
------------------------------------------------------------


                                WSCC-CALIFORNIA(2)

                                     [GRAPH]


------------------------------------------------------------
  ABBREVIATION                   FULL NAME
------------------------------------------------------------
BC               British Columbia
------------------------------------------------------------
ALB              Alberta
------------------------------------------------------------
WNW              West Northwest
------------------------------------------------------------
ENW              East Northwest
------------------------------------------------------------
MT               Montana
------------------------------------------------------------
NoCA             Northern California
------------------------------------------------------------
SP               Sierra Pacific
------------------------------------------------------------
ID               Idaho
------------------------------------------------------------
WY               Wyoming
------------------------------------------------------------
SoNV             Southern Nevada
------------------------------------------------------------
UT               Utah
------------------------------------------------------------
CO               Colorado
------------------------------------------------------------
SoCA             Southern California
------------------------------------------------------------
CFE              Comision Federal de Electricidad
------------------------------------------------------------
AZ               Arizona
------------------------------------------------------------
NM               New Mexico
------------------------------------------------------------


(1) Capabilities represent Summer and (Winter) where applicable.

(2) Transfer capabilities shown have been adjusted for firm transmission related to the joint ownership of generation plants located in different pricing areas.


                                                                  4-9

                               TABLE 4-9
                     CAPACITY ADDITIONS, 2001-2003


------------------------------------------------------------
                                                    ON-
                                 SIZE     UNIT     LINE
    DEVELOPER (PLANT)            (MW)     TYPE     YEAR
------------------------------------------------------------
PJM CAPACITY ADDITIONS
------------------------------------------------------------
TM Power (Chesapeake 2)             177      CT      2001
------------------------------------------------------------
Williams (Hazleton)                 250      CC      2001
------------------------------------------------------------
AES (Ironwood)                      705      CC      2001
------------------------------------------------------------
PSEG (Kearney 1-4)                  164      GT      2001
------------------------------------------------------------
Conectiv (Hay Road)                 550      CC      2002
------------------------------------------------------------
PSEG (Bergen 2)                     546      CC      2002
------------------------------------------------------------
Orion (Liberty)                     520      CC      2002
------------------------------------------------------------
PSEG (Mantua Creek)                 800      CC      2002
------------------------------------------------------------
AES (Red Oak)                       816      CC      2002
------------------------------------------------------------
PSEG (Linden 1)                     601      CC      2003
------------------------------------------------------------
PSEG (Linden 2)                     601      CC      2003
------------------------------------------------------------
MAIN CAPACITY ADDITIONS
------------------------------------------------------------
Mid-American (Cordova)              500      CC      2001
------------------------------------------------------------
Primary En. (Ind. Harbor)            50      CT      2001
------------------------------------------------------------
Constellation (Univ. Park)          300      CC      2001
------------------------------------------------------------
Wisvest/SkyGen (Calumet)            300      CC      2001
------------------------------------------------------------
Primary (Whiting)                   525      CG      2001
------------------------------------------------------------
DENA (Lee County)                   640      CT      2001
------------------------------------------------------------
Reliant (Aurora)                    870      CT      2001
------------------------------------------------------------
LS Power (Kendall)                1,100      CC      2001
------------------------------------------------------------
Ameren (Petoka)                     234      CT      2001
------------------------------------------------------------
Ameren (Grand Tower)                326      CC      2001
------------------------------------------------------------
SkyGen (Rock Gen)                   450      CT      2001
------------------------------------------------------------
DENA (Audrain)                      640      CT      2001
------------------------------------------------------------
Constellation (Holland)             650      CC      2002
------------------------------------------------------------
Generic                             520      CC      2003
------------------------------------------------------------
ECAR CAPACITY ADDITIONS
------------------------------------------------------------
DPL (Phases 3 &4)                   320      CT      2001
------------------------------------------------------------
PG&E Gen. (Napoleon 1)               45      CT      2001
------------------------------------------------------------
First Energy (West Lorain 1)        425      CT      2001
------------------------------------------------------------
MAGI (Zeeland 1)                    300      CT      2001
------------------------------------------------------------
Enron (Calvert 1)                   509      CT      2001
------------------------------------------------------------
CMS Energy (Dearborn 2)             550      CC      2001
------------------------------------------------------------
Columbia (Ceredo 1)                 500      CT      2001
------------------------------------------------------------
PSEG (Waterford 1)                  165      CT      2002
------------------------------------------------------------
PSEG (Waterford 2)                  165      CT      2002
------------------------------------------------------------
PSEG (Waterford 3)                  165      CT      2002
------------------------------------------------------------
Kinder Morgan (Jackson 1)           550      CC      2002
------------------------------------------------------------
Dynegy (Riverside 1)                500      CT      2002
------------------------------------------------------------
PSEG (Lawrence 1)                   575      CC      2003
------------------------------------------------------------
PSEG (Lawrence 2)                   575      CC      2003
------------------------------------------------------------
PSEG (Waterford 1, convert 3
CTs to 1 CC) net cap. Add.          355      CC      2003
------------------------------------------------------------
Constellation (Wayne Cty)           300      CT      2002
------------------------------------------------------------
Generic                             520      CC      2003
------------------------------------------------------------
WSCC-CA CAPACITY ADDITIONS
------------------------------------------------------------
Calpine (Los Medanos)               500      CC      2001
------------------------------------------------------------
Calpine (Sutter)                    500      CC      2001
------------------------------------------------------------
PG&E (Lapaloma)                   1,048      CC      2001
------------------------------------------------------------
EME (Sunrise)                       320      CC      2001
------------------------------------------------------------
Calpine (Delta)                     880      CC      2002
------------------------------------------------------------
Duke (Moss Landing)                 990      CC      2002
------------------------------------------------------------
Constellation (High Desert)         700      CC      2003
------------------------------------------------------------
NEW YORK CAPACITY ADDITIONS
------------------------------------------------------------
NYPA (CT 1)                         260      CT      2001
------------------------------------------------------------
NYPA (CT 2)                         260      CT      2001
------------------------------------------------------------
PG&E (Athens)                     1,080      CC      2003
------------------------------------------------------------
Exelon (Heritage)                   800      CC      2003
------------------------------------------------------------
Exelon (Torne Valley)               800      CC      2003
------------------------------------------------------------
Generic                             345      CT      2003
------------------------------------------------------------
Generic                             345      CT      2003
------------------------------------------------------------
Generic                             345      CT      2003
------------------------------------------------------------
Generic                             520      CC      2003
------------------------------------------------------------
NEPOOL CAPACITY ADDITIONS
------------------------------------------------------------
Power Dev Corp (Milford)            544      CC      2001
------------------------------------------------------------
Calpine (Westbrook)                 540      CC      2001
------------------------------------------------------------
PG&E (Lake Road)                    792      CC      2001
------------------------------------------------------------
ANP (Blackstone)                    550      CC      2001
------------------------------------------------------------
PPL (Wallingford)                   250      CT      2001
------------------------------------------------------------
ANP (Bellingham)                    580      CC      2001
------------------------------------------------------------
Exelon (Fore River)                 750      CC      2002
------------------------------------------------------------
FPL (Rise)                          500      CC      2002
------------------------------------------------------------
AES (Londonderry)                   720      CC      2002
------------------------------------------------------------
Exelon (New Boston 3)                15      GT      2002
------------------------------------------------------------
PDC/EP (Meriden/Berlin)             520      CC      2002
------------------------------------------------------------
Exelon (Mystic 8)                   750      CC      2002
------------------------------------------------------------
Exelon (Mystic 9)                   750      CC      2002
------------------------------------------------------------
Con Ed (Newington)                  525      CT      2003
------------------------------------------------------------
Exelon (Medway Exp.)                450      CT      2003
------------------------------------------------------------
Generic                             520      CC      2003
------------------------------------------------------------
ERCOT CAPACITY ADDITIONS
------------------------------------------------------------
Tenaska (Gateway)                   845      CC      2001
------------------------------------------------------------
Reliant/Equistar (Channelview)      188      CC      2001
------------------------------------------------------------
Tractabel (Ennis)                   350      CC      2001
------------------------------------------------------------
Calpine (Lost Pines)                500      CC      2001
------------------------------------------------------------
Panda/PSEG (Wichita Falls)          500      CC      2001
------------------------------------------------------------
MAGI (Bosque 3)                     236      CC      2001
------------------------------------------------------------
ANP (Edinberg 1)                    500      CC      2001
------------------------------------------------------------
Panda/PSEG (Guadalupe 2)            500      CC      2001
------------------------------------------------------------
ANP (Hays 1)                      1,100      CC      2001
------------------------------------------------------------
CSW (Longview 1)                    450      CC      2001
------------------------------------------------------------
Calpine (Magic Valley 1)            700      CC      2001
------------------------------------------------------------
Panda/PSEG (Odessa 1)               500      CC      2001
------------------------------------------------------------
Panda/PSEG (Odessa 2)               500      CC      2001
------------------------------------------------------------
Reliant/Equistar (Channelview)      563      CC      2002
------------------------------------------------------------
AES (Wolf Hollow)                   750      CC      2002
------------------------------------------------------------



                                                               4-10

                                   FIGURE 4-6
                  CUMULATIVE CAPACITY ADDITIONS, 2001-2020 (MW)

                       PJM                               MAIN


                      [GRAPH]                           [GRAPH]






                      WSCC-CA                          NEW YORK

                      [GRAPH]                           [GRAPH]





                      NEPOOL                             ERCOT

                      [GRAPH]                           [GRAPH]



                                                               4-11

                            TABLE 4-10
                     NUCLEAR UNIT RETIREMENTS


-------------------------------------------------------
       UNIT NAME           CAPACITY (MW)      YEAR(1)
-------------------------------------------------------
PJM
-------------------------------------------------------
Oyster Creek 1                    619          2009
-------------------------------------------------------
Peach Bottom 3                  1,093          2013
-------------------------------------------------------
Three Mile 1                      786          2014
-------------------------------------------------------
Peach Bottom 2                  1,093          2014
-------------------------------------------------------
Salem 1                         1,106          2016
-------------------------------------------------------
Salem 2                         1,106          2020
-------------------------------------------------------
Susquehanna 1                   1,090          2022
-------------------------------------------------------
Calvert Cliffs 1                  835          2024
-------------------------------------------------------
Calvert Cliffs 2                  840          2024
-------------------------------------------------------
Susquehanna 2                   1,094          2024
-------------------------------------------------------
Hope Creek                      1,031          2026
-------------------------------------------------------
Limerick 1                      1,134          2024
-------------------------------------------------------
Limerick 2                      1,115          2029
-------------------------------------------------------
MAIN
-------------------------------------------------------
Dresden 2                         772          2009
-------------------------------------------------------
Point Beach 1                     505          2010
-------------------------------------------------------
Dresden 3                         773          2011
-------------------------------------------------------
Quad Cities 1                     577          2012
-------------------------------------------------------
Quad cities 2                     577          2012
-------------------------------------------------------
Kewaunee                          494          2013
-------------------------------------------------------
Point Beach 2                     495          2013
-------------------------------------------------------
LaSalle County 1                1,048          2022
-------------------------------------------------------
LaSalle County 2                1,048          2023
-------------------------------------------------------
Byron 1                         1,120          2024
-------------------------------------------------------
Callaway 1                      1,143          2024
-------------------------------------------------------
Braidwood 2                     1,090          2026
-------------------------------------------------------
Byron 2                         1,120          2026
-------------------------------------------------------
Clinton                           930          2026
-------------------------------------------------------
Braidwood 2                      1090          2027
-------------------------------------------------------
ECAR
-------------------------------------------------------
Palisades 1                       760          2007
-------------------------------------------------------
D C Cook 1                      1,000          2014
-------------------------------------------------------
Beaver Valley 1                   810          2016
-------------------------------------------------------
D C Cook 2                      1,060          2017
-------------------------------------------------------
Davis Besse 1                     873          2017
-------------------------------------------------------
Fermi 2                         1,098          2025
-------------------------------------------------------
Perry 1                         1,169          2026
-------------------------------------------------------
Beaver Valley 2                   820          2027
-------------------------------------------------------
WSCC-CA
-------------------------------------------------------
San Onofre 2                   1,070           2022
-------------------------------------------------------
San Onofre 3                   1,080           2022
-------------------------------------------------------
WNP 2                          1,170           2023
-------------------------------------------------------
Palo Verde 1                   1,256           2025
-------------------------------------------------------
Palo Verde 2                   1,256           2025
-------------------------------------------------------
Palo Verde 3                   1,263           2025
-------------------------------------------------------
Diablo Canyon 1                1,073           2025
-------------------------------------------------------
Diablo Canyon 2                1,087           2025
-------------------------------------------------------
NEW YORK
-------------------------------------------------------
Ginna 1                           499          2009
-------------------------------------------------------
Nine Mile 1                       619          2009
-------------------------------------------------------
Indian Point 2                    931          2013
-------------------------------------------------------
J A Fitzpatrick                   820          2014
-------------------------------------------------------
Indian Point 3                    970          2015
-------------------------------------------------------
Nine Mile 2                     1,142          2026
-------------------------------------------------------
NEPOOL
-------------------------------------------------------
Vermont Yankee(2)                 500          2006
-------------------------------------------------------
Pilgrim                           664          2012
-------------------------------------------------------
Millstone 2                       871          2015
-------------------------------------------------------
Millstone 3                     1,140          2025
-------------------------------------------------------
Seabrook 1                      1,162          2026
-------------------------------------------------------
ERCOT
-------------------------------------------------------
South Texas 1                   1,250          2027
-------------------------------------------------------
South Texas 2                   1,250          2028
-------------------------------------------------------
Comanche Peak 1                 1,150          2030
-------------------------------------------------------
Comanche Peak 2                 1,150          2033
-------------------------------------------------------


(1) Retirements occur on December 31 of year indicated.
(2) Economic retirement. License expiration is 2012.


                                                               4-12

4.7       FINANCIAL ASSUMPTIONS

4.7.1     GENERIC PLANT CHARACTERISTICS

The starting point for the DCF calculation is the generic unit-specific operating parameters for new combined cycle and combustion turbine units. The generic parameters and assumptions assumed in the model are shown in Tables 4-11 and 4-12. The first

                                     TABLE 4-11
                   NEW CC GENERATING CHARACTERISTICS (REAL 2000 $)


             ------------------------------------------------------------
                              CAPITAL        FIXED     VARIABLE
                              COST            O&M         O&M      SIZE
                                ($/KW)    ($/KW-YEAR)   ($/MWH)    (MW)
             ------------------------------------------------------------
              PJM                $590       $11.50       $2.00     520
             ------------------------------------------------------------
              MAIN/ECAR          $560       $10.50       $2.00     520
             ------------------------------------------------------------
              WSCC-CA            $650       $10.50       $2.00     520
             ------------------------------------------------------------
              New York           $610       $11.50       $2.00     520
             ------------------------------------------------------------
              NEPOOL             $610       $11.50       $2.00     520
             ------------------------------------------------------------
              ERCOT              $540       $10.50       $2.00     520
             ------------------------------------------------------------



                           TABLE 4-12
         NEW CT GENERATING CHARACTERISTICS (REAL 2000 $)


   ------------------------------------------------------------
                      CAPITAL      FIXED      VARIABLE   SIZE
                       COST         O&M          O&M
                      ($/KW)    ($/KW-YEAR)    ($/MWH)   (MW)
   ------------------------------------------------------------
   PJM                 $410        $6.00        $5.00     345
   ------------------------------------------------------------
   MAIN/ECAR           $380        $5.50        $5.00     345
   ------------------------------------------------------------
   WSCC-CA             $475        $5.50        $5.00     345
   ------------------------------------------------------------
   NEW YORK            $430        $6.00        $5.00     345
   ------------------------------------------------------------
   NEPOOL              $430        $6.00        $5.00     345
   ------------------------------------------------------------
   ERCOT               $370        $5.50        $5.00     345
   ------------------------------------------------------------



                                   TABLE 4-13
                   FULL LOAD HEAT RATE IMPROVEMENT (BTU/KWH)(1)


--------------------------------------------------------------------------------------------
                        2001-2003     2004-2008     2009-2013    2014-2018       2019+
--------------------------------------------------------------------------------------------
Combined Cycle             6,700         6,566         6,435        6,306         6,180
--------------------------------------------------------------------------------------------

Combustion Turbine     10,400 (W)    10,192 (W)      9,988 (W)     9,788 (W)    9,593 (W)
                       10,700 (S)    10,487 (S)    10,427 (S)    10,070 (S)     9,871 (S)
--------------------------------------------------------------------------------------------


(1) Degradation of 2% for CC units and 3% for CT units was assumed (not included in numbers shown).

(W) = winter, (S) = summer



year in which new generic capacity can be added to the model is 2004. Capital costs are assumed to decrease at 1% per annum (real 2000 dollars). Table 4-13 indicates the assumed schedule and effect of technology improvement on new unit heat rates.

4.7.2     OTHER EXPENSES

Information on fixed costs, depreciation and taxes is also developed and incorporated within the DCF analysis to determine the economic viability of the new unit additions. Environmental costs and overhaul expenses are not included, due to expectations that such expenses would be minimal in early years of operation.

o    Property taxes are assumed to be 1% to 2% of the initial capital costs.

o Depreciation of the initial all-in cost of the new additions is based on a standard 20-year Modified Accelerated Cost Recovery System (MACRS) (150 DB) with mid-year convention.

4.7.3     ECONOMIC AND FINANCIAL ASSUMPTIONS

o Minimum internal rate of return is assumed to be 13.5%.

o Financing assumptions are assumed to be 60% debt and 40% equity for combined cycle units, and 50% debt and 50% equity for combustion turbine units.

o Debt interest rate is assumed to be 9.1%. Debt terms and project lives are 20 years with mortgage-style amortization for combined cycle units and 15 years for combustion turbine units.


                                                                       4-13

APPENDIX A:       HISTORICAL AND PROJECTED ENERGY PRICES
--------------------------------------------------------------------------------

Figure A-1 shows historical energy prices for all regions while Table A-1 shows the monthly electricity price forwards used in the volatility forecasts for the PJM, WSCC-California, New York, and NEPOOL regions.


                                   FIGURE A-1
                      HISTORICAL ENERGY PRICES (REAL 2000$)


                        PJM                           MAIN COMED

                      [GRAPH]                           [GRAPH]





                    MAIN WIUM                        WSCC-CALIFORNIA

                      [GRAPH]                           [GRAPH]




                      NY EAST                           NEPOOL

                      [GRAPH]                           [GRAPH]





                                         ERCOT

                                        [GRAPH]

                                 TABLE A-1
         MONTHLY ELECTRICITY PRICE FORWARDS FOR 2001-2003 ($/MWH)


----------------------------------------------------------------------------
                                  WSCC-
                               CALIFORNIA
                   PJM           (NP15)         NEW YORK        NEPOOL
----------------------------------------------------------------------------
   1/1/01         51.29           94.06           56.27          57.40
----------------------------------------------------------------------------
   2/1/01         51.29           68.61           52.59          55.13
----------------------------------------------------------------------------
   3/1/01         38.08           67.53           54.17          53.87
----------------------------------------------------------------------------
   4/1/01         41.29           72.89           46.84          46.28
----------------------------------------------------------------------------
   5/1/01         43.43           75.04           47.29          46.89
----------------------------------------------------------------------------
   6/1/01         59.86           88.00           58.93          58.93
----------------------------------------------------------------------------
   7/1/01         99.14          144.91           90.69          90.69
----------------------------------------------------------------------------
   8/1/01         99.14          158.51           90.69          90.69
----------------------------------------------------------------------------
   9/1/01         36.29          128.27           55.62          55.52
----------------------------------------------------------------------------
   10/1/01        40.46           78.83           55.62          55.52
----------------------------------------------------------------------------
   11/1/01        40.92           59.87           55.62          55.52
----------------------------------------------------------------------------
   12/1/01        43.17           62.33           55.62          55.52
----------------------------------------------------------------------------
   1/1/02         42.37           48.17           48.28          48.83
----------------------------------------------------------------------------
   2/1/02         42.00           43.70           44.34          46.87
----------------------------------------------------------------------------
   3/1/02         32.73           43.11           43.79          44.06
----------------------------------------------------------------------------
   4/1/02         33.79           43.83           38.15          37.94
----------------------------------------------------------------------------
   5/1/02         33.79           43.61           39.87          39.90
----------------------------------------------------------------------------
   6/1/02         53.43           47.66           70.00          47.15
----------------------------------------------------------------------------
   7/1/02         84.14           67.97           70.00          72.55
----------------------------------------------------------------------------
   8/1/02         84.14           86.41           62.75          72.55
----------------------------------------------------------------------------
   9/1/02         29.50           90.44           46.40          46.26
----------------------------------------------------------------------------
   10/1/02        32.58           95.39           50.61          46.26
----------------------------------------------------------------------------
   11/1/02        35.45           75.81           43.93          46.26
----------------------------------------------------------------------------
   12/1/02        38.51           63.14           44.01          46.26
----------------------------------------------------------------------------
   1/1/03         37.24           56.62           42.45          42.99
----------------------------------------------------------------------------
   2/1/03         33.02           42.34           39.44          41.63
----------------------------------------------------------------------------
   3/1/03         28.99           36.59           37.99          37.40
----------------------------------------------------------------------------
   4/1/03         26.02           41.25           33.95          33.88
----------------------------------------------------------------------------
   5/1/03         28.12           35.67           36.27          36.44
----------------------------------------------------------------------------
   6/1/03         42.57           42.52           50.00          44.37
----------------------------------------------------------------------------
   7/1/03         60.61           52.83           50.00          43.03
----------------------------------------------------------------------------
   8/1/03         60.61           69.10           43.65          41.94
----------------------------------------------------------------------------
   9/1/03         28.56           82.80           43.56          43.13
----------------------------------------------------------------------------
   10/1/03        30.33           87.19           46.04          46.97
----------------------------------------------------------------------------
   11/1/03        31.51           83.70           40.83          40.75
----------------------------------------------------------------------------
   12/1/03        33.68           61.82           39.80          39.67
----------------------------------------------------------------------------


 Source: Palo Verde Forwards and PA estimations.

                                                                        A-2